Exhibit 10.1

Execution Copy

CREDIT AGREEMENT

DATED AS OF JANUARY 24, 2005

by and among

RESOLUTION PERFORMANCE PRODUCTS INC.,

RESOLUTION PERFORMANCE PRODUCTS LLC,

and

RESOLUTION EUROPE B.V.

and

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as US Agent, US L/C Issuer, Collateral Agent and a US Lender

and

GE LEVERAGED LOANS LIMITED,

as Netherlands Agent, Netherlands L/C Issuer, Netherlands Security Trustee and a Netherlands Lender

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders

and

GECC CAPITAL MARKETS GROUP, INC.

as Arranger

TABLE OF CONTENTS

Section 1.	AMOUNTS AND TERMS OF LOANS
1.1.	US Revolving Loans
1.2.	Netherlands Revolving Loans
1.3.	Interest and Applicable Margins
1.4.	Fees
1.5.	Payments
1.6.	Prepayments
1.7.	Maturity
1.8.	Borrowers Eligible US Accounts
1.9.	Eligible US Inventory
1.10.	Eligible US PPE
1.11.	Eligible Netherlands Accounts
1.12.	Omitted
1.13.	Loan Accounts
1.14.	Yield Protection; Illegality
1.15.	Taxes
1.16.	Borrower Representatives
1.17.	Currency Conversions
1.18.	Judgment Currency; Contractual Currency

Section 2.	AFFIRMATIVE COVENANTS
2.1.	Compliance with Laws and Contractual Obligations
2.2.	Insurance; Damage to or Destruction of Collateral
2.3.	Inspection; Lender Meeting
2.4.	Organizational Existence
2.5.	Environmental Matters
2.6.	Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases
2.7.	Conduct of Business
2.8.	Supplemental Disclosure
2.9.	Cash Management
2.10.	Netherlands Pledge of Accounts
2.11.	Further Assurances
2.12.	Spanish Security Agreement
2.13.	Ancillary Texas Buildings

Section 3.	NEGATIVE COVENANTS
3.1.	Indebtedness
3.2.	Liens and Related Matters
3.3.	Investments
3.4.	Contingent Obligations
3.5.	Restricted Payments
3.6.	Restriction on Fundamental Changes

3.7.	Disposal of Assets or Subsidiary Stock
3.8.	Transactions with Affiliates
3.9.	Conduct of Business
3.10.	Changes Relating to Indebtedness
3.11.	Fiscal Year
3.12.	Press Release; Public Offering Materials
3.13.	Omitted
3.14.	Bank Accounts
3.15.	Hazardous Materials
3.16.	Employee Matters
3.17.	Sale-Leasebacks
3.18.	Prepayments of Other Indebtedness; Interest Payments
3.19.	OFAC

Section 4.	FINANCIAL REPORTING
4.1.	Financial Statements and Other Reports
4.2.	Accounting Terms; Utilization of GAAP for Purposes of Calculations under Agreement

Section 5.	REPRESENTATIONS AND WARRANTIES
5.1.	Disclosure
5.2.	No Material Adverse Effect
5.3.	No Conflict
5.4.	Organization, Powers, Capitalization and Good Standing
5.5.	Financial Statements and Projections
5.6.	Intellectual Property
5.7.	Investigations, Audits, Etc.
5.8.	Employee Matters
5.9.	Solvency
5.10.	Litigation; Adverse Facts
5.11.	Use of Proceeds; Margin Regulations
5.12.	Ownership of Property; Liens
5.13.	Environmental Matters
5.14.	ERISA
5.15.	Brokers
5.16.	Deposit and Disbursement Accounts
5.17.	Agreements and Other Documents
5.18.	Insurance
5.19.	Credit Agreement Classification; Subordination
5.20.	Anti-Terrorism
5.21.	Omitted
5.22.	US Finance Corp
5.23.	Omitted
5.24.	Omitted
5.25.	Designated Senior Debt
5.26.	Taxes and Tax Returns

Section 6.	DEFAULT, RIGHTS AND REMEDIES
6.1.	Event of Default
6.2.	Suspension or Termination of Commitments
6.3.	Acceleration and other Remedies
6.4.	Performance by Applicable Agent, Collateral Agent and Netherlands Security Trustee
6.5.	Application of Proceeds

Section 7.	CONDITIONS TO LOANS
7.1.	Conditions to Initial Loans
7.2.	Conditions to All Loans

Section 8.	ASSIGNMENT AND PARTICIPATION
8.1.	Assignment and Participations
8.2.	Agents and Collateral Agent
8.3.	Set Off and Sharing of Payments
8.4.	Disbursement of Funds
8.5.	Disbursements of Advances; Payment
8.6.	Netherlands Agent as Netherlands Security Trustee
8.7.	Collateral Allocation Mechanism
8.8.	Parallel Debt

Section 9.	MISCELLANEOUS
9.1.	Indemnities
9.2.	Amendments and Waivers
9.3.	Notices
9.4.	Failure or Indulgence Not Waiver; Remedies Cumulative
9.5.	Marshaling; Payments Set Aside
9.6.	Severability
9.7.	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights
9.8.	Headings
9.9.	Applicable Law
9.10.	Successors and Assigns
9.11.	No Fiduciary Relationship; Limited Liability
9.12.	Construction
9.13.	Confidentiality
9.14.	CONSENT TO JURISDICTION
9.15.	WAIVER OF JURY TRIAL
9.16.	Survival of Warranties and Certain Agreements
9.17.	Entire Agreement
9.18.	Counterparts; Effectiveness
9.19.	Replacement of Lenders
9.20.	Delivery of Termination Statements and Mortgage Releases
9.21.	Mandatory Costs
9.22.	Subordination of Intercompany Debt
9.23.	Professional Market Party

Section 10.	US CROSS-GUARANTY
10.1.	US Cross-Guaranty
10.2.	Waivers by US Borrowers
10.3.	Benefit of Guaranty
10.4.	Postponement of Subrogation, Etc.
10.5.	Election of Remedies
10.6.	Limitation
10.7.	Contribution with Respect to US Guaranty Obligations
10.8.	Liability Cumulative

Section 11.	NETHERLANDS CROSS-GUARANTY
11.1.	Netherlands Cross-Guaranty
11.2.	Waivers by Netherlands Borrowers
11.3.	Benefit of Guaranty
11.4.	Postponement of Subrogation, Etc.
11.5.	Election of Remedies
11.6.	Limitation
11.7.	Contribution with Respect to Netherlands Guaranty Obligations
11.8.	Liability Cumulative

INDEX OF APPENDICES

Annexes
Annex A	-	Definitions
Annex B	-	Pro Rata Shares and Commitment Amounts
Annex C	-	Closing Checklist
Annex D	-	Pro Forma
Annex E	-	Lenders’ Bank Accounts

Exhibits
Exhibit 1.1(a)(i)	-	US Revolving Note
Exhibit 1.1(a)(ii)	-	Notice of US Revolving Credit Advance
Exhibit 1.1(c)	-	US Swing Line Note
Exhibit 1.1(d)	-	Request for Issuance of US Letter of Credit
Exhibit 1.2(a)(i)	-	Netherlands Revolving Note
Exhibit 1.2(a)(ii)	-	Notice of Netherlands Revolving Credit Advance
Exhibit 1.2 (c)	-	Request for Issuance of Netherlands Letter of Credit
Exhibit 1.3(e)	-	Notice of Conversion/Continuation
Exhibit 2.6(a)	-	Form of Landlord Agreement
Exhibit 2.6(b)	-	Form of Bailee Letter
Exhibit 2.6(c)	-	Form of Mortgagee Waiver
Exhibit 4.1(d)(i)	-	Form of US Borrowing Base Certificate
Exhibit 4.1(d)(ii)		Form of Netherlands Borrowing Base Certificate
Exhibit 4.1(k)	-	Compliance and Pricing Certificate
Exhibit 8.1	-	Assignment Agreement

Schedules
Schedule 1.11(n)(1)	-	Concentration Limits of Certain Account Debtors
Schedule 1.11(n)(2)	-	Certain Jurisdictions
Schedule 1.17(d)	-	Rate Calculation
Schedule 2.7	-	Corporate and Trade Names
Schedule 3.1(f)	-	Existing Indebtedness
Schedule 3.2	-	Liens
Schedule 3.3	-	Existing Investments
Schedule 3.4	-	Contingent Obligations
Schedule 3.8	-	Affiliate Transactions
Schedule 5.2	-	Operations
Schedule 5.4(a)	-	Jurisdictions of Organization and Qualifications
Schedule 5.4(b)	-	Capitalization
Schedule 5.6	-	Intellectual Property
Schedule 5.7	-	Investigations and Audits
Schedule 5.8	-	Employee Matters
Schedule 5.10	-	Litigation
Schedule 5.11	-	Use of Proceeds
Schedule 5.12	-	Real Estate
Schedule 5.13	-	Environmental Matters
Schedule 5.14(a)	-	ERISA
Schedule 5.16	-	Deposit and Disbursement Accounts
Schedule 5.17	-	Agreements and Other Documents
Schedule 5.18	-	Insurance

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of January 24, 2005, and entered into by and among RESOLUTION PERFORMANCE PRODUCTS INC., a Delaware corporation (“Holdings”), RESOLUTION PERFORMANCE PRODUCTS LLC, a Delaware limited liability company (“RPP USA”, and together with any other Credit Party (as defined herein) that is approved by the US Lenders to be a US Borrower hereunder, each, individually, a “US Borrower” and, collectively and jointly and severally, the “US Borrowers”), RESOLUTION EUROPE B.V., a company organized under the laws of The Netherlands (“Netherlands Op. Co.”, and together with any other Credit Party (as defined below) that is approved by the Netherlands Lenders to be a Netherlands Borrower hereunder, each, individually, a “Netherlands Borrower” and, collectively and jointly and severally, the “Netherlands Borrowers” and together with the US Borrowers, each individually a “Borrower” and collectively (but not jointly and severally) the “Borrowers”), the other persons designated as “Credit Parties” on the signature pages hereof, the financial institutions who are or hereafter become parties to this Agreement as Lenders, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity “GE Capital”), as a US Lender, as initial US L/C Issuer, as Collateral Agent and as US Agent, and GE LEVERAGED LOANS LIMITED, a company organized under the laws of England and Wales (in its individual capacity, “GE Netherlands”), as Netherlands Agent, Netherlands L/C Issuer, Netherlands Security Trustee and a Netherlands Lender.

R E C I T A L S:

WHEREAS, Borrowers desire that Lenders extend a revolving credit facility to Borrowers to refinance indebtedness of Borrowers under that certain Credit Agreement, dated as of November 14, 2000, as heretofore amended (the “Existing Credit Agreement”), among Holdings, RPP USA, US Finance Corp., Netherlands Op. Co., various lending institutions, Salomon Smith Barney Inc., as Syndication Agent, JP Morgan Chase Bank (formerly known as Morgan Guaranty Trust Company of New York), as Documentation Agent and Morgan Stanley Senior Funding, Inc., as Administrative Agent, Lead Arranger and Sole Book Manager to fund certain costs and expenses related to the transactions contemplated hereunder, to provide funds for, among other things, the Shell Buyback and Permitted Acquisitions, and to provide funds for Capital Expenditures, working capital and other general corporate purposes of Borrowers and their Subsidiaries; and

WHEREAS, Holdings is willing (a) to guaranty all of the US Obligations and to pledge to US Agent or the Collateral Agent, as applicable, for the benefit of US Agent and US Lenders, all of the Stock of its Domestic Subsidiaries and (b) to cause each of its Domestic Subsidiaries to guaranty the US Obligations and to pledge to US Agent or the Collateral Agent, as applicable, all of the Stock of each of its Domestic Subsidiaries and 66% of the Voting Stock and 100% of the Non-Voting Stock of each of its first-tier Foreign Subsidiaries; and

WHEREAS, Resolution Holdings B.V. (“Netherlands Holdings”) is willing to guaranty and to cause its Material Subsidiaries (other than Netherlands Op. Co.) to guaranty all of the Netherlands Obligations, to pledge to Netherlands Agent or the Netherlands Security Trustee, as applicable, for the benefit of the Netherlands Security Trustee, the Netherlands Agent and the

Netherlands Lenders, all of the Stock of their respective Material Subsidiaries, and to grant to the Netherlands Security Trustee, the Netherlands Agent and the Netherlands Lenders a charge over, lien or mortgage on or other security interest in, certain of their respective real and personal assets; and

WHEREAS, US Borrowers and Holdings desire to secure all of US Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to US Agent or the Collateral Agent, as applicable, for the benefit of US Agent and the US Lenders, a security interest in and lien upon substantially all of their personal property and certain real property; and

WHEREAS, Netherlands Borrowers desire to secure all of the Netherlands Obligations under the Loan Documents by granting to the Netherlands Security Trustee or the Netherlands Agent, as applicable, for the benefit of Netherlands Security Trustee, Netherlands Agent and the Netherlands Lenders, a charge over, lien or mortgage on or other security interest in, certain of their respective real and personal assets, including, without limitation, a first ranking Dutch law pledge over all Netherlands Borrowers’ Accounts; and

WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Holdings, Borrowers, the other Credit Parties party hereto, Lenders, US Agent, Collateral Agent, Netherlands Security Trustee and Netherlands Agent agree as follows:

SECTION 1.
AMOUNTS AND TERMS OF LOANS

1.1.                                                                              US Revolving Loans.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers and the other Credit Parties contained herein:

(a)                                  US Revolving Loan.

(i)                                     Each US Revolving Lender agrees, severally and not jointly, to make available to US Borrowers from time to time until the US Commitment Termination Date its Pro Rata Share of advances denominated in Dollars or Euros, as selected by the US Borrower Representative (each a “US Revolving Credit Advance”) requested by US Borrower Representative on behalf of any US Borrower hereunder; provided, however, that notwithstanding anything contained herein to the contrary, US Borrower Representative shall have no right to request US Revolving Credit Advances denominated in Euros unless and until US Borrower Representative has established the US Euro Disbursement Account. The Dollar Equivalent of the Pro Rata Share of the US Revolving Loan (including, without duplication, the US Swing Line Loan) of any US Revolving Lender shall not at any time exceed its separate US Revolving Loan Commitment. Moreover, the Dollar Equivalent of the US Revolving Loan (including, without duplication, the US Swing Line Loan) outstanding to any US Borrower shall not exceed at any time that US Borrower’s separate US Borrowing Base.  US Revolving Credit

Advances may be borrowed, repaid and reborrowed from time to time until the US Commitment Termination Date; provided, that the Dollar Equivalent of any US Revolving Credit Advance to be made at any time shall not exceed US Borrowing Availability at such time.  The US Revolving Loan shall be repaid in full on the US Commitment Termination Date.  Each US Borrower shall execute and deliver to each US Revolving Lender upon receipt of a request from such US Revolving Lender a note to evidence the US Revolving Loan Commitment of that US Revolving Lender.  Each such note shall be in the principal amount of the US Revolving Loan Commitment of the applicable US Revolving Lender denominated in Dollars, dated the date such requesting US Revolving Lender became a US Revolving Lender hereunder and substantially in the form of Exhibit 1.1(a)(i) (each as amended, modified, extended, substituted, or replaced from time to time, a “US Revolving Note” and, collectively, the “US Revolving Notes”).  Other than pursuant to Section 1.1(a)(ii), if at any time (x) the Dollar Equivalent of the principal amount of the outstanding US Revolving Loan (including, without duplication, the US Swing Line Loan) exceeds the lesser of the Aggregate US Borrowing Base or the US Revolving Loan Commitment, (y) the Dollar Equivalent of the principal amount of the outstanding US Revolving Loan of any US Borrower (including, without duplication, the US Swing Line Loans advanced to that US Borrower) exceeds that US Borrower’s separate US Borrowing Base or (z) the Dollar Equivalent of the principal amount of the outstanding US Revolving Loan (including, without duplication, the US Swing Line Loan) together with the Dollar Equivalent of the principal amount of the Netherlands Revolving Loan exceeds $150,000,000 (any such excess US Revolving Loan is herein referred to collectively as “US Overadvances”), (A) US Lenders shall not be obligated to make US Revolving Credit Advances, and (B) no additional US Letters of Credit shall be issued.  In the case of a US Overadvance (other than a US Overadvance permitted by Section 1.1(a)(ii)), the US Revolving Credit Advances must be repaid and US Letters of Credit shall be cash collateralized in Dollars or Euro, as applicable, in an amount sufficient to eliminate any such US Overadvance within 15 days following notice by US Agent to US Borrower Representative that such US Overadvance has occurred or will occur as a result of the imposition of Reserves or changes in the criteria set forth in Sections 1.8, 1.9 or 1.10 which make less credit available.  In all other cases such repayment or provision of cash collateral must occur immediately. All US Overadvances (other than a US Overadvance permitted by Section 1.1(a)(ii)), shall constitute US Index Rate Loans and shall bear interest at the Default Rate.  US Revolving Credit Advances which are to be made in Dollars as US Index Rate Loans may be requested in any amount with written notice prior to 1:00 p.m. (New York time) on the Business Day immediately prior to the Business Day on which the Loan is to be made for funding requests equal to or greater than $2,500,000.  For funding requests for such US Index Rate Loans less than $2,500,000, written notice must be provided by 1:00 p.m. (New York time) on the Business Day on which the Loan is to be made.  All requests for US Revolving Credit Advances that are to be made in Dollars as LIBOR Loans or that are to be made in Euro as EURO LIBOR Loans require at least three (3) Business Days’ prior written notice.  Written notices for funding requests shall be in the form attached as Exhibit 1.1(a)(ii) (“Notice of US Revolving Credit Advance”).  US Agent shall from time to time (and in any event, in the case of any EURO LIBOR Loans, on the Business Day which is three (3) Business Days prior to the last day of any applicable LIBOR Period) calculate the Dollar Equivalent of any US Revolving Credit Advance made, or US Letter of Credit issued, in Euros on that date for the purpose of ensuring that, after giving effect to such US Revolving Credit Advance or US Letter of Credit, the outstanding US

Revolving Loan does not exceed the lesser of the US Revolving Loan Commitment of all US Revolving Lenders or the Aggregate US Borrowing Base at that time.

(ii)                                  If US Borrower Representative on behalf of US Borrowers requests that US Revolving Lenders make, or permit to remain outstanding, any US Overadvances resulting from an excess over the Aggregate US Borrowing Base or any individual US Borrowing Base (but not any US Overadvance resulting from an excess over the US Revolving Loan Commitment or as described in clause (z) of the definition of US Overadvance), US Agent may, in its sole discretion, elect to make, or permit to remain outstanding, such US Overadvances; provided, however, that US Agent may not cause US Revolving Lenders to make, or permit to remain outstanding, aggregate US Overadvances in an aggregate Dollar Equivalent amount in excess of 5% of the US Revolving Loan Commitment.  If a US Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all US Revolving Lenders shall be bound to make, or permit to remain outstanding such US Overadvance based upon their Pro Rata Shares of the US Revolving Loan Commitment in accordance with the terms of this Agreement.  If a US Overadvance remains outstanding for more than ninety (90) days during any one hundred eighty (180) day period, the US Revolving Loan must be repaid immediately in an amount sufficient to eliminate all of such US Overadvances.  Any US Overadvance may be made as a US Swing Line Advance.

(b)                                 Omitted.

(c)                                  US Swing Line Facility.

(i)                                     US Agent shall notify the US Swing Line Lender upon US Agent’s receipt of any Notice of US Revolving Credit Advance.  Subject to the terms and conditions hereof, the US Swing Line Lender shall make available from time to time until the US Commitment Termination Date advances in Dollars (each, a “US Swing Line Advance”) in accordance with any such notice.  The provisions of this Section 1.1(c) shall not relieve US Revolving Lenders of their obligations to make US Revolving Credit Advances under Section 1.1(a); provided that if the US Swing Line Lender makes a US Swing Line Advance pursuant to any such notice, such US Swing Line Advance shall be in lieu of any US Revolving Credit Advance that otherwise may be made by US Revolving Lenders pursuant to such notice.  Except as provided in Section 1.1(a)(ii) above, (A) the aggregate amount of US Swing Line Advances outstanding shall not exceed at any time the lesser of (1)  the US Swing Line Commitment and (2) the Aggregate US Borrowing Base less outstanding US Revolving Credit Advances and the US Letter of Credit Obligations (“US Swing Line Availability”) and (B) the US Swing Line Loan outstanding to any US Borrower shall not exceed at any time the Dollar Equivalent of that US Borrower’s separate US Borrowing Base less outstanding US Revolving Credit Advances and the US Letter of Credit Obligations outstanding to or opened for the account of such US Borrower.  Until the US Commitment Termination Date, US Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(c).  Each US Swing Line Advance shall be made pursuant to a Notice of US Revolving Credit Advance delivered by the US Borrower Representative on behalf of the applicable US Borrower to US Agent in accordance with Section 1.1(a).  Unless the US Swing Line Lender has received at least one (1) Business Day’s prior written notice from Requisite Lenders instructing it not to make a US Swing Line Advance, the US Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 7.2, be entitled to fund that US Swing Line Advance, and to have each US Revolving Lender make US Revolving Credit Advances in accordance with Section 1.1(c)(iii) or purchase participating interests in accordance with Section 1.1(c)(iv).  Notwithstanding any other provision of this Agreement or the other Loan Documents, the US Swing Line Loan shall constitute a US Index Rate Loan.  US Borrowers shall repay the aggregate outstanding principal amount of the US Swing Line Loan upon demand therefor by US Agent. The entire unpaid balance of the US Swing Line Loan and all other noncontingent US Obligations shall be immediately due and payable in full in immediately available funds on the US Commitment Termination Date if not sooner paid in full.

(ii)                                  Each US Borrower shall execute and deliver to the US Swing Line Lender a promissory note to evidence the US Swing Line Commitment.  Each note shall be in the principal amount of the US Swing Line Commitment of the US Swing Line Lender, dated the date such US Swing Line Lender became a US Swing Line Lender hereunder and substantially in the form of Exhibit 1.1(c) (each as amended, modified, extended, substituted or replaced from time to time, a “US Swing Line Note” and, collectively the “US Swing Line Notes”).  Each US Swing Line Note shall represent the obligation of each US Borrower to pay the amount of the US Swing Line Commitment or, if less, the aggregate unpaid principal amount of all US Swing Line Advances made to such US Borrower together with interest thereon as prescribed in Section 1.3.

(iii)                               The US Swing Line Lender, at any time and from time to time in its sole and absolute discretion but no less frequently than once weekly, shall, on behalf of any US Borrower (and each US Borrower hereby irrevocably authorizes the US Swing Line Lender to so act on its behalf), request each US Revolving Lender (including the US Swing Line Lender) to make a US Revolving Credit Advance to each US Borrower (which shall be a US Index Rate Loan) in an amount equal to that US Revolving Lender’s Pro Rata Share of the amount of the applicable US Borrower’s US Swing Line Loan (the “US Refunded Swing Line Loan”) outstanding on the date such notice is given.  Unless any of the events described in Sections 6.1(f) and 6.1(g) has occurred (in which event the procedures of Section 1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a US Revolving Credit Advance are then satisfied, each US Revolving Lender shall disburse directly to US Agent its Pro Rata Share of a US Revolving Credit Advance on behalf of the US Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given.  The proceeds of those US Revolving Credit Advances shall be immediately paid to the US Swing Line Lender and applied to repay the US Refunded Swing Line Loan of the applicable US Borrower.

(iv)                              If, prior to refunding a US Swing Line Loan with a US Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Sections 6.1(f) or 6.1(g) has occurred, then, subject to the provisions of Section 1.1(c)(v) below, each US Revolving Lender shall, on the date such US Revolving Credit Advance was to have been made for the benefit of any US Borrower, purchase from the US Swing Line Lender an undivided participation interest in the US Swing Line Loan outstanding to such US Borrower in an amount equal to its Pro Rata Share of such outstanding US Swing Line Loan.  Upon request, each US Revolving Lender shall promptly transfer to the US Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)                                 Each US Revolving Lender’s obligation to make US Revolving Credit Advances in accordance with Section 1.1(c)(iii) and to purchase participation interests in accordance with Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such US Revolving Lender may have against the US Swing Line Lender, any US Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any US Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  The US Swing Line Lender shall be entitled to recover, on demand, from each US Revolving Lender the amounts required to be funded by such US Revolving Lender pursuant to Sections 1.1(c)(iii) or 1.1(c)(iv), as the case may be.  If any US Revolving Lender does not make available such amounts to US Agent or the US Swing Line Lender, as applicable, the US Swing Line Lender shall be entitled to recover, on demand, such amount on demand from such US Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the US Index Rate thereafter.

(d)                                 US Letters of Credit.  The US Revolving Loan Commitment may, in addition to the US Revolving Credit Advances, be utilized, upon the request of US Borrower Representative on behalf of the applicable US Borrower, for the Issuance of US Letters of Credit denominated in Dollars or Euros.  Immediately upon the Issuance by a US L/C Issuer of a US Letter of Credit, and without further action on the part of US Agent or any of the US Lenders, each US Revolving Lender shall be deemed to have purchased from such US L/C Issuer a participation in such US Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such US Revolving Lender’s Pro Rata Share of the aggregate amount available to be drawn under such US Letter of Credit.  Except for US Overadvances permitted by Section 1.1(a)(ii), no US Letter of Credit shall be Issued whose Dollar Equivalent is in excess of US Borrowing Availability.

(i)                                     Maximum Amount.  The aggregate amount of US Letter of Credit Obligations with respect to all US Letters of Credit outstanding at any time to US Borrowers shall not exceed the Dollar Equivalent of $30,000,000 (“US L/C Sublimit”).

(ii)                                  Reimbursement. US Borrowers shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind (including for purposes of Section 10), to reimburse each US L/C Issuer on demand in immediately available funds in the Dollar Equivalent of the amount of such payment by such US L/C Issuer for any amounts paid by such US L/C Issuer with respect to a US Letter of Credit, including all reimbursement payments, Fees, Charges, costs and expenses paid by such US L/C Issuer.  US Borrowers hereby authorize and direct US Agent, at US Agent’s option, to debit the applicable US Borrower’s account (by increasing the outstanding principal balance of the US Revolving Credit Loan) in the Dollar Equivalent of the amount of any payment made by any US L/C Issuer with respect to any US Letter of Credit.  All amounts paid by any US L/C Issuer with respect to any US Letter of Credit that are not immediately repaid by US Borrowers with the proceeds of a US Revolving Credit Advance or otherwise shall bear interest at the interest rate applicable to US Revolving Credit Advances which are US Index Rate Loans plus, at the election of US Agent or Requisite US Lenders, an additional two percent (2.00%) per annum.

Each US Revolving Lender agrees to fund its Pro Rata Share of any US Revolving Credit Advance made pursuant to this Section 1.1(d)(ii).  In the event US Agent elects not to debit the applicable US Borrower’s account and US Borrowers fail to reimburse the US L/C Issuer in full on the date of any payment in respect of a US Letter of Credit, US Agent shall promptly notify each US Revolving Lender of the amount of such unreimbursed payment and the accrued interest thereon, and each US Revolving Lender, on the next Business Day prior to 3:00 p.m. (New York time), shall deliver to US Agent an amount equal to its Pro Rata Share thereof in same day funds.  Each US Revolving Lender hereby absolutely and unconditionally agrees to pay to each US L/C Issuer upon demand by such US L/C Issuer such US Revolving Lender’s Pro Rata Share of each payment made by such US L/C Issuer in respect of a US Letter of Credit not immediately reimbursed by US Borrowers or satisfied through a debit of US Borrowers’ account.  Each US Revolving Lender acknowledges and agrees that its obligations pursuant to this subsection in respect of US Letters of Credit are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any setoff, counterclaim, the occurrence or continuance of any Default or Event of Default or any failure by US Borrowers to satisfy any of the conditions set forth in Section 7.2.  If any US Revolving Lender fails to make available to the US L/C Issuer the amount of such US Revolving Lender’s Pro Rata Share of any payments made by the US L/C Issuer in respect of a US Letter of Credit as provided in this Section 1.1(d)(ii), the US L/C Issuer shall be entitled to recover such amount on demand from such US Revolving Lender together with interest at the US Index Rate.

(iii)                               Request for US Letters of Credit.  US Borrower Representative shall give US Agent and US L/C Issuer at least three (3) Business Days’ prior written notice specifying the date a US Letter of Credit is requested to be Issued, the amount and the name and address of the beneficiary of such US Letter of Credit, the name of the US Borrower for whose account such US Letter of Credit is to be Issued and a description of the transactions proposed to be supported thereby and whether such US Letter of Credit shall be denominated in Dollars or Euros.  Each request by US Borrower for the Issuance of a US Letter of Credit shall be in the form of Exhibit 1.1(d). If Agent informs US Borrower Representative that no US L/C Issuer can Issue the requested US Letter of Credit directly, US Borrower Representative may request that a US L/C Issuer arrange for the Issuance of the requested US Letter of Credit under a risk participation agreement with another financial institution reasonably acceptable to US Agent, such US L/C Issuer and US Borrower Representative.  The Issuance of any US Letter of Credit under this Agreement shall be subject to the conditions that the US Letter of Credit is in a form, is for an amount and contains such terms and conditions as are reasonably satisfactory to the US L/C Issuer and, in the case of standby letters of credit, US Agent.  The initial notice requesting the Issuance of a US Letter of Credit shall be accompanied by the form of the US Letter of Credit and the Master Standby Agreement or Master Documentary Agreement, as applicable, and an application for a US Letter of Credit, if any, then required by the US L/C Issuer completed in a manner reasonably satisfactory to such US L/C Issuer.  If any provision of any application or reimbursement agreement is inconsistent with the terms of this Agreement, then the provisions of this Agreement, to the extent of such inconsistency, shall control.

(iv)                              Expiration Dates of US Letters of Credit.  The expiration date of each US Letter of Credit shall be on a date which is not later than the earlier of (a) one year from its date of Issuance or (b) the fifth (5th) day prior to the date set forth in clause (a) of the definition of the term US Commitment Termination Date. Notwithstanding the foregoing, a US

Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive one (1) year periods provided that the US L/C Issuer has the right to terminate such US Letter of Credit on each such annual expiration date and no renewal term may extend the term of the US Letter of Credit to a date that is later than the fifth (5th) day prior to the date set forth in clause (a) of the definition of the term US Commitment Termination Date.  The US L/C Issuer may elect not to renew any such US Letter of Credit and, upon direction by US Agent or Requisite US Lenders, shall not renew any such US Letter of Credit at any time during the continuance of an Event of Default, provided that, in the case of a direction by US Agent or Requisite US Lenders, the US L/C Issuer receives such directions prior to the date notice of non-renewal is required to be given by the US L/C Issuer and the US L/C Issuer has had a reasonable period of time to act on such notice.

(v)                                 Obligations Absolute.  The obligation of US Borrowers to reimburse the US L/C Issuer, US Agent and US Revolving Lenders for payments made in respect of US Letters of Credit issued by the US L/C Issuer shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (a) any lack of validity or enforceability of any US Letter of Credit; (b) any amendment or waiver of or any consent or departure from all or any of the provisions of any US Letter of Credit or any Loan Document; (c) the existence of any claim, set-off, defense or other right which US Borrowers, any of their Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any US Letter of Credit, US Agent, Collateral Agent, any US L/C Issuer, any US Revolving Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; (d) any draft or other document presented under any US Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) payment under any US Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such US Letter of Credit; or (f) any other act or omission to act or delay of any kind of any US L/C Issuer, US Agent, Collateral Agent, any US Revolving Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 1.1(d)(v), constitute a legal or equitable discharge of US Borrowers’ obligations hereunder.  However, the foregoing shall not be construed to excuse a US L/C Issuer from liability to any US Borrower to the extent of any direct damages (as opposed to consequential damages, with such US Borrower hereby waiving all claims for any consequential damages to the extent permitted by applicable law) suffered by such US Borrower for (a) any breach by a US L/C Issuer under the Master Standby Agreement or the Master Documentary Agreement or (b) any act (or any omission to act) of any US L/C Issuer to the extent found by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such US L/C Issuer.

(vi)                              Obligations of US L/C Issuers.  Each US L/C Issuer (other than GE Capital) hereby agrees that it will not Issue a US Letter of Credit hereunder until it has provided US Agent with written notice specifying the amount and intended Issuance date of such US Letter of Credit and US Agent has returned a written acknowledgment of such notice to US L/C Issuer.  Each US L/C Issuer (other than GE Capital) further agrees to provide to US Agent:  (a) a copy of each US Letter of Credit Issued by such US L/C Issuer promptly after its Issuance; (b) a weekly report summarizing available amounts under US Letters of Credit Issued by such

US L/C Issuer, the dates and amounts of any draws under such US Letters of Credit, the effective date of any increase or decrease in the face amount of any US Letters of Credit during such week and the amount of any unreimbursed draws under such US Letters of Credit; and (c) such additional information reasonably requested by US Agent from time to time with respect to the US Letters of Credit Issued by such US L/C Issuer.  Without limiting the generality of the foregoing, it is expressly understood and agreed by US Borrowers that the absolute and unconditional obligation of US Borrowers to US Agent and US Lenders hereunder to reimburse payments made under a US Letter of Credit will not be excused by the gross negligence or willful misconduct of the US L/C Issuer.  However, the foregoing shall not be construed to excuse any US L/C Issuer from liability to US Borrowers to the extent of any direct damages (as opposed to consequential damages, with US Borrowers hereby waiving all claims for any consequential damages to the extent permitted by applicable law) suffered by US Borrowers (a) for any breach by such US L/C Issuer under the Master Standby Agreement or the Master Documentary Agreement or (b) to the extent such damages are found by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such US L/C Issuer.

(e)                                  Funding Authorization.  (i) The proceeds of all US Revolving Loans denominated in Dollars made pursuant to this Agreement subsequent to the Closing Date are to be funded by US Agent by wire transfer to the account designated by US Borrower Representative below (the “US Disbursement Account”):

Bank:	Citibank NA
ABA No:	021000089
Bank Address:	New York, New York
Account No.:	30480009
Reference:	Resolution Performance Products LLC

(ii)                                  The proceeds of all US Revolving Loans denominated in Euros made pursuant to this Agreement are to be funded by US Agent by wire transfer to an account of US Borrower Representative established by US Borrower Representative with a bank acceptable to US Agent and notified by US Borrower Representative to US Agent in writing (the “US Euro Disbursement Account”).

US Borrower Representative shall provide US Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

(f)                                    In this Agreement whenever it is necessary to compare or add the outstanding balance of the US Revolving Loan or US Commitments, or any portion thereof, to the outstanding balance of the Netherlands Revolving Loans or Netherlands Commitments, or any portion thereof, such Revolving Loans and Commitments will be expressed in the Dollar Equivalent thereof.

1.2.                                                                              Netherlands Revolving Loans.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers and the other Credit Parties contained herein:

(a)  Netherlands Revolving Loans.

(i)                                     Each Netherlands Lender agrees, severally and not jointly, to make available to Netherlands Borrowers from time to time until the Netherlands Commitment Termination Date its Pro Rata Share of advances in Euro (each a “Netherlands Revolving Credit Advance”) requested by Netherlands Borrower Representative on behalf of any Netherlands Borrower hereunder. The Pro Rata Share of the Netherlands Revolving Loan of any Netherlands Lender shall not at any time exceed its separate Netherlands Commitment.  Moreover, the Netherlands Revolving Loan outstanding to any Netherlands Borrower shall not exceed at any time that Netherlands Borrower’s separate Netherlands Borrowing Base.  Netherlands Revolving Credit Advances may be borrowed, repaid and reborrowed from time to time until the Netherlands Commitment Termination Date; provided, that any Netherlands Revolving Credit Advance to be made at any time shall not exceed Netherlands Borrowing Availability at such time.  All Netherlands Revolving Loans shall be repaid in full on the Netherlands Commitment Termination Date.  Each Netherlands Borrower shall execute and deliver to each Netherlands Lender upon receipt of a request from such Netherlands Lender a promissory note to evidence the Netherlands Commitment of that Netherlands Lender.  Each such note shall be in the principal amount denominated in Euro of the Netherlands Commitment of the applicable Netherlands Lender, dated the date such requesting Netherlands Lender became a Netherlands Lender hereunder and substantially in the form of Exhibit 1.2(a)(i) (each as amended, modified, extended, substituted or replaced from time to time, a “Netherlands Revolving Note” and, collectively, the “Netherlands Revolving Notes”).  Other than pursuant to Section 1.2(a)(ii), if at any time (x) the Dollar Equivalent of the principal amount of the outstanding Netherlands Revolving Loan exceeds the lesser of the Aggregate Netherlands Borrowing Base or the Netherlands Commitments, (y) the Dollar Equivalent of the principal amount of the outstanding Netherlands Revolving Loan of any Netherlands Borrower exceeds that Netherlands Borrower’s separate Netherlands Borrowing Base or (z) the Dollar Equivalent of the principal amount of the Netherlands Revolving Loan together with the Dollar Equivalent of principal amount of the US Revolving Loan exceeds $150,000,000 (any such excess Netherlands Revolving Loan is herein referred to collectively as “Netherlands Overadvances”), (A) Netherlands Lenders shall not be obligated to make Netherlands Revolving Credit Advances, and (B) no additional Netherlands Letters of Credit shall be issued.  In the case of a Netherlands Overadvance (other than a Netherlands Overadvance permitted by Section 1.2(a)(ii)), the Netherlands Revolving Credit Advances must be repaid and Netherlands Letters of Credit shall be cash collateralized in Euro, in an amount sufficient to eliminate any such Netherlands Overadvance within 15 days following notice by Netherlands Agent to Netherlands Borrower Representative that such Netherlands Overadvance has occurred or will occur as a result of the imposition of Reserves or changes in the criteria set forth in Section 1.11 which make less credit available.  In all other cases such repayment or provision of cash collateral must occur immediately. All Netherlands Overadvances (other than a Netherlands Overadvance permitted by Section 1.2(a)(ii)), shall constitute Netherlands Base Rate Loans and shall bear interest at the Default Rate.  Netherlands Revolving Credit Advances which are to be made as Netherlands Base Rate Loans may be requested in any amount with at least one (1) Business Day prior written notice required for funding requests equal to or greater than €2,500,000.  For funding requests for such Netherlands Base Rate Loans less than €2,500,000, written notice must be provided by 4:00 p.m. (London time) on the Business Day immediately prior to the Business Day on which the Loan is to be made.  All requests for Netherlands Revolving Credit

Advances that are to be made as EURO LIBOR Loans require at least three (3) Business Days’ prior written notice.  Written notices for funding requests shall be in the form attached as Exhibit 1.2(a)(ii) (“Notice of Netherlands Revolving Credit Advance”).  Netherlands Agent shall from time to time (and in any event, in the case of any EURO LIBOR Loans, on the Business Day which is three (3) Business Days prior to the last day of any applicable LIBOR Period) calculate the Dollar Equivalent of any Netherlands Revolving Credit Advance made, or Netherlands Letter of Credit issued, in Euros on that date for the purpose of ensuring that, after giving effect to such Netherlands Revolving Credit Advance or Netherlands Letter of Credit, the outstanding Netherlands Revolving Loan does not exceed the lesser of the Netherlands Commitments of all Netherlands Lenders or the Aggregate Netherlands Borrowing Base at that time.

(ii)                                  If Netherlands Borrower Representative on behalf of Netherlands Borrowers requests that Netherlands Revolving Lenders make, or permit to remain outstanding, any Netherlands Overadvances resulting from an excess over the Aggregate Netherlands Borrowing Base or any individual Netherlands Borrowing Base (but not any Netherlands Overadvance resulting from an excess over the Netherlands Commitments or as described in clause (z) of the definition of Netherlands Overadvance), Netherlands Agent may, in its sole discretion, elect to make, or permit to remain outstanding, such Netherlands Overadvances; provided, however, that Netherlands Agent may not cause Netherlands Revolving Lenders to make, or permit to remain outstanding, aggregate Netherlands Overadvances in an aggregate Dollar Equivalent amount in excess of 5% of the Netherlands Commitment.  If a Netherlands Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Netherlands Revolving Lenders shall be bound to make, or permit to remain outstanding such Netherlands Overadvance based upon their Pro Rata Shares of the Netherlands Commitments in accordance with the terms of this Agreement.  If a Netherlands Overadvance remains outstanding for more than ninety (90) days during any one hundred eighty (180) day period, the Netherlands Revolving Loan must be repaid immediately in an amount sufficient to eliminate all of such Netherlands Overadvances.  Any Netherlands Overadvance may be made as a Netherlands Base Rate Loan.

(b)  So long as no Event of Default is continuing, Netherlands Op. Co. may, by written notice, on any Business Day (which notice must be received no later than 10:00 a.m. (London time) on such Business Day), request that the Netherlands Security Trustee transfer from one or more European Collection Accounts (as specified by Netherlands Op. Co.) an amount equal to the lesser of (i) Netherlands Borrowing Availability (after taking into account, as though credited to the Netherlands Obligations, for the purposes of this clause (i) any collected funds in such European Collection Accounts in Dollars or Euros that have not been transferred therefrom), and (ii) an amount which, when added to the closing balance in the Netherlands Disbursement Account and other disbursement accounts of Netherlands Credit Parties, equals the Dollar Equivalent of $5,000,000.  Such transfer shall not constitute a Revolving Credit Advance.  Netherlands Security Trustee shall instruct the depositary bank at which the applicable European Collection Account is maintained to make such transfer as of the opening of business on the immediately following Business Day unless such request exceeds the limit referred to above in this paragraph (b) or an Event of Default shall be continuing and Netherlands Agent or Netherlands Requisite Lenders shall have determined not to permit such transfer as a result thereof.  On each Business Day on which there is no Netherlands Revolving

Credit Advance outstanding, there is pending no notice of any Netherlands Revolving Credit Advance in respect of which the applicable Netherlands Revolving Credit Advance has not been made, there is no due and unpaid Netherlands Obligation and there is no unfulfilled requirement to provide cash collateral for a Netherlands Letter of Credit, Netherlands Security Trustee shall direct each depositary that is holding a European Collection Account to transfer to the Netherlands Disbursement Account all collected amounts in such European Collection Account. Prior to the establishment of the European Collection Accounts, Netherlands Borrowers shall have the rights and Netherlands Security Trustee shall have the obligations provided in this Section 1.2(b) with respect to  funds of the Netherlands Borrowers deposited in the applicable Interim Account if and to the extent that such  funds are specifically identified when deposited as funds of Netherlands Borrowers.

(c)  Netherlands Letters of Credit.  The Netherlands Commitment may, in addition to Netherlands Revolving Credit Advances, be utilized, upon the request of Netherlands Borrower Representative on behalf of the applicable Netherlands Borrower, for the Issuance of Netherlands Letters of Credit denominated in Euros.  Immediately upon the Issuance by a Netherlands L/C Issuer of a Netherlands Letter of Credit, and without further action on the part of Netherlands Agent or any of the Netherlands Lenders, each Netherlands Lender shall be deemed to have purchased from such Netherlands L/C Issuer a participation in such Netherlands Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such Netherlands Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Netherlands Letter of Credit.  Except for Netherlands Overadvances permitted by Section 1.2(a)(ii), no Netherlands Letter of Credit shall be issued in excess of Netherlands Borrowing Availability.

(i)                                     Maximum Amount.  The aggregate amount of Netherlands Letter of Credit Obligations with respect to all Netherlands Letters of Credit outstanding at any time to Netherlands Borrowers shall not exceed the Dollar Equivalent of $10,000,000 (“Netherlands L/C Sublimit”).  No Netherlands Letter of Credit shall be Issued such that on the date requested for Issue thereof the Netherlands Letter of Credit Obligations with respect to that proposed, and all other, Netherlands Letters of Credit outstanding or unreimbursed at that time, exceeds the Netherlands L/C Sublimit.

(ii)                                  Reimbursement.  Netherlands Borrowers shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind (including for purposes of Section 11), to reimburse any Netherlands L/C Issuer on demand in immediately available funds for any amounts paid by such Netherlands L/C Issuer with respect to a Netherlands Letter of Credit, including all reimbursement payments, Fees, Charges, costs and expenses paid by such Netherlands L/C Issuer.  Netherlands Borrowers hereby authorize and direct Netherlands Agent, at Netherlands Agent’s option, to debit Netherlands Borrowers’ account in Euro (by increasing the outstanding principal balance of the Netherlands Revolving Credit Advances) in the amount of any payment made by any Netherlands L/C Issuer with respect to any Netherlands Letter of Credit.  All amounts paid by any Netherlands L/C Issuer with respect to any Netherlands Letter of Credit that are not immediately repaid by Netherlands Borrowers with the proceeds of a Netherlands Revolving Credit Advance or otherwise shall bear interest at the interest rate applicable to Netherlands Base Rate Loans and at the election of Netherlands Agent or Requisite Netherlands Lenders, an

additional two percent (2.00%) per annum.  Each Netherlands Lender agrees to fund its Pro Rata Share of any Netherlands Revolving Loan made pursuant to this Section 1.2(c)(ii).  In the event Netherlands Agent elects not to debit Netherlands Borrowers’ account and Netherlands Borrowers fail to reimburse the Netherlands L/C Issuer in full on the date of any payment in respect of a Netherlands Letter of Credit, Netherlands Agent shall promptly notify each Netherlands Lender of the amount of such unreimbursed payment and the accrued interest thereon and each Netherlands Lender, on the next Business Day prior to 3:00 p.m. (London time), shall deliver to Netherlands Agent an amount equal to its Pro Rata Share thereof in same day funds.  Each Netherlands Lender hereby absolutely and unconditionally agrees to pay to the Netherlands L/C Issuer upon demand by the Netherlands L/C Issuer such Netherlands Lender’s Pro Rata Share of each payment made by the Netherlands L/C Issuer in respect of a Netherlands Letter of Credit and not immediately reimbursed by Netherlands Borrowers or satisfied through a debit of Netherlands Borrowers’ account in the currency in which such payment was made.  Each Netherlands Lender acknowledges and agrees that its obligations pursuant to this subsection in respect of Netherlands Letters of Credit are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any setoff, counterclaim, the occurrence or continuance of any Default or Event of Default or failure by Netherlands Borrowers to satisfy any of the conditions set forth in Section 7.2.  If any Netherlands Lender fails to make available to the Netherlands L/C Issuer the amount of such Netherlands Lender’s Pro Rata Share of any payments made by the Netherlands L/C Issuer in respect of a Letter of Credit as provided in this Section 1.2(c)(ii), the Netherlands L/C Issuer shall be entitled to recover such amount on demand from such Netherlands Lender together with interest at the rate applicable to Netherlands Base Rate Loans.

(iii)                               Request for Netherlands Letters of Credit.  Netherlands Borrower Representative shall give Netherlands Agent and Netherlands L/C Issuer at least three (3) Business Days’ prior written notice specifying the date a Netherlands Letter of Credit is requested to be Issued, the amount and the name and address of the beneficiary of such Netherlands Letter of Credit, the name of the Netherlands Borrower for whose account such Netherlands Letter of Credit is to be Issued and a description of the transactions proposed to be supported thereby.  Each request by Borrower for the Issuance of a Letter of Credit shall be in the form of Exhibit 1.2(c).  If Netherlands Agent informs Netherlands Borrower Representative that the Netherlands L/C Issuer cannot Issue the requested Netherlands Letter of Credit directly, Netherlands Borrower Representative may request that Netherlands L/C Issuer arrange for the Issuance of the requested Netherlands Letter of Credit under a risk participation agreement with another financial institution reasonably acceptable to Netherlands Agent, Netherlands L/C Issuer and Netherlands Borrower Representative.  The Issuance of any Netherlands Letter of Credit under this Agreement shall be subject to the conditions that the Netherlands Letter of Credit is in a form, is for an amount and contains such terms and conditions as are reasonably satisfactory to the Netherlands L/C Issuer and, in the case of standby letters of credit, Netherlands Agent.  The initial notice requesting the Issuance of a Netherlands Letter of Credit shall be accompanied by the form of the Netherlands Letter of Credit and the Master Standby Agreement or Master Documentary Agreement, as applicable, and an application for a letter of credit, if any, then required by the Netherlands L/C Issuer completed in a manner reasonably satisfactory to such Netherlands L/C Issuer.  If any provision of any application or reimbursement agreement is inconsistent with the terms of this Agreement, then the provisions of this Agreement, to the extent of such inconsistency, shall control.

(iv)                              Expiration Dates of Netherlands Letters of Credit.  The expiration date of each Netherlands Letter of Credit shall be on a date which is not later than the earlier of (a) one year from its date of Issuance or (b) the fifth (5th) day prior to the date set forth in clause (a) of the definition of the term Netherlands Commitment Termination Date. Notwithstanding the foregoing, a Netherlands Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive one (1) year periods provided that the Netherlands L/C Issuer has the right to terminate such Netherlands Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Netherlands Letter of Credit to a date that is later than the fifth (5th) day prior to the date set forth in clause (a) of the definition of the term Netherlands Commitment Termination Date.  The Netherlands L/C Issuer may elect not to renew any such Netherlands Letter of Credit and, upon direction by Requisite Netherlands Lenders, shall not renew any such Netherlands Letter of Credit at any time during the continuance of an Event of Default, provided that, in the case of a direction by Requisite Netherlands Lenders, the Netherlands L/C Issuer receives such directions prior to the date notice of non-renewal is required to be given by the Netherlands L/C Issuer and the Netherlands L/C Issuer has had a reasonable period of time to act on such notice.

(v)                                 Obligations Absolute.  The obligation of Netherlands Borrowers to reimburse the Netherlands L/C Issuer, Netherlands Agent and Netherlands Lenders for payments made in respect of Netherlands Letters of Credit issued by the Netherlands L/C Issuer shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (a) any lack of validity or enforceability of any Netherlands Letter of Credit; (b) any amendment or waiver of or any consent or departure from all or any of the provisions of any Netherlands Letter of Credit or any Loan Document; (c) the existence of any claim, set-off, defense or other right which Netherlands Borrowers, any of their Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any Netherlands Letter of Credit, Netherlands Agent, Netherlands Security Trustee, any Netherlands L/C Issuer, any Netherlands Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; (d) any draft or other document presented under any Netherlands Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) payment under any Netherlands Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Netherlands Letter of Credit; or (f) any other act or omission to act or delay of any kind of any Netherlands L/C Issuer, Netherlands Agent, Netherlands Security Trustee, any Netherlands Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 1.2(c)(v), constitute a legal or equitable discharge of Netherlands Borrowers’ obligations hereunder.  However, the foregoing shall not be construed to excuse a Netherlands L/C Issuer from liability to any Netherlands Borrower to the extent of any direct damages (as opposed to consequential damages, with such Netherlands Borrower hereby waiving all claims for any consequential damages to the extent permitted by applicable law) suffered by such Netherlands Borrower for (a) any breach by a Netherlands L/C Issuer under the Master Standby Agreement or the Master Documentary Agreement or (b) any act (or any omission to act) of any Netherlands L/C Issuer to the extent found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Netherlands L/C Issuer.

(vi)                              Obligations of Netherlands L/C Issuers.  Each Netherlands L/C Issuer hereby agrees that it will not Issue a Netherlands Letter of Credit hereunder until it has provided Netherlands Agent with written notice specifying the amount and intended Issuance date of such Netherlands Letter of Credit and Netherlands Agent has returned a written acknowledgment of such notice to Netherlands L/C Issuer.  Each Netherlands L/C Issuer further agrees to provide to Netherlands Agent:  (a) a copy of each Netherlands Letter of Credit Issued by such Netherlands L/C Issuer promptly after its Issuance; (b) a weekly report summarizing available amounts under Netherlands Letters of Credit Issued by such Netherlands L/C Issuer, the dates and amounts of any draws under such Netherlands Letters of Credit, the effective date of any increase or decrease in the face amount of any Netherlands Letters of Credit during such week and the amount of any unreimbursed draws under such Netherlands Letters of Credit; and (c) such additional information reasonably requested by Netherlands Agent from time to time with respect to the Netherlands Letters of Credit Issued by such Netherlands L/C Issuer.  Without limiting the generality of the foregoing, it is expressly understood and agreed by Netherlands Borrowers that the absolute and unconditional obligation of Netherlands Borrowers to Netherlands Agent and Netherlands Lenders hereunder to reimburse payments made under a Netherlands Letter of Credit will not be excused by the gross negligence or willful misconduct of the Netherlands L/C Issuer.  However, the foregoing shall not be construed to excuse any Netherlands L/C Issuer from liability to Netherlands Borrowers to the extent of any direct damages (as opposed to consequential damages, with Netherlands Borrowers hereby waiving all claims for any consequential damages to the extent permitted by applicable law) suffered by Netherlands Borrowers that are subject to indemnification under the Master Standby Agreement or the Master Documentary Agreement.

(d)  Funding Authorization.  The proceeds of all Netherlands Revolving Credit Advances made pursuant to this Agreement subsequent to the Closing Date are to be funded by Netherlands Agent by wire transfer to the account designated by Netherlands Borrower Representative below (the “Netherlands Disbursement Account”):

Bank:  Citibank London

Swift:  CITIGB2L

Account No.:  10266108

Reference:  Resolution Europe BV

Netherlands Borrower Representative shall provide Netherlands Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

(e)  In this Agreement whenever it is necessary to compare or add the outstanding balance of the Netherlands Revolving Loan or Netherlands Commitments, or any portion thereof, to the outstanding balance of the US Revolving Loans or the US Commitments or the Commitments, or any portion thereof, such Revolving Loans and Commitments will be expressed in the Dollar Equivalent thereof.

1.3.                                                                              Interest and Applicable Margins.

(a)                                  (i) Each US Borrower shall pay interest with respect to the US Revolving Credit Advances and Swing Line Loans made to it to US Agent for the ratable benefit of US Lenders, and (ii) each Netherlands Borrowers shall pay interest with respect to the Netherlands Revolving Advances made to it to Netherlands Agent for the ratable benefit of Netherlands Lenders, in accordance with the various Loans being made by each applicable Lender, in arrears on each applicable Interest Payment Date, at the following rates:  (A) with respect to the US Revolving Credit Advances which are designated as US Index Rate Loans (and for all other non-contingent, interest bearing US Obligations not otherwise set forth below), the US Index Rate plus the Applicable US Index Margin per annum; (B) with respect to US Revolving Credit Advances which are designated as LIBOR Loans, the applicable LIBOR Rate plus the Applicable LIBOR Margin per annum; (C) with respect to US Revolving Credit Advances which are designated as EURO LIBOR Loans, the applicable EURO LIBOR plus the Applicable EURO LIBOR Margin per annum, (D) with respect to Netherlands Revolving Credit Advances which are designated as EURO LIBOR Loans, the applicable EURO LIBOR plus the Applicable EURO LIBOR Margin per annum plus Mandatory Costs; (E) with respect to the Netherlands Revolving Credit Advances which are designated as Netherlands Base Rate Loans (and for all other noncontingent, interest bearing Netherlands Obligations not otherwise set forth above), the Netherlands Base Rate plus the Applicable Netherlands Base Rate Margin per annum and (F) with respect to US Swing Line Loans, the US Index Rate plus the Applicable US Index Margin per annum.

As of the Closing Date, the Applicable Margins are as follows:

Revolving Credit Facility Margins:

Applicable US Index Margin	1.50%
Applicable LIBOR Margin	2.50%
Applicable US L/C Margin	2.50%
Applicable Netherlands Base Rate Margin	2.50%
Applicable Netherlands L/C Margin	2.50%
Applicable EURO LIBOR Margin	2.50%

The Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by RPP USA’s and its Subsidiaries’ consolidated financial performance, commencing with the first day of the first calendar month that occurs more than one (1) day after delivery of RPP USA’s Financial Statements for the Fiscal Quarter ending June 30, 2005.  Adjustments in Applicable Margins will be determined by reference to the following grids.

If Fixed Charge Coverage Ratio is:	Level of Applicable Margins:
>1.25x	Level I
< 1.25x but > 1.00x	Level II
< 1.00x	Level III

	Applicable Margins
	Level I	Level II	Level III
Applicable LIBOR Margin	2.00%	2.25%	2.50%
Applicable US Index Margin	1.00%	1.25%	1.50%
Applicable US L/C Margin	2.00%	2.25%	2.50%
Applicable Netherlands L/C Margin	2.00%	2.25%	2.50%
Applicable Netherlands Base Rate Margin	2.00%	2.25%	2.50%
Applicable EURO LIBOR Margin	2.00%	2.25%	2.50%

All adjustments in the Applicable Margins after the adjustment in respect of the delivery of financial statements for the Fiscal Quarter ending June 30, 2005 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least one (1) day after the date of delivery to Lenders of the quarterly unaudited Financial Statements evidencing the need for an adjustment.  Concurrently with the delivery of those Financial Statements, US Borrower Representative shall deliver to US Agent and Netherlands Agent (for further delivery to Lenders) a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins.  Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required.  If any Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which all Events of Default are waived or cured.

(b)                                 If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. All Obligations for principal of and interest on a Loan in a particular currency shall be payable in such currency.

(c)                                  All computations of Fees calculated on a per annum basis and interest shall be made by the Applicable Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such Fees and interest are payable.  The US Index Rate and the Netherlands Base Rate are floating rates determined for each day.  Each determination by the Applicable Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrowers, absent manifest error.

(d)                                 So long as an Event of Default has occurred and is continuing under Section 6.1(a), (f) or (g) and without notice of any kind, or so long as any other Event of Default has occurred and is continuing and at the election of Applicable Agent (or upon the written request of the Requisite US Lenders or Requisite Netherlands Lenders, as applicable) confirmed by written notice from Applicable Agent to Applicable Borrower Representative, subject to applicable law, the interest rates applicable to the US Revolving Loan and/or the Netherlands Revolving Loan, as applicable, and the Letter of Credit Fees applicable to the US Letters of Credit and/or the Netherlands Letters of Credit, as applicable, shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder (the “Default Rate”), and all such outstanding non-contingent Obligations shall bear interest at the Default Rate applicable to such Obligations.  Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

(e)                                  Applicable Borrower Representative shall have the option to (i) request that any US Revolving Credit Advance denominated in Dollars be made as a LIBOR Loan or US Index Rate Loan, request that any US Revolving Credit Advance denominated in Euro be made as a EURO LIBOR Loan or request that any Netherlands Revolving Credit Advance be made as a Netherlands Base Rate Loan or a EURO LIBOR Loan, (ii) request that any US Revolving Credit Advance be made in Euro or Dollars, (iii) convert at any time all or any part of outstanding US Revolving Loans made in Dollars (other than the US Swing Line Loan) from US Index Rate Loans to LIBOR Loans, (iv) convert any LIBOR Loan to a US Index Rate Loan, subject to payment of the LIBOR Breakage Fee in accordance with Section 1.4(e) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, (v) convert any Netherlands Revolving Loan which is a EURO LIBOR Loan to a Netherlands Base Rate Loan, subject to payment of the EURO LIBOR Breakage Fee in accordance with Section 1.4(g) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto or convert any Netherlands Base Rate Loan to a EURO LIBOR Loan, (vi) continue all or any portion of any LIBOR Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued LIBOR Loan shall commence on the first day after the last day of the LIBOR Period of the LIBOR Loan to be continued or (vii) continue all or any portion of any EURO LIBOR Loan as a EURO LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued EURO LIBOR Loan shall commence on the first day after the last day of the LIBOR Period of the EURO LIBOR Loan to be continued.  Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan or EURO LIBOR Loan, as applicable, must be in a minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of such amount in the case of Loans made in Dollars and €2,000,000 and integral multiples of €1,000,000 in excess of such amount in the case of Loans made in Euro.  Any such election must be made by 1:00 p.m. (New York time) with respect to the US Revolving Loan and by 11:30 a.m. (London time) with respect to the Netherlands Revolving Loan on the 3rd Business Day prior to in the case of a LIBOR Loan or a EURO LIBOR Loan (1) the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR Rate or EURO LIBOR, as applicable, (2) the end of each LIBOR Period with respect to any LIBOR Loans or EURO LIBOR Loans, as applicable, to be continued as such, or (3) the date on which US Borrower Representative wishes to convert any US Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by such US Borrower Representative in such election or the date on which Netherlands Borrower Representative wishes to convert any Netherlands Revolving Loan which is a Netherlands Base Rate Loan to a EURO LIBOR Loan for a LIBOR Period

designated by such Netherlands Borrower Representative in such election.  If no election is received with respect to an existing LIBOR Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be converted to a US Index Rate Loan at the end of its LIBOR Period.  If no election is received with respect to an existing EURO LIBOR Loan by 1:00 p.m. (New York time) with respect to US Revolving Loans and 11:30 a.m. (London time) with respect to the Netherlands Revolving Loan, in each case, on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, that EURO LIBOR Loan shall be, in the case of a EURO LIBOR Loan of a Netherlands Borrower, converted into a Netherlands Base Rate Loan and, in the case of a EURO LIBOR Loan of a US Borrower, continued as a EURO LIBOR Loan with a one month EURO LIBOR Period.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.3(e).  No Loan shall be made, converted into or continued as a LIBOR Loan if an Event of Default has occurred and is continuing and Requisite Lenders have determined not to make or continue any Loan as a LIBOR Loan as a result thereof.  No Loan may be made as or converted into a LIBOR Loan or EURO LIBOR Loan (in each case, except pursuant to a LIBOR Period of one-week) until the earlier of (i)  45 days after the Closing Date or (ii) completion of “Primary Syndication” (as such term is defined in the GE Capital Fee Letter).

(f)                                    Notwithstanding anything to the contrary set forth in this Section 1.3, if a court of competent jurisdiction determines in a final order that any rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, such rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter such rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Applicable Agent is equal to the total interest that would have been received had such interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  Thereafter, such interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.3(a) through (e), unless and until any rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 1.3(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Applicable Agent shall, to the extent permitted by applicable law, promptly refund any excess to US Borrowers or Netherlands Borrowers, as the case may be, (unless an Event of Default is continuing, in which case such excess amount may be applied to the Obligations) or as such court of competent jurisdiction may otherwise order.

1.4.                                                                              Fees.

(a)                                  Fee Letter.  Borrowers shall pay to GE Capital or GE Netherlands, as applicable, individually, the Fees and expenses specified in that certain fee letter dated as of December 29, 2004 among RPP USA, Holdings, Netherlands Op. Co., GE Capital and GE Commercial Finance Limited (the “GE Global Fee Letter”), at the times specified for payment therein.

(b)                                 (i) Unused US Line Fee.  As additional compensation for the US Revolving Lenders, US Borrowers shall, jointly and severally, pay to US Agent, for the ratable benefit of such US Revolving Lenders, in arrears, on the first Business Day of each month prior to the US Commitment Termination Date and on the US Commitment Termination Date, a fee, calculated on the basis of a 360-day year, for US Borrowers’ non-use of available funds in an amount equal to (i) (A) at any time that the average for the preceding month (or partial month) of the Dollar Equivalent of the daily closing balance of the US Revolving Loan (including, without duplication, the US Swing Line Loan) was greater than or equal to 50% of the Dollar Equivalent of the US Revolving Loan Commitment of all US Lenders, one half of one percent (0.50%) per annum or (B) at any time that the average for the preceding month (or partial month) of the Dollar Equivalent of the daily closing balance of the US Revolving Loan (including, without duplication, the US Swing Line Loan) was less than 50% of the Dollar Equivalent of the US Revolving Loan Commitment of all US Lenders, three quarters of one percent (0.75%) per annum, in each case multiplied by (ii) the difference between (x) the Dollar Equivalent of the US Revolving Loan Commitment of all US Lenders (as it may be reduced from time to time) and (y) the average for the period of the Dollar Equivalent of the daily closing balances of the US Revolving Loan (including, without duplication, the US Swing Line Loan) outstanding during the period for which such Fee is due.

(ii)                                  Unused Netherlands Line Fee.  As additional compensation for the Netherlands Lenders, Netherlands Borrowers shall, jointly and severally, pay to Netherlands Agent, for the ratable benefit of such Netherlands Lenders, in arrears, on the first Business Day of each month prior to the Netherlands Commitment Termination Date and on the Netherlands Commitment Termination Date, a fee, calculated on the basis of a 360-day year, for Netherlands Borrowers’ non-use of available funds in an amount equal to (i) (A) at any time that the average for the preceding month (or partial month) of the daily closing balance of the Netherlands Revolving Loan was greater than or equal to 50% of the Netherlands Commitment of all Netherlands Lenders, one half of one percent (0.50%) per annum or (B) at any time that the average for the preceding month (or partial month) of the daily closing balance of the Netherlands Revolving Loan was less than 50% of the Netherlands Commitment of all Netherlands Lenders, three quarters of one percent (0.75%) per annum, in each case multiplied by (ii) the difference between (x) the Netherlands Commitment of all Netherlands Lenders (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the Netherlands Revolving Loan outstanding during the period for which such Fee is due.

(c)           Omitted.

(d)           Letter of Credit Fees.  (i)  US Borrowers, jointly and severally, agree to pay to US Agent for the benefit of US Revolving Lenders, as compensation to such US Revolving Lenders for US Letter of Credit Obligations incurred hereunder, (x) all out-of-pocket costs and expenses incurred by US Agent or any US Lender on account of such US Letter of Credit Obligations, and (y) for each month during which any US Letter of Credit Obligation shall remain outstanding, a fee (the “US Letter of Credit Fee”) in an amount equal to the average daily undrawn face amount of all US Letter of Credit Obligations outstanding during such month multiplied by a per annum rate equal to the Applicable US L/C Margin from time to time in effect.  Such fee shall be paid to US Agent for the benefit of the US Revolving Lenders in arrears, on the first Business Day of each month and on the US Commitment Termination Date. In addition US Borrowers, jointly and severally, agree to pay to each US L/C Issuer, on demand, such customary fees (including, without limitation, all per annum fees and a 0.125% per annum issuing fee), charges and out-of-pocket expenses of such US L/C Issuer in respect of the Issuance, negotiation, acceptance, amendment, transfer and payment of such US Letter of Credit or otherwise payable pursuant to the application and related documentation under which such US Letter of Credit is issued.

(ii)         Netherlands Borrowers, jointly and severally, agree to pay to Netherlands Agent for the benefit of Netherlands Lenders, as compensation to such Netherlands Lenders for Netherlands Letter of Credit Obligations incurred hereunder, (x) all out-of-pocket costs and expenses incurred by Netherlands Agent or any Netherlands Lender on account of such Netherlands Letter of Credit Obligations, and (y) for each month during which any Netherlands Letter of Credit Obligation shall remain outstanding, a fee (the “Netherlands Letter of Credit Fee”) in an amount equal to the average daily undrawn face amount of all Netherlands Letter of Credit Obligations outstanding during such month multiplied by a per annum rate equal to the Applicable Netherlands L/C Margin from time to time in effect.  Such fee shall be paid to Netherlands Agent for the benefit of the Netherlands Lenders in arrears, on the first Business Day of each month and on the Netherlands Commitment Termination Date. In addition Netherlands Borrowers, jointly and severally, agree to pay to each Netherlands L/C Issuer, on demand, such customary fees (including, without limitation, all per annum fees and a 0.125% per annum issuing fee), charges and out-of-pocket expenses of such Netherlands L/C Issuer in respect of the Issuance, negotiation, acceptance, amendment, transfer and payment of such Netherlands Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e)           LIBOR Breakage Fee.  Upon (i) any default by any US Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following the US Borrower Representative’s delivery to the US Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), US Borrowers shall pay to US Agent in Dollars, for the benefit of all US Lenders that funded or were prepared to fund any such LIBOR Loan, the LIBOR Breakage Fee (if any) actually incurred by such US Lender.

(f)            Omitted.

(g)           EURO LIBOR Breakage Fee.  Upon (i) any default by any Borrower in making any borrowing of, conversion into or continuation of any EURO LIBOR Loan following the Applicable Borrower Representative’s delivery to Applicable Agent of any EURO LIBOR Loan request in respect thereof or (ii) any payment of a EURO LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrowers shall pay to Applicable Agent in Euros, for the benefit of all US Lenders or Netherlands Lenders, as the case may be, that funded or were prepared to fund any such EURO LIBOR Loan, the EURO LIBOR Breakage Fee (if any) actually incurred by such Lender.

(h)           Expenses and Attorneys’ Fees.

(i)            US Borrowers agree to promptly pay all reasonable, documented out-of-pocket fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by US Agent and Collateral Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers.  US Borrowers agree to promptly pay all reasonable, documented out-of-pocket fees, charges, costs and expenses (including fees, charges, costs and expenses of attorneys, auditors (whether internal or external), appraisers, consultants and advisors) incurred by US Agent and Collateral Agent in connection with any amendment, waiver, consent with respect to the Loan Documents, Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from US Borrowers or any other US Credit Party.  In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from US Borrowers or any other US Credit Party, US Borrowers agree to promptly pay all reasonable, documented out-of-pocket fees, charges, costs and expenses incurred by US Lenders for one (1) counsel acting for all US Lenders other than US Agent.  All fees, charges, costs and expenses for which US Borrowers are responsible under this Section 1.4(h)(i) shall be deemed part of the US Borrowers’ Obligations when incurred, payable upon presentation of reasonable documentation of such amounts or summaries thereof and secured by the US Collateral.

(ii)           Netherlands Borrowers agree to promptly pay all reasonable, documented out-of-pocket fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses) together with any VAT thereon incurred by Netherlands Agent and Netherlands Security Trustee in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers. Netherlands Borrowers agree to promptly pay all reasonable, documented out-of-pocket fees, charges, costs and expenses (including fees, charges, costs and expenses of attorneys, auditors (whether internal or external), appraisers, consultants and advisors) together with any VAT thereon incurred by Netherlands Agent and Netherlands Security Trustee in connection with any amendment, waiver, consent with respect to the Loan Documents, Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Netherlands Borrowers or any other Netherlands Credit Party.  In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from Netherlands Borrowers or any other Netherlands Credit Party, Netherlands Borrowers agree to promptly pay all reasonable, documented out-of-pocket fees, charges, costs and expenses incurred by Netherlands Lenders for one (1) counsel acting for all Netherlands Lenders other than Netherlands Agent.  All fees, charges, costs and expenses for which Netherlands Borrowers are responsible under this Section 1.4(h)(ii) shall be deemed part of the Netherlands Obligations when incurred, payable upon presentation of reasonable documentation of such amounts or summaries thereof and secured by the Netherlands Collateral.

1.5.                          Payments.  All payments by Borrowers of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered (i) by the Netherlands Borrowers, with respect to the Netherlands Revolving Loan, to Netherlands Agent for the benefit of Netherlands Agent, Netherlands Security Trustee and Netherlands Lenders and (ii) by the US Borrowers, with respect to US Revolving Loan, to US Agent for the benefit of US Agent, Collateral Agent and US Lenders, as applicable, by wire transfer to the following account or such other place as Applicable Agent may from time to time designate in writing.

(a)           With respect to the Netherlands Revolving Loan:

Bank: BNP Paribas, Paris

Account No.:  0001078256

Account: GE Leveraged Loans Limited

IBAN #:  FR76 3000 4008 2800 0107 2825 676

Swift Code:  BNPAFRPPPAC

(b)           With respect to the US Revolving Loan:

Denominated in Dollars

ABA No. 021 001 033

Account Number 502 328 54

Deutsche Bank Trust Company Americas

New York, New York

ACCOUNT NAME:  GECC/CAF DEPOSITORY

Reference:  GE Capital re: RPP, CFN: 6557

Denominated in Euros

Bank:	Deutsche Bank (Frankfurt)
Account ID	A758
Account Number	175071000
Account Name	GE Capital Corp - Commercial Finance
Currency	Euro
Swift Code	DEUTDEFF
Sort Code	50070010
REF:	CFI1283

Borrowers shall receive credit on the day of receipt for good funds received by Applicable Agent by 2:00 p.m. (New York time) in the case of US Agent or 11:30 a.m. (London time) in the case of Netherlands Agent.  In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

US Borrowers hereby authorize US Lenders to make US Revolving Credit Advances in Dollars (as US Index Rate Loans), in Euro (as EURO LIBOR Loans) or US Swing Line Advances, on the basis of their Pro Rata Shares, for the payment of interest, Fees, expenses and US Letter of Credit reimbursement obligations and any amounts required to be deposited with respect to outstanding US Letter of Credit Obligations pursuant to Sections 1.6(g)(i) or 6.3.

Netherlands Borrowers hereby authorize Netherlands Lenders to make Netherlands Revolving Credit Advances in Euros as Netherlands Base Rate Loans, on the basis of their Pro Rata Shares, for the payment of interest, Fees, expenses and Netherlands Letter of Credit reimbursement obligations and any amounts required to be deposited with respect to outstanding Netherlands Letter of Credit Obligations pursuant to Sections 1.6(g)(ii) or 6.3.

1.6.                           Prepayments.

(a)           Voluntary Prepayments of Loans.  At any time, Borrowers may prepay the Loans, in whole or in part, subject to the payment of LIBOR Breakage Fees and EURO LIBOR Breakage Fees, if applicable.

(b)           Voluntary Reduction of the Revolving Loan Commitment.  (i)  At any time, US Borrower Representative on behalf of US Borrowers may permanently reduce the US Revolving Loan Commitment without premium or penalty subject to the payment of LIBOR Breakage Costs or EURO LIBOR Breakage Costs, if applicable; provided, however, that the US Revolving Loan Commitment may not be permanently reduced to less than the outstanding principal balance of the US Revolving Loan as of the date of such reduction (determined after giving effect to all prepayments and repayments made on such date).  Any reduction of the US Revolving Loan Commitment shall not result in a pro rata or any other reduction of the US L/C Sublimit or the US Swing Line Commitment unless so designated in writing by US Borrower

Representative.  In addition, US Borrower Representative on behalf of US Borrowers may, at any time terminate the US Revolving Loan Commitment on at least ten (10) Business Days’ prior written notice to US Agent, which termination may be revoked or deferred by US Borrower Representative on behalf of US Borrowers; provided, that upon such termination, the US Revolving Loans and all other US Obligations (other than Contingent Indemnification Obligations) shall be immediately due and payable in full and all US Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Section 1.6(g)(i) of this Agreement.

(ii)         At any time, Netherlands Borrower Representative on behalf of Netherlands Borrowers may permanently reduce the Netherlands Commitment without premium or penalty subject to the payment of EURO LIBOR Breakage Costs, if applicable; provided, however, that the Netherlands Commitment may not be permanently reduced to less than the outstanding principal balance of the Netherlands Revolving Loan as of the date of such reduction (determined after giving effect to all prepayments and repayments made on such date).  Any reduction of the Netherlands Commitment shall not result in a pro rata or any other reduction of the Netherlands L/C Sublimit unless so designated in writing by Netherlands Borrower Representative.  In addition, Netherlands Borrower Representative on behalf of Netherlands Borrowers may, at any time terminate the Netherlands Commitment on at least ten (10) Business Days’ prior written notice to Netherlands Agent, which termination may be revoked or deferred by Netherlands Borrower Representative on behalf of Netherlands Borrowers; provided, that upon such termination, the Netherlands Revolving Loan and all other Netherlands Obligations (other than Contingent Indemnification Obligations) shall be immediately due and payable in full and all Netherlands Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Section 1.6(g)(ii) of this Agreement.

(c)           Prepayments from Asset Dispositions.  (A) (i)  Except as otherwise provided in the US Security Agreement and subject to clause (iii) below, immediately upon receipt by US Borrowers or any of their Domestic Subsidiaries of any Net Proceeds in excess of $2,500,000 in the aggregate during any Fiscal Year, US Borrowers shall prepay the US Revolving Loans in an amount equal to such Net Proceeds (including the portion not in excess of $2,500,000), except that US Borrowers or their Subsidiaries may reinvest all or a portion of the Net Proceeds of any such Asset Disposition that would otherwise be required to prepay US Revolving Loans under this Section 1.6(c)(A), within three hundred sixty (360) days following receipt thereof, for Capital Expenditures.  (ii) If US Borrowers do not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without US Borrowers having reinvested the Net Proceeds of any such Asset Disposition that would otherwise be required to prepay US Revolving Loans under this Section 1.6(c)(A), US Borrowers shall prepay the US Revolving Loans in an amount equal to such remaining Net Proceeds in accordance with Section 1.6(e).  (iii) Notwithstanding anything to the contrary in this Agreement, in the event that Aggregate Borrowing Availability, both before and after giving effect to any Asset Disposition that generated such Net Proceeds, is at least $40,000,000, no prepayment shall be required by this Section 1.6(c).  (iv) Any prepayment pursuant to this Section 1.6(c) shall not result in a permanent reduction of the US Revolving Loan Commitment but shall result in the imposition of a Reserve against the US Borrowing Base in an amount equal to such prepayment, such Reserve to be maintained at the reasonable discretion of US Agent.

(B) (i)  Except as otherwise provided in the Foreign Security Agreements and subject to clause (iii) below, immediately upon receipt by Netherlands Borrowers or any of their Subsidiaries of any Net Proceeds in excess of the Dollar Equivalent of $2,500,000 in the aggregate during any Fiscal Year, Netherlands Borrowers shall prepay the Netherlands Revolving Loans in an amount equal to such Net Proceeds, except that Netherlands Borrowers or their Subsidiaries may reinvest all or a portion of the Net Proceeds of any such Asset Disposition that would otherwise be required to prepay Netherlands Revolving Loans under this Section 1.6(c)(B), within three hundred sixty (360) days following receipt thereof, for Capital Expenditures.  (ii) If Netherlands Borrowers do not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Netherlands Borrowers having reinvested the Net Proceeds of any such Asset Disposition that would otherwise be required to prepay Netherlands Revolving Loans under this Section 1.6(c)(B), Netherlands Borrowers shall prepay the Netherlands Revolving Loans in an amount equal to such remaining Net Proceeds in accordance with Section 1.6(e).  (iii) Notwithstanding anything to the contrary in this Agreement, in the event that Aggregate Borrowing Availability, both before and after giving effect to any Asset Disposition that generated such Net Proceeds, is at least $40,000,000, no prepayment shall be required by this Section 1.6(c).  (iv) Any prepayment pursuant to this Section 1.6(c) shall not result in a permanent reduction of the Netherlands Revolving Loan Commitment but shall result in the imposition of a Reserve against the Netherlands Borrowing Base in an amount equal to such prepayment, such Reserve to be maintained at the reasonable discretion of US Agent.

(d)           Omitted.

(e)           Application of Proceeds.

(i)            With respect to any prepayments made by any US Borrower pursuant to Section 1.6(c), such prepayments shall be applied as follows:  first, to repay the US Swing Line Loan outstanding to that US Borrower until the same has been repaid in full; second, to repay the US Revolving Credit Advances of that US Borrower until the same have been repaid in full (not as a permanent reduction of the US Revolving Loan Commitment or the US Swing Line Commitment, as the case may be, but subject to Section 1.6(c)(A)(iv)); third, to repay the US Swing Line Loan outstanding to each other US Borrower, pro rata, until the same have been repaid in full; and fourth, to repay the US Revolving Credit Advances of each other US Borrower, pro rata, until the same have been repaid in full (but not as a permanent reduction of the US Revolving Loan Commitment, but subject to Section 1.6(c)(A)(iv)).  Considering each type of US Revolving Credit Advance being prepaid separately, any such prepayment shall be applied first to US Index Rate Loans before application to LIBOR Loans or EURO LIBOR Loans, in each case in a manner which minimizes any resulting LIBOR Breakage Fee or EURO LIBOR Breakage Fee.

(ii)           With respect to any prepayments made by any Netherlands Borrower pursuant to Section 1.6(c), such prepayments shall be applied as follows:  first, to repay the Netherlands Revolving Credit Advances of that Netherlands Borrower until the same have been repaid in full (not as a permanent reduction of the Netherlands Commitment, but subject to Section 1.6(c)(B)(iv)); and second, to repay the Netherlands Revolving Credit Advances of each other Netherlands Borrower, pro rata, until the same have been repaid in full

(not as a permanent reduction of the Netherlands Commitment, but subject to Section 1.6(c)(B)(iv)).  Considering each type of Netherlands Revolving Credit Advance being prepaid separately, any such prepayment shall be applied first to Netherlands Base Rate Loans before application to EURO LIBOR Loans, in each case in a manner which minimizes any resulting EURO LIBOR Breakage Fee.

(f)            Omitted.

(g)           Letter of Credit Obligations.  (i) In the event any US Letters of Credit are outstanding at the time that the US Revolving Loan Commitment is terminated, US Borrowers shall (1) deposit with US Agent for the benefit of all US Revolving Lenders cash in Dollars or Euros, as applicable, in an amount equal to 103% of the aggregate outstanding US Letter of Credit Obligations to be available to US Agent to reimburse payments of drafts drawn under such US Letters of Credit and pay any Fees and expenses related thereto and (2) prepay the US Letter of Credit Fee payable under Section 1.4(d)(i)(y) with respect to such US Letters of Credit for the full remaining terms of such US Letters of Credit.  Upon termination of any such US Letter of Credit, the unearned portion of such prepaid US Letter of Credit Fee attributable to such US Letter of Credit and the unused portion of the amount deposited under clause (1) shall be refunded to the US Borrower; and

(ii)         In the event any Netherlands Letters of Credit are outstanding at the time that the Netherlands Commitment is terminated, Netherlands Borrowers shall (1) deposit with Netherlands Agent for the benefit of all Netherlands Lenders cash in Euros in an amount equal to 103% of the aggregate outstanding Netherlands Letter of Credit Obligations to be available to Netherlands Agent to reimburse payments of drafts drawn under such Netherlands Letters of Credit and pay any Fees and expenses related thereto and (2) prepay the Netherlands Letter of Credit Fee payable under Section 1.4(d)(ii)(y) with respect to such Netherlands Letters of Credit for the full remaining terms of such Netherlands Letters of Credit.  Upon termination of any such Netherlands Letter of Credit, the unearned portion of such prepaid Netherlands Letter of Credit Fee attributable to such Netherlands Letter of Credit and the unused portion of the amount deposited under clause (1) shall be refunded to the Netherlands Borrower.

1.7.                           Maturity.

(a)           All US Obligations (other than Contingent Indemnification Obligations) shall become due and payable as otherwise set forth herein, but in any event all of the remaining US Obligations (other than Contingent Indemnification Obligations) shall become due and payable upon termination of this Agreement or the US Commitment Termination Date, whichever is earlier.  All Netherlands Obligations (other than Contingent Indemnification Obligations) shall become due and payable as otherwise set forth herein, but in any event all of the remaining Netherlands Obligations (other than Contingent Indemnification Obligations) shall become due and payable upon termination of this Agreement or the Netherlands Commitment Termination Date, whichever is earlier.

(b)           Until all US Obligations (other than Contingent Indemnification Obligations) have been fully paid and satisfied, the US Revolving Loan Commitments have been terminated and all US Letters of Credit have been terminated or otherwise cash collateralized as provided in Section 1.6(g)(i), US Agent shall be entitled to retain the security interests in the US Collateral granted under the Collateral Documents by Holdings and its Domestic Subsidiaries and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws.

(c)           Until all Netherlands Obligations (other than Contingent Indemnification Obligations) have been fully paid and satisfied, the Netherlands Commitments have been terminated and all Netherlands Letters of Credit have been terminated or otherwise cash collateralized as provided in Section 1.6(g)(ii), Netherlands Security Trustee and the Netherlands Agent shall be entitled to retain the security interests in the Netherlands Collateral granted under the Collateral Documents by Netherlands Holdings and its Subsidiaries and Netherlands Security Trustee and Netherlands Agent shall retain the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws.

1.8.                           Borrowers Eligible US Accounts.  All of the Accounts owned by any US Borrower and reflected in the most recent US Borrowing Base Certificate delivered by such US Borrower to US Agent shall be “Eligible US Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies.  US Agent shall have the right to establish or modify or eliminate Reserves against Eligible US Accounts from time to time in its reasonable credit judgment (as to Reserves imposed after the Closing Date, based on its analysis of facts or events first occurring, or first discovered by US Agent, after the Closing Date).  In addition, US Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria, in its reasonable credit judgment (based on its analysis of material facts or events first occurring, or first discovered by US Agent, after the Closing Date), subject to the approval of Supermajority US Lenders in the case of adjustments or new criteria which have the effect of making more credit available.  US Agent acknowledges that as of the Closing Date it does not know of any circumstance or condition with respect to the Accounts that would require the imposition of a Reserve which has not been imposed as of the Closing Date.  Eligible US Accounts shall not include any Account of any US Borrower:

(a)           that does not arise from the sale of goods or the performance of services by such US Borrower in the ordinary course of its business;

(b)           (i) upon which such US Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such US Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such US Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c)           to the extent of customer allowances or to the extent of any defense, counterclaim, setoff or dispute asserted as to such Account;

(d)           that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)           with respect to which an invoice has not been sent to the applicable Account Debtor;

(f)            that (i) is not owned by such US Borrower or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of US Agent or Collateral Agent, on behalf of itself and Secured Creditors;

(g)           that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party other than an Apollo Operating Company;

(h)           that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless US Agent, in its sole discretion, has agreed to the contrary in writing and such US Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(i)            that is the obligation of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to US Agent, satisfactory to US Agent as to form, amount and issuer;

(j)            to the extent such US Borrower or any Subsidiary thereof is liable for goods sold, deposits made or services rendered by the applicable Account Debtor to such US Borrower or any Subsidiary thereof but only to the extent of the potential offset;

(k)           that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(l)            that is in default based upon the following criteria:

(i)            the Account (other than an Extended US Account) is not paid within the earlier of: 60 days following its due date or 90 days following its original invoice date;

(ii)           the Account is an Extended US Account and is not paid within 60 days following its due date; or

(iii)          the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due or is otherwise insolvent;

(iv)          a petition or assignment or an application for an order to stay a proceeding is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign receivership, insolvency relief or other Insolvency Law;

(m)          that is the obligation of an Account Debtor if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.8;

(n)           as to which Collateral Agent’s Lien thereon, on behalf of itself and Secured Creditors, is not a first priority perfected Lien;

(o)           to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(p)           to the extent such Account exceeds, together with other Accounts owing by that Account Debtor, any credit limit established by the Credit Parties credit policies; or

(q)           that is payable in any currency other than Dollars or Euros.

1.9.                         Eligible US Inventory  All of the Inventory owned by any US Borrower and reflected in the most recent US Borrowing Base Certificate delivered by such US Borrower to US Agent shall be “Eligible US Inventory” for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies.  US Agent shall have the right to establish, modify, or eliminate Reserves against Eligible US Inventory from time to time in its reasonable credit judgment (as to Reserves imposed after the Closing Date, based on its analysis of facts or events first occurring, or first discovered by US Agent after the Closing Date, other than Reserves contemplated by Section 1.9(b)).  In addition, US Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria in its reasonable credit judgment (based on its analysis of material facts or events first occurring, or first discovered by US Agent after the Closing Date), subject to the approval of Supermajority US Lenders in the case of adjustments or new criteria which have the effect of making more credit available. US Agent acknowledges that as of the Closing Date it does not know of any circumstance or condition with respect to the Inventory that would require the imposition of a Reserve which has not been imposed as of the Closing Date other than the lack of landlord waivers, bailee waivers or mortgagee waivers that would justify the need for Reserves. Eligible US Inventory shall not include any Inventory of any US Borrower that:

(a)           is not owned by such US Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such US Borrower’s performance with respect to that Inventory), except the Liens in favor US Agent or Collateral Agent, on behalf of itself and Secured Creditors, and Permitted Encumbrances described in clauses (a), (b), (c), (e) and (n) of such defined term;

(b)           (i) is not located on premises owned, leased or rented by such US Borrower (or a consignee, bailee or warehouseman of such US Borrower) and set forth on Schedule 5.12 (as it may be updated from time to time by delivery of a new Schedule 5.12 or a supplement to Schedule 5.12 by US Borrower Representative to US Agent), (ii) is stored at a location leased by such US Borrower (other than a location leased from Shell as of the Closing Date) unless (x) a landlord waiver has been delivered to such US Agent in accordance with Section 2.6 or such location is leased as of the Closing Date from Shell, or (y) Reserves have been established with respect thereto pursuant to Section 2.6, (iii) is stored with a bailee or warehouseman unless an acknowledged bailee letter has been received by US Agent in accordance with Section 2.6 or Reserves have been established with respect thereto pursuant to Section 2.6, (iv) is located at a location owned by a Credit Party subject to a mortgage in favor of a lender other than US Agent or Collateral Agent, unless a mortgagee waiver has been delivered to such US Agent in accordance with Section 2.6 or Reserves have been established with respect thereto pursuant to Section 2.6, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than $100,000 or the Dollar Equivalent thereof unless, in each case of clauses (i) through (v) above, US Agent has given its prior consent thereto;

(c)           is placed on consignment by such US Borrower or is in transit, except for (i) Inventory in transit between domestic locations of Credit Parties and (ii) consigned inventory that arises with respect to goods that are delivered on a bill and hold, cash on delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional, unless (A) as to each consignee (it being understood that for the purposes of this paragraph (c), the term consignee shall include any Person to whom such US Borrower has provided possession of Inventory prior to the consummation of an irrevocable sale of such Inventory to such Person), the applicable US Borrower has, at such US Borrower’s cost and expense (i) conducted Code, tax lien and judgment searches against such consignee, (ii) filed UCC-1 financing statements against such consignee naming such US Borrower as secured party and US Agent as assignee of secured party, and (iii) provided to each secured party of record that has filed a financing statement against such consignee (whether or not such Inventory is Inventory in the hands of such consignee) a notice, in form and substance reasonably satisfactory to US Agent, pursuant to Section 9-324 of the Code of such US Borrower’s intent to provide purchase money financing to such consignee and (iv) obtained from such consignee a letter agreement, in form and substance reasonably satisfactory to US Agent, in which such consignee acknowledges the Lien of Collateral Agent and agrees that to the extent that such consignee has not paid the purchase price of any item of Inventory, US Agent can take possession of and remove such item of Inventory upon an Event of Default and (B) such US Borrower holds a perfected first priority security interest against such consignee, such security interest having been assigned of record to Collateral Agent;

(d)           is covered by a negotiable document of title, unless such document has been delivered to Collateral Agent, with all necessary endorsements, free and clear of all Liens except those in favor such Collateral Agent and the Secured Creditors;

(e)           is excess, obsolete, unsaleable, shopworn, seconds, damaged or unfit for sale;

(f)            consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;

(g)           is not of a type held for sale in the ordinary course of such US Borrower’s business;

(h)           is not subject to a first priority perfected lien in favor Collateral Agent, on behalf of itself and Secured Creditors, subject to Permitted Encumbrances described in clause (a), (b), (c), (e) or (f)(5) of such defined term, or does not otherwise conform to the representations or warranties pertaining to Inventory set forth in the Loan Documents;

(i)            consists of any costs associated with “freight-in” charges;

(j)            consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available, excluding any inventory products (including petroleum products) carried by the Credit Parties as of the Closing Date and new or additional inventory products consisting of “next generation” versions of such products or consistent with the general scope and type of such products;

(k)           is not covered by casualty insurance reasonably acceptable to US Agent; or

(l)            is subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies).

1.10.        Eligible US PPE.  All of the PPE owned by any US Borrower and reflected in the most recent US Borrowing Base Certificate delivered by such US Borrower to US Agent shall be “Eligible US PPE” for purposes of this Agreement, except any PPE to which any of the exclusionary criteria set forth below applies.  US Agent shall have the right to establish, modify, or eliminate Reserves against Eligible US PPE from time to time in its reasonable credit judgment (as to Reserves imposed after the Closing Date, based on its analysis of facts or events first occurring, or first discovered by US Agent after the Closing Date other than Reserves described in clause (b)(i), (ii) and (iii) below).  In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria in its reasonable credit judgment (based on its analysis of material facts or events first occurring, or first discovered by US Agent after the Closing Date), subject to the approval of Supermajority US Lenders in the case of adjustments or new criteria which have the effect of making more credit available.  US Agent acknowledges that as of the Closing Date it does not know of any circumstance of condition with respect to the PPE that would require the imposition of a Reserve which has not been imposed as of the Closing Date (other than the lack of landlord waivers, bailee waivers or mortgagee waivers to the extent specified below) that would justify the need for Reserves. Eligible US PPE shall not include any PPE of any US Borrower that:

(a)           is not owned by such US Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such US Borrower’s performance with respect to that PPE), except the Liens in favor of US Agent or Collateral Agent, on behalf of itself and Secured Creditors, and Permitted Encumbrances described in clauses (a), (b), (c) and (e) of such defined term;

(b)           consists of equipment (other than fixtures) (i) located at a location leased by such US Borrower unless (x) a reasonably satisfactory landlord waiver has been delivered to US Agent or such location is leased from Shell and such lease is subject to a Mortgage, or (y) Reserves satisfactory to US Agent have been established with respect thereto, (ii) stored with a bailee or warehouseman, unless a reasonably satisfactory, acknowledged bailee letter has been received by US Agent, or Reserves reasonably satisfactory to US Agent have been established with respect thereto, or (iii) located at an owned location subject to a mortgage in favor of a lender other than US Agent or Collateral Agent, unless a reasonably satisfactory mortgagee waiver has been delivered to US Agent, or Reserves reasonably satisfactory to US Agent have been established with respect thereto, unless, in each case of clauses (i) through (iii) above, US Agent has given prior consent thereto;

(c)           consists of fixtures, other than fixtures located on real property that is either (i) owned by such US Borrower (and, if such real property is subject to a mortgage in favor of a lender other than US Agent or Collateral Agent a reasonably satisfactory mortgagee waiver has been delivered to US Agent, or Reserves reasonably satisfactory to US Agent have been established with respect thereto) or (ii) leased by such US Borrower pursuant to a lease that has a remaining term as of the date of determination of at least 10 years and is subject to a valid and perfected Mortgage on such leasehold in favor of US Agent;

(d)           consists of real property (other than fixtures);

(e)           is not subject to a first priority perfected lien in favor of Collateral Agent, subject to Permitted Encumbrances described in clauses (a), (b), (c) and (e) of such defined term;

(f)            breaches any of the representations or warranties pertaining to PPE set forth in the Loan Documents;

(g)           is not covered by casualty insurance reasonably acceptable to US Agent (and US Agent acknowledges that casualty insurance which complies with the requirements of Section 2.2 is reasonably acceptable to it for purposes hereof); or

(h)           that is covered by a certificate of title unless the interest of US Agent has been noted on such certificate of title, free and clear of all Liens subject to Permitted Encumbrances described in clauses (a), (b), (c) and (e) of such defined term.

1.11.        Eligible Netherlands Accounts.  All of the Accounts owned by any Netherlands Borrower and reflected in the most recent Netherlands Borrowing Base Certificate delivered by such Netherlands Borrower to Netherlands Agent shall be “Eligible Netherlands Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies.  Netherlands Agent shall have the right to establish or modify or eliminate Reserves against Eligible Netherlands Accounts from time to time in its reasonable credit judgment (as to Reserves imposed after the Closing Date, based on its analysis of facts or events first occurring, or first discovered by Netherlands Agent, after the Closing Date).  In addition, Netherlands Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria, in its reasonable credit judgment (based on its analysis of material facts or events first occurring, or first discovered by

Netherlands Agent, after the Closing Date), subject to the approval of Supermajority Netherlands Lenders in the case of adjustments or new criteria which have the effect of making more credit available.  Netherlands Agent acknowledges that as of the Closing Date it does not know of any circumstance or condition with respect to the Accounts that would require the imposition of a Reserve which has not been imposed as of the Closing Date.  Eligible Netherlands Accounts shall not include any Account of any Netherlands Borrower:

(a)           that does not arise from the sale of goods or the performance of services by such Netherlands Borrower in the ordinary course of its business;

(b)           (i) upon which such Netherlands Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Netherlands Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Netherlands Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c)           to the extent of customer allowances (other than discount arrangements that have been disclosed to and approved by Applicable Agent) or to the extent of any defense, counterclaim, setoff or dispute asserted as to such Account;

(d)           that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)           with respect to which an invoice has not been sent to the applicable Account Debtor;

(f)            that (i) is not owned by such Netherlands Borrower or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Netherlands Agent or Netherlands Security Trustee, on behalf of itself and Netherlands Lenders;

(g)           that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party other than an Apollo Operating Company;

(h)           that is the obligation of an Account Debtor that is a government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Netherlands Agent, in its sole discretion, has agreed to the contrary in writing and such Netherlands Borrower, if necessary or desirable, has complied with respect to such obligation with any applicable law restricting the assignment thereof with respect to such obligation;

(i)            whose invoice (i) is addressed to an Account Debtor located outside an Approved Territory or in respect of which payment is to originate from outside an Approved Territory, (ii) does not contain the correct name and address of the Account Debtor and any required purchase order number or (iii) does not contain the company registration number or VAT registration number of such Netherlands Borrower;

(j)            to the extent such Netherlands Borrower or any Subsidiary thereof is liable for goods sold, deposits made or services rendered by the applicable Account Debtor to such Netherlands Borrower or any Subsidiary thereof but only to the extent of the potential offset;

(k)           that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(l)            that is in default based upon the following criteria:

(i)            the Account (other than an Extended Netherlands Account) is not paid within the earlier of: 30 days following its due date or 60 days following its original invoice date;

(ii)           the Account is an Extended Netherlands Account and is not paid within 30 days following its due date; or

(iii)          the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due or is otherwise Insolvent;

(m)          that is the obligation of an Account Debtor if 50% or more of the Dollar Equivalent amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.11 (other than subclause (i) of clause (i) hereof);

(n)           as to which Netherlands Security Trustee’s Lien thereon, on behalf of itself, Netherlands Agent and Netherlands Lenders, is not a first priority perfected Lien (unless, until the date five (5) Business Days following the Triggering Date, such non-perfection results solely from the failure of the Netherlands Trustee to record any deed of undisclosed pledge covering such Account with the applicable tax authorities) or which is an Account owing by an Account Debtor listed on Schedule 1.11(n)(1) and located in a jurisdiction (other than the jurisdictions listed on Schedule 1.11(n)(2)) whose laws, as determined by Netherlands Agent based upon advice from independent counsel, do not recognize the validity, enforceability or priority of the Lien of Netherlands Security Trustee in such Account;

(o)           to the extent such Account exceeds, together with other Accounts owing by that Account Debtor, any credit limit established by the Credit Parties credit policies;

(p)           that is payable in any currency other than Dollars, Euros, Swedish Krones or British Pounds Sterling;

(q)           which is an Account or part of an Account as to which, unless not then required pursuant to Section 2.10, the applicable Account Debtor has not been (i) given notice in writing of the pledge to the Netherlands Security Trustee of present and future Accounts of such

Account Debtor or (ii) instructed to make payment by electronic funds transfer into a European Collection Account or by check;

(r)            to the extent such Account exceeds, together with other Accounts owing by that Account Debtor, 5% (or, in the case of any Account of an Account Debtor listed on Schedule 1.11(n)(1), the greater percentage established for such Account Debtor on such Schedule, as updated by Netherlands Agent semi-annually (or more frequently with the consent of the applicable Netherlands Borrower)) of all Accounts of such Netherlands Borrower;

(s)           which is an Account that is subject to a contractual restriction on assignment or is incapable of being validly assigned by way of security under any applicable law; or

(t)            which is an Account or part of an Account which is not subject to Dutch or Singapore law, or such other law as may have been approved by Netherlands Agent.

1.12.        Omitted.

1.13.        Loan Accounts.  Each of US Agent and Netherlands Agent shall maintain a loan account (each, a “Loan Account”) on its books for each US Borrower or Netherlands Borrower, as applicable, to account for all Advances, all payments made by US Borrowers or Netherlands Borrowers, as applicable, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in each Loan Account shall be made in accordance with US Agent’s or Netherlands Agent’s customary accounting practices as in effect from time to time.  The balance in each Loan Account, as recorded on US Agent’s or Netherlands Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to US Agent and US Lenders by US Borrowers or Netherlands Agent and Netherlands Lenders by Netherlands Borrowers; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any US Borrower’s duty to pay the US Obligations or any Netherlands Borrower’s duty to pay the Netherlands Obligations.  US Agent and Netherlands Agent shall render to US Borrower Representative and Netherlands Borrower Representative, respectively, a monthly accounting of transactions with respect to the Loans setting forth the balance of each Loan Account as to each US Borrower and Netherlands Borrower for the immediately preceding month.  Unless Applicable Borrower Representative notifies Applicable Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the delivery thereof to US Borrower Representative or Netherlands Borrower Representative, as applicable, each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive on US Borrowers or Netherlands Borrowers, as the case may be, in all respects as to all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers.  Notwithstanding any provision contained herein to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Accounts as evidence of the amount of Obligations from time to time owing to it.

1.14.        Yield Protection; Illegality.

(a)           Capital Adequacy and Other Adjustments.  In the event that any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive from any central bank or Governmental Authority or body charged with the administration thereof regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then US Borrowers in the case of a US Lender or Netherlands Borrowers in the case of a Netherlands Lender shall from time to time within fifteen (15) days after notice and demand from such Lender (together with delivery of the certificate referred to in the next sentence and with a copy to Applicable Agent) pay to Applicable Agent for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Applicable Borrower Representative and Applicable Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)           Increased LIBOR or EURO LIBOR Funding Costs; Illegality.  Notwithstanding anything to the contrary contained herein, if the introduction of or any change after the date hereof in any law, rule, regulation, treaty or directive (or any change after the date hereof in the interpretation thereof by any central bank or Governmental Authority charged with the administration thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan or any EURO LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan or EURO LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Applicable Borrower Representative through Applicable Agent, (i) the obligation of such Lender to agree to make or to continue to fund or maintain such LIBOR Loans or EURO LIBOR Loans, as applicable, shall terminate and (ii) each US Borrower or Netherlands Borrower, as the case may be, shall forthwith (but not earlier than the last day of the applicable LIBOR Period) prepay in full all such outstanding LIBOR Loans or EURO LIBOR Loans, as applicable, owing by such Borrower to such Lender, together with interest accrued thereon, unless US Borrower Representative on behalf of any such US Borrower or Netherlands Borrower Representative on behalf of any such Netherlands Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all US Revolving Loans that are EURO LIBOR Loans or LIBOR Loans into US Index Rate Loans and all Netherlands Revolving Loans that are EURO LIBOR Loans into Netherlands Base Rate Loans. If, after the date hereof, the introduction of, change in any law, rule, regulation, treaty or directive (or any interpretation thereof by any central bank or Governmental Authority charged with the administration thereof) would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR or EURO LIBOR) or otherwise increase the cost to any Lender of making or maintaining a LIBOR Loan or a EURO LIBOR Loan, then US Borrowers or Netherlands Borrowers, as the case may be, shall from time to time within fifteen (15) days after notice and demand from Applicable Agent to Applicable Borrower Representative (together with the certificate referred to in the next sentence) pay to such Applicable Agent, for the account of all such affected Lenders, additional amounts sufficient to compensate such Lenders for such increased cost.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Applicable Agent on behalf of all such affected Lenders to Applicable Borrower Representative shall, absent manifest error, be final, conclusive and binding for all purposes.

1.15.        Taxes.

(a)           No Deductions.  Any and all payments or reimbursements made hereunder (including any payments made pursuant to Section 10 or Section 11) shall be made in Dollars or Euros, as contemplated by Section 1.17, free and clear of and without deduction for any and all Charges, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any Governmental Authority (“Taxes”), excluding (i) franchise or capital taxes and taxes to the extent imposed on Applicable Agent’s or a Lender’s income as a result of a present or former connection between such Applicable Agent or Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Applicable Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement), (ii) any withholding tax that is imposed on amounts payable to a US Foreign Lender at the time such US Foreign Lender becomes a party to this Agreement and (iii) any withholding tax that is imposed on amounts payable to a Foreign Lender that are attributable to such Foreign Lender’s failure to comply with Section 1.15(c) (all such excluded taxes, “Excluded Taxes,” and all such non-Excluded Taxes being referred to herein as “Non-Excluded Taxes”).  If any Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to any Lender, US Agent, Netherlands Agent or Netherlands Security Trustee, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions and withholdings, such Lender, US Agent, Netherlands Agent or Netherlands Security Trustee receives an amount equal to the sum it would have received had no such deductions been made.  All required deductions shall be withheld and timely paid over to the relevant Governmental Authority in accordance with applicable law.

(b)           Changes in Tax Laws.  In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by US Agent, Netherlands Agent, Netherlands Security Trustee or any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority, does or shall subject US Agent, Netherlands Agent, Netherlands Security Trustee or any Lender to any tax of any kind whatsoever (other than Excluded Taxes described in Section 1.15(a)(i) above) with respect to this Agreement, the other Loan Documents or any Loans made or Letters of Credit issued hereunder (except for changes in the rate of any Excluded Tax described in Section 1.15(a)(i) above) and the result of any of the foregoing is to increase the cost to any of US Agent, Netherlands Agent, Netherlands Security Trustee or any Lender of issuing any Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrowers shall promptly pay to US Agent, Netherlands Agent, Netherlands Security Trustee or any Lender, as applicable, upon its demand, any additional amounts necessary to compensate US Agent, Netherlands Agent, Netherlands Security Trustee or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by US Agent, Netherlands Agent, Netherlands Security Trustee or such Lender with respect to this Agreement or the other Loan Documents.  If US Agent, Netherlands Agent, Netherlands Security Trustee or such Lender becomes entitled to claim any additional amounts pursuant to this Section 1.15(b), it shall promptly notify US Borrower Representative or Netherlands Borrower Representative, as the case may be, of the event by reason of which US Agent, Netherlands Agent, Netherlands Security Trustee or such Lender has become so entitled.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by US Agent, Netherlands Agent, Netherlands Security Trustee or such Lender to US Borrower Representative or Netherlands Borrower Representative, as the case may be, (with a copy to US Agent and/or Netherlands Agent, as the case may be) shall, absent manifest error, be final, conclusive and binding for all purposes.

(c)           Foreign Lenders.  (i)  Prior to becoming a US Lender under this Agreement and within fifteen (15) days after a reasonable written request of US Borrower Representative or US Agent, from time to time thereafter, each such US Lender that is not a “United States person” (as such term is defined in IRC Section 7701(a)(3)) for U.S. federal income tax purposes (a “US Foreign Lender”) shall provide to US Borrower Representative and US Agent, to the extent it is legally entitled, a properly completed and executed IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the IRS or other applicable taxing authority, certifying as to such US Foreign Lender’s entitlement to an exemption from, or reduction in, withholding tax with respect to payments to be made to such US Foreign Lender under this Agreement and under the Notes (a “Certificate of Exemption”).  Notwithstanding anything to the contrary herein, US Agent and US Borrower shall be entitled, to the extent required to do so by law, to deduct or withhold Taxes from payments to such US Foreign Lender at the applicable statutory rates, to the extent that such Foreign Lender has not provided to US Borrower Representative or US Agent a Certificate of Exemption establishing a complete exemption from deduction or withholding; provided, that all such withholding shall cease upon delivery by such US Foreign Lender of such Certificate of Exemption to US Borrower Representative or US Agent.

(ii)           Each Netherlands Lender, and the successors and assignees of such Netherlands Lender, organized under the laws of a jurisdiction outside of The Netherlands (each, a “Netherlands Foreign Lender” and together with the US Foreign Lenders, the “Foreign Lenders” and each a “Foreign Lender”), to which payments to be made under this Agreement or under the Netherlands Notes may be exempt from, or eligible for a reduced rate of, Netherlands withholding tax under the law of the jurisdiction in which the relevant Netherlands Lender is located or under any tax treaty to which such jurisdiction is a party, shall, at the time or times prescribed by applicable law, provide to Netherlands Borrowers (with a copy to Netherlands Agent) any applicable form, certificate or document, in each case certifying as to such Netherlands Foreign Lender’s entitlement to such exemption or reduction in rate.

(d)           Mitigation.  If a Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 1.15 as a result of a change in law or treaty occurring after such Lender first became a party to this Agreement, then such Lender will, at the request of the Borrower, change the jurisdiction of its applicable lending office if such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is, in such Lender’s sole discretion, determined not to be materially disadvantageous or cause unreasonable hardship to such Lender; provided, that fees, charges, costs or expenses that are related to such change shall be borne by the Borrower on behalf of a Lender, and the mere existence of such expenses, fees or costs shall not be deemed to be materially disadvantageous or cause undue hardship to the Lender.

(e)           Evidence of Payments.  As soon as practicable after any payment of Non-Excluded Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to Applicable Agent the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of payment reasonably satisfactory to Applicable Agent.

(f)            Value Added Tax.  All consideration (including interest and fees) payable under any Loan Document by any Netherlands Borrower or any other Subsidiary of Netherlands Holdings hereunder shall be deemed to be exclusive of any VAT.  If VAT is chargeable, after receipt of a Valid Invoice by the applicable Netherlands Borrower the applicable Netherlands Borrower or such Subsidiary shall pay to the Netherlands Agent, for the benefit of the Netherlands Lenders (in addition to and at the same time as paying the consideration) an amount equal to the amount of that VAT.  Where a Loan Document requires any Netherlands Borrower or other Subsidiary of Netherlands Holdings to reimburse the Netherlands Agent, Netherlands Security Trustee or any Netherlands Lender for any costs or expenses, such Netherlands Borrower or Subsidiary shall also at the same time pay and indemnify the Netherlands Agent, Netherlands Security Trustee or any Netherlands Lender, as the case may be, against all VAT incurred by it in respect of those costs and expenses, and if VAT is chargeable on the reimbursement, the Netherlands Borrower or such Subsidiary shall pay to Netherlands Agent, for the benefit of Netherlands Lenders, within five (5) days after Netherlands Borrower’s receipt of a Valid Invoice an amount equal to the amount of that VAT.

(g)           US Lenders.  Each US Lender and the successors and assignees of such US Lender, to which payments to be made under this Agreement by a US Borrower from the United Kingdom may be exempt from, or eligible for a reduced rate of withholding tax under the law of the United Kingdom or under any tax treaty between the United Kingdom and the US shall, at the time or times prescribed by applicable law, provide the US Borrower Representative (with a copy to US Agent) any applicable form, certificate or document, in each case certifying as to such US Lender’s entitlement to such exemption or reduction in rate to the extent such US Lender is legally entitled to do so; provided, that such form, certificate or document is not materially more onerous than the forms, certificates or documents required to be provided by a US Foreign Lender under Section 1.15(c)(i); and provided further that the costs of providing any such form certificate or document under this Section 1.15(g) shall be borne by the US Borrowers.  If a US Lender is eligible for an exemption from, or reduction of, such withholding tax, US Borrowers shall not be required to increase any such amounts payable to a US Lender if such US Lender fails to comply with the requirements of this Section 1.15(g).

1.16.        Borrower Representatives.  (i) Each US Borrower hereby designates RPP USA (the “US Borrower Representative”) as its representative and agent on its behalf for the purposes of issuing Notices of US Revolving Credit Advances and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the US Revolving Loans, selecting interest rate options, requesting issuance of US Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any US Borrower or US Borrowers under the Loan Documents.  US Borrower Representative hereby accepts such appointment.  US Agent and each US Lender may regard any notice or other communication pursuant to any Loan Document from US Borrower Representative as a notice or communication from all US Borrowers.  Each warranty, covenant, agreement and undertaking made on its behalf by US Borrower Representative shall be deemed for all purposes to have been made by such US Borrower and shall be binding upon and enforceable against such US Borrower to the same extent as it if the same had been made directly by such US Borrower.

(ii)   Each Netherlands Borrower hereby designates Netherlands Op. Co. (the “Netherlands Borrower Representative”) as its representative and agent on its behalf for the purposes of issuing Notices of Netherlands Revolving Credit Advances and Notices of Continuations/Conversions, giving instructions with respect to the disbursement of the proceeds of the Netherlands Revolving Loans, selecting interest rate options, requesting issuance of Netherlands Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Netherlands Borrower or Netherlands Borrowers under the Loan Documents.  Netherlands Borrower Representative hereby accepts such appointment.  Netherlands Agent, Netherlands Security Trustee and each Netherlands Lender may regard any notice or other communication pursuant to any Loan Document from Netherlands Borrower Representative as a notice or communication from all Netherlands Borrowers.  Each warranty, covenant, agreement and undertaking made on its behalf by Netherlands Borrower Representative shall be deemed for all purposes to have been made by such Netherlands Borrower and shall be binding upon and enforceable against such Netherlands Borrower to the same extent as it if the same had been made directly by such Netherlands Borrower.

1.17.        Currency Conversions.

(a)           In connection with any amounts received in a lock box or similar arrangement or in a European Collection Account in one currency for application to Obligations denominated and payable in another currency, the applicable Borrower at its expense shall cause the depositary bank immediately to convert such receipt into such other currency for application to such Obligation, provided Netherlands Op. Co. shall not be obligated to effect such conversion to the extent that collections are received in Dollars in a European Collection Account and will be available on the immediately succeeding Business Day for transfer under Section 1.2(b) and Netherlands Op. Co. has determined to request the transfer of such funds under Section 1.2(b).  Such receipt shall be deemed not to occur (except for the purposes of the immediately preceding sentence) until such conversion occurs, provided that to the extent that Netherlands Security Trustee has control over the applicable European Collection Account and must act in order to convert such currency, each Netherlands Borrower hereby irrevocably authorizes Netherlands Security Trustee so to act and agrees to reimburse Netherlands Security Trustee for all costs of conversion (which costs shall constitute Netherlands Obligations).  Netherlands Borrower hereby waives any and all claims arising from any such conversion, other than those that have been determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Netherlands Security Trustee.

(b)           In connection with any Net Proceeds received by a Credit Party in one currency required to be applied to Obligations denominated and payable in another currency, the applicable Borrower at its expense shall cause the depositary bank to convert such receipt into such other currency prior to the required time of application to such Obligation.

(c)           For the purpose of determining whether repayments must be made or cash collateral provided under Sections 1.1(a)(i), 1.2(a)(i), 1.1(a)(ii), 1.2(a)(ii), 1.1(d), or 1.2(d) on a date other than a Commitment Termination Date, outstanding Loans denominated in Euros shall be marked to market under the method set forth in paragraph (d) below on a (a) monthly basis as long as Aggregate Borrowing Availability (determined using the exchange rates in effect on the most recent date of conversion prior to the date of determination) equals or exceeds $15,000,000, (b) weekly basis as long as Aggregate Borrowing Availability (determined using the exchange rates in effect on the most recent date of conversion prior to the date of determination) equals or exceeds $7,500,000 but is less than $15,000,000, and (c) on a daily basis as long as Aggregate Borrowing Availability (determined using the exchange rates in effect on the most recent date of conversion prior to the date of determination) is less than $7,500,000, in each case as of the last Business Day of such period and taking into account in each case the Dollar Equivalent of all Loans and Letter of Credit Obligations outstanding in Euros.  For the purposes of determining whether any Revolving Credit Advance or Letter of Credit can be made or issued, outstanding Loans denominated in Euros shall be marked to market at the time that such Revolving Credit Advance or Letter of Credit is to be made using the method described in paragraph (d) of this Section 1.17.

(d)           For the purposes of paragraph (c) above, the mark to market calculation for Loans denominated in Euros shall be calculated as the amount of Dollars which would result from the conversion of the relevant amount of Euros into Dollars, at the rate used by Applicable Agent’s treasury function on such date (as described on Schedule 1.17(d), as revised from time to time by Applicable Agent) or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between the Borrower(s) and Applicable Agent.

(e)           All principal of and interest on a Loan denominated in a currency shall be payable in such currency, subject to clauses (a) and (b) above.

(f)            All cash collateral required for a Letter of Credit shall be provided in the currency in which such Letter of Credit is denominated.

(g)           All per annum fees payable in respect of a Letter of Credit shall be payable in the currency in which such Letter of Credit is denominated.

(h)           All EURO LIBOR Breakage Fees shall be payable in Euros.

(i)            All calculations of each US Borrowing Base and of each Netherlands Borrowing Base shall be made in a Dollar Equivalent amount using the method described in paragraph (d) of this Section 1.17 with the same frequency as mark to market calculations are made under clause (c) of this Section 1.17.

(j)            Fees payable by the Netherlands Borrowers shall be paid in Euro and fees payable by the US Borrowers shall be paid in Dollars.

(k)           Except as provided above, all US Obligations shall be payable in Dollars and all Netherlands Obligations shall be payable in Euros; provided, that Collateral Audit fees paid by Netherlands Borrowers pursuant to Section 2.3 shall be paid in British Pounds Sterling.

1.18.        Judgment Currency; Contractual Currency.

(a)           If, for the purpose of obtaining or enforcing judgment against any Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 1.18 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the spot rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 1.18 being hereinafter in this Section 1.18 referred to as the “Judgment Conversion Date”).

(b)           If, in the case of any proceeding in the court of any jurisdiction referred to in Section 1.18(a), there is a change in the spot rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the Applicable Borrower shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the spot rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the spot rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from a Borrower under this Section 1.18(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)           Omitted.

(d)           Any amount received or recovered by the Applicable Agent or the Collateral Agent in respect of any sum expressed to be due to them (whether for itself or as trustee for any other person) from any Borrower under this Agreement or under any of the other Loan Documents in a currency other than the currency (the “contractual currency”) in which such sum is so expressed to be due (whether as a result of, or from the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of a Borrower or otherwise) shall only constitute a discharge of such Borrower to the extent of the amount of the contractual currency that such Applicable Agent is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable).  If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due, such Borrower shall indemnify such Applicable Agent against any loss sustained by it as a result, including the cost of making any such purchase.

SECTION 2.
AFFIRMATIVE COVENANTS

Each US Credit Party jointly and severally agrees with all other US Credit Parties as to all US Credit Parties, and each Netherlands Credit Party jointly and severally agrees with all other Netherlands Credit Parties as to all Netherlands Credit Parties that from and after the date hereof and until the Termination Date:

2.1.          Compliance with Laws and Contractual Obligations.  Each Credit Party will (a) comply with, and cause each of its Subsidiaries to comply with, (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety and the Data Protection Directive (EU Directive 95/46/EC) and/or any analogous law to which any Credit Party is subject) as now in effect and at all times after the imposition of thereof, any laws, rules, regulations and orders which may be imposed in the future in all jurisdictions in which any Credit Party or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of such Credit Party or any of its Subsidiaries, in either case of clauses (i) and (ii) above, other than any such noncompliance which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain, and cause each of its Subsidiaries to maintain or obtain, all licenses, qualifications and permits now held or hereafter required to be held by such Credit Party or any of its Subsidiaries, for which the loss, suspension, revocation or failure to maintain, obtain or renew could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  This Section 2.1 shall not preclude any Credit Party or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP, subject to Section 3.2.  Each Credit Party represents and warrants that it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and the obligations, covenants and conditions contained in all Contractual Obligations other than any such noncompliance which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to in clause (b) above.

2.2.          Insurance; Damage to or Destruction of Collateral.

(a)           The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Schedule 5.18 as in effect on the date hereof or otherwise maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Credit Parties as may customarily be carried or maintained under similar circumstances by corporations or other legal entities engaged in similar businesses, in each case in such amounts (giving effect to self-insurance of liabilities), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.  Such policies of insurance (or the loss payable and additional insured endorsements delivered to US Agent and Collateral Agent or Netherlands Agent and Netherlands Security Trustee, as applicable) shall contain provisions pursuant to which the insurer agrees to provide 30 (or, in the case of cancellation for non-payment of premium, 10) days’ prior written notice to US Agent and Collateral Agent or Netherlands Agent and Netherlands Security Trustee, as applicable, in the event of any non-renewal, cancellation or amendment of any such insurance policy.  If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Applicable Agent, Collateral Agent or Netherlands Security Trustee may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Applicable Agent, Collateral Agent or Netherlands Security Trustee reasonably deems advisable.  Applicable Agent, Collateral Agent and Netherlands Security Trustee shall have no obligation to obtain insurance for any US Credit Party or any Netherlands Credit Party, as the case may be, or pay any premiums therefor.  By doing so, Applicable Agent, Collateral Agent and Netherlands Security Trustee shall not be deemed to have waived any Default or Event of Default arising from any US Credit Party’s or Netherlands Credit Party’s, as the case may be, failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by US Borrowers to US Agent and by Netherlands Borrowers to Netherlands Agent or (as the case may be) Netherlands Security Trustee and shall be additional US Obligations (in the case of US Borrowers) and Netherlands Obligations (in the case of Netherlands Borrowers) hereunder secured by the Collateral.  No Credit Party shall be required to obtain “war risk” or anti-terrorism insurance with respect to any aircraft owned or leased by it.

(b)           Each US Credit Party shall deliver to US Agent, in form and substance reasonably satisfactory to US Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Collateral Agent, on behalf of itself and Secured Creditors, as loss payee, and (ii) all general liability and other liability policies naming US Agent, on behalf of itself and US Lender, and Collateral Agent, as additional insureds.  Each US Borrower shall promptly notify US Agent of any loss, damage, or destruction to the Collateral in the amount of $500,000 or the Dollar Equivalent thereof or more, whether or not covered by insurance.

(c)           Each Netherlands Credit Party shall deliver to Netherlands Agent, in form and substance reasonably satisfactory to Netherlands Agent, endorsements to (i) all “All Risk” and business interruption insurance naming each of Netherlands Agent and Netherlands Security Trustee, on behalf of itself and Netherlands Lenders, as loss payee, and (ii) all general liability and other liability policies naming each of Netherlands Agent and Netherlands Security Trustee, on behalf of itself and Netherlands Lenders, as additional insureds.  Each Netherlands Borrower shall promptly notify Netherlands Agent of any loss, damage, or destruction to the Collateral in the Dollar Equivalent amount of $500,000 or more, whether or not covered by insurance.

2.3.          Inspection; Lender Meeting.  Each Credit Party shall, upon five (5) Business Days’ notice, permit any authorized representatives of US Agent or Netherlands Agent to visit, audit and inspect any of the properties of such Credit Party and its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants (so long as such Credit Party has the opportunity to participate in any discussions with such certified public accountants), at such reasonable times during normal business hours and without undue disruption to the business of the Credit Parties as often as may be reasonably requested (a “Collateral Audit”); provided, that so long as no Event of Default has occurred and is continuing and Aggregate Borrowing Availability equals or exceeds the Dollar Equivalent of $40,000,000, no Agent shall conduct more than two Collateral Audits per year.  So long as an Event of Default has occurred and is continuing, such Collateral Audits may be conducted on one Business Day’s prior notice. Representatives of each Lender (at such Lender’s expense) will be permitted to accompany representatives of US Agent and Netherlands Agent during each visit, inspection and discussion referred to in the immediately preceding sentence.  Without in any way limiting the foregoing, each Credit Party will participate and will cause key management personnel of each Credit Party and its Subsidiaries to participate in meetings with the US Agent and the US Lenders and the Netherlands Agent and the Netherlands Lenders at least once during each year, which meetings shall be held at such time and such place as may be reasonably requested by Agents.  In addition, Borrowers agree to reimburse US Agent, Netherlands Agent, Netherlands Security Trustee and/or the Collateral Agent in connection with up to two Collateral Audits for each of the US Borrowers and the Netherlands Borrowers per year (or more if an Event of Default has occurred and is continuing or Aggregate Borrowing Availability is less than $40,000,000) for: (i) the reasonable and documented actual out-of-pocket costs (including reasonable fees and expenses) of such Collateral Audit if a third party auditor is retained to conduct such audit or (ii) field audit charges as the US Agent may from time to time establish (which are presently $750 per person per day) per diem per auditor per audit conducted with respect to any US Credit Party and field audit charges as the Netherlands Agent may from time to time establish (which are presently £500 per person per day), together with any VAT thereon incurred by Netherlands Agent or Netherlands Security Trustee, per diem per auditor per audit conducted with respect to any Netherlands Credit Party, plus, in each case, actual reasonable, documented out-of-pocket expenses if US Agent’s or Netherlands Agent’s in-house auditors conduct such Collateral Audit; provided, that so long as no Default or Event of Default shall have occurred and be continuing, such Collateral Audit expenses shall not exceed the Dollar Equivalent of $100,000 per year.

2.4.          Organizational Existence.  Except as otherwise permitted by Section 3.6, each Credit Party will and will cause its Subsidiaries to at all times preserve and keep in full force and effect (a) its organizational existence (provided that any failure of any Credit Party to pay franchise taxes that does not result in the termination of existence or dissolution of such Credit Party shall not violate this Section) and (b) all rights and franchises with respect to its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

2.5.                              Environmental Matters.  Each Credit Party shall: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b)  comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (c) notify Applicable Agent promptly after such Credit Party or any Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to a Credit Party or its Subsidiaries in excess of $500,000 or the Dollar Equivalent thereof; (d) promptly forward to Applicable Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $500,000 or the Dollar Equivalent thereof, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter; and (e) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary in the event of a Release of Hazardous Materials to maintain the value and marketability of the Real Estate in all material respects (based on continued commercial or industrial use as part of the Credit Parties’ business or a similar business to that conducted on the Closing Date).

2.6.                              Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.  Each US Credit Party shall use reasonable efforts to obtain a landlord’s agreement, mortgagee agreement, or bailee letter, as applicable, from the lessor of each leased property (provided that no such landlord’s agreement shall be required for any property leased as of the Closing Date by any US Credit Party from Shell), mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located (except for consignment locations for which clause (c) of the exclusions from Eligible Inventory set forth in Section 1.9 shall apply and as to which this Section 2.6 shall not apply), which agreement or letter shall be reasonably satisfactory in form and substance to US Agent.  With respect to such locations or warehouse space leased or owned by a US Credit Party as of the Closing Date and thereafter, if US Agent has not received a landlord or mortgagee agreement or bailee letter or if similar protections in form and substance reasonably satisfactory to US Agent are not contained in the underlying lease as of the Closing Date (or, if later, as of the date such location is acquired or leased), the Eligible US Inventory and Eligible US PPE at that location shall, in US Agent’s discretion, be subject to such Reserves as may be established by US Agent, which Reserves shall not exceed six (6) months rent or mortgagee payments, in the case of leased locations, or in the case of bailees, six (6) months storage fees.  After the Closing Date, no real property or warehouse space shall be leased by any US Credit Party or its Domestic Subsidiary and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date (i) without the prior written consent of US Agent, which consent shall not be unreasonably withheld or delayed, but in US Agent’s reasonable credit judgment, may be conditioned upon the exclusion from the US Borrowing Base of Eligible US Inventory and Eligible US PPE at that location and/or, the establishment of Reserves, or (ii)

unless and until a satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location; provided, that neither US Agent’s consent nor a landlord agreement or bailee letter, as appropriate, shall be required with respect to leases, shipments, storage arrangements or other locations at which Eligible US Inventory and Eligible US PPE with a book value of less than $1,000,000 is stored or processed.  For purposes hereof, it is acknowledged that a landlord agreement substantially in the form of Exhibit 2.6(a), a bailee letter substantially in the form of Exhibit 2.6(b) or a mortgagee agreement substantially in the form of Exhibit 2.6(c), as applicable, shall be deemed to be satisfactory for purposes of complying with Section 2.6.  US Borrower Representative shall promptly notify US Agent if any lease for a leased location where Eligible US Inventory or Eligible US PPE with a book value in excess of the Dollar Equivalent of $500,000 is located is terminated or is threatened to be terminated.

2.7.                              Conduct of Business.  Except as permitted by Sections 3.6 and 3.7, each Credit Party shall at all times maintain, preserve and protect all of its material assets and properties used or useful in the conduct of its business in its good faith judgment, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices and transact business only in such corporate and trade names as are set forth in Schedule 2.7 or as otherwise disclosed in writing to Applicable Agent from time to time pursuant to the Collateral Documents.

2.8.                              Supplemental Disclosure.  From time to time with the approval of Applicable Agent (such approval not to be unreasonably withheld, provided that no such supplement shall be permitted for Schedules 3.1 through Schedule 3.8, inclusive), the Credit Parties may supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Applicable Agent and Requisite Lenders in writing; and (b) no supplement shall be required as to representations and warranties that relate solely to the Closing Date.

2.9.                              Cash Management. Each US Credit Party shall enter into a tri-party lockbox account agreement and/or blocked account agreement in form and substance reasonably satisfactory to US Agent and shall deliver such agreements to US Agent with respect to all deposit accounts (including lockbox accounts) of the US Credit Parties, other than (i) zero balance disbursement accounts (it being understood that US Borrower Representative will notify US Agent promptly if any zero balance disbursement account is modified to constitute any other type of deposit account) and (ii) disbursement accounts for petty cash existing on the Closing Date so long as no such disbursement account under this clause (ii) has a balance greater than $1500.  The lockbox account agreements and blocked account agreements shall not provide for daily cash sweeps until an Event of Default has occurred or, in the case of collection accounts, the

Aggregate Borrowing Availability shall be less than $40,000,000 or the US Borrowing Availability shall be less than $20,000,000 (an “Activation Event”); provided, that, following any Activation Event daily cash sweeps shall continue unless and until US Agent otherwise notifies the banks at which such accounts are maintained in writing.

2.10.                        Netherlands Pledge of Accounts.

(a)                                  Not later than five (5) Business Days (or such later date as Netherlands Security Trustee shall permit) following receipt of notice by Netherlands Borrower Representative from Netherlands Security Trustee that all European Collection Accounts (that Netherlands Security Trustee intends to establish) have been established and are operational and indicating an account number for each European Collection Account (the date of receipt of such notice, herein the “Triggering Date”), each Netherlands Borrower shall notify each of its Account Debtors in writing of the pledge to the Netherlands Security Trustee of all present and future Accounts of such Account Debtor and to make payments on Accounts by electronic means to a European Collection Account or by check payable to the order of and deliverable to the Netherlands Security Trustee.  At any time before or after Netherlands Borrowers have provided such notice to its Account Debtors, Netherlands Security Trustee or Netherlands Agent may notify any or all of Netherlands Borrowers’ Account Debtors of such pledge.

(b)                                 No Netherlands Borrower shall institute any other instructions or collection procedures without the prior written consent of the Netherlands Agent.  Netherlands Credit Parties shall promptly upon receipt deposit any checks or other payments received from Account Debtors in payment of Accounts into a European Collection Account, provided that prior to the establishment of the European Collection Accounts, Netherlands Credit Parties shall deposit such checks or other payments in the applicable Interim Account.  From and after the Termination Date (i) for a period of not more than 120 days thereafter, Netherlands Security Trustee shall maintain the European Collection Accounts and transfer on a daily basis collected funds in the European Collection Accounts as directed by Netherlands Borrower Representative and (ii) upon closing of any European Collection Account, Netherlands Security Trustee shall transfer all funds therein as directed by Netherlands Borrower Representative, so long as with respect to the preceding clauses (i) and (ii), Netherlands Security Trustee is reimbursed for the cost of and indemnified against any liability for doing so on terms reasonably acceptable to Netherlands Security Trustee.

(c)                                  At the request of Netherlands Borrower Representative, Netherlands Security Trustee will use reasonable efforts to provide Netherlands Borrower Representative with on-line “view only” access to the applicable banks’ statements with respect to the European Collection Accounts.

2.11.                        Further Assurances.

(a)                                  Each Credit Party shall, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Requisite Lenders at any time or, with respect to US Obligations, US Agent or, with respect to Netherlands Obligations, Netherlands Agent or Netherlands Security Trustee may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents, provided that no US Credit Party shall be required to be or shall be obligated for Netherlands Obligations and no Netherlands Credit Party shall be required to be or shall be obligated for US Obligations.  Holdings shall cause each of its Subsidiaries that has guaranteed any Senior Notes or Senior Unsecured Subordinated Notes to guarantee the US Obligations.

(b)                                 In the event after the Closing Date any Credit Party acquires any fee interest in real estate having a fair market value in excess of $1,000,000 or any US Credit Party acquires any leasehold interest in real estate having in excess of 75,000 square feet, such Credit Party or US Credit Party, as applicable, shall deliver to the Applicable Agent, a fully executed mortgage, deed of trust or other similar document over such real property in form and substance reasonably satisfactory to the Applicable Agent, in its reasonable credit judgment, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably required by the Applicable Agent.

(c)                                  (i) Each US Credit Party shall (x) cause each Person, upon its becoming a Domestic Subsidiary of such US Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement), promptly to guaranty the US Obligations for the benefit of US Agent and US Lenders, and promptly to grant a security interest in the real  (other than any real property that is not required to be mortgaged under Section 2.11(b)) , personal and mixed property of such Person to secure the US Obligations, (y) promptly pledge, or cause to be pledged, to US Agent for the benefit of US Agent and US Lenders, all of the Stock of such Subsidiary that is a Domestic Subsidiary owned by such US Credit Party, and (z) promptly pledge, or cause to be pledged, to US Agent for the benefit of US Agent and US Lenders, 66% of the Voting Stock and 100% of the non-Voting Stock (provided that such non-Voting Stock shall be established on terms reasonably acceptable to US Agent) of each Foreign Subsidiary now or hereafter directly owned by any US Credit Party.  The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications and together with such legal opinions as are reasonably requested by US Agent, but all such documentation shall be substantially the same in form, scope and substance as the corresponding Loan Documents delivered on the Closing Date (after allowing for differences between the law of any applicable jurisdiction and that of any jurisdiction whose laws govern the corresponding Loan Document).  Furthermore, limitations on perfection of security interests consistent with those applied as of the Closing Date will continue to be applied.

(ii)                           Each Netherlands Credit Party shall to the extent legally possible and subject to customary limitations acceptable to Netherlands Agent (x) cause each Person, upon its becoming a Material Subsidiary of such Netherlands Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement), promptly to guaranty the Netherlands Obligations for the benefit of Netherlands Agent, Netherlands Security Trustee and Netherlands Lenders, and promptly to grant a security interest in the real, personal and mixed property of such Person (other than leasehold interests in real property or owned real property that is not required to be mortgaged under Section 2.11(b)) to secure the Netherlands Obligations and

(y) promptly pledge, or cause to be pledged, to Netherlands Security Trustee for the benefit of Netherlands Agent, Netherlands Security Trustee and Netherlands Lenders, all of the Stock of any Material Subsidiary owned by such Netherlands Credit Party.  The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications and together with such legal opinions as are reasonably requested by Netherlands Agent and Netherlands Security Trustee, but all such documentation shall be substantially the same in form, scope and substance as the corresponding Loan Documents delivered on the Closing Date (after allowing for differences between the law of any applicable jurisdiction and that of any jurisdiction whose laws govern the corresponding Loan Document).  Furthermore, limitations on perfection of security interests consistent with those applied as of the Closing Date will continue to be applied.

2.12.                        Spanish Security Agreement.  On or prior to that date which is ten (10) days after the Closing Date or such later date as the Netherlands Security Trustee shall permit, Borrowers shall cause the Spanish Security Agreement to be executed and all actions to be taken (including any required registration with any applicable jurisdiction) in order that the Netherlands Security Trustee will have a valid, perfected and enforceable first priority security interest in the Collateral described therein.

2.13.                        Ancillary Texas Buildings.  The US Credit Parties shall take reasonable measures to insure that they do not use the Ancillary Texas Buildings (as defined below) for any purpose other than (i) to house contract maintenance workers, (ii) for the storage of limited maintenance equipment, or (iii) for a machine shop.  In addition, the US Credit Parties covenant and agree that they shall not use the Ancillary Texas Buildings for material shipping or receiving or for any other use critical to the operations of the US Credit Parties.  For purposes hereof, the “Ancillary Texas Buildings” shall mean the three buildings located either partially on the Real Property leased by Borrower in Deer Park, Texas and partially on property adjacent to said leased property or completely on said adjacent property with no apparent grant of rights from the adjacent property owner to so use such buildings or the adjacent land.

SECTION 3.
NEGATIVE COVENANTS

Each US Credit Party jointly and severally agrees with all other US Credit Parties as to all US Credit Parties, and each Netherlands Credit Party jointly and severally agrees with all other Netherlands Credit Parties as to all Netherlands Credit Parties that from and after the date hereof and until the Termination Date:

3.1.                              Indebtedness.  The Credit Parties shall not, and shall not cause or permit their Subsidiaries directly or indirectly to, create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under Section 3.4) except:

(a)                                  the Obligations;

(b)                                 Indebtedness consisting of intercompany loans and advances made by any Borrower to any Subsidiary of Holdings or by any Subsidiary of Holdings to any Borrower;

provided, that (i) the obligor of such loan or advance shall have executed and delivered to the obligee of such loan or advance a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness so owing by such obligor at any time, which Intercompany Notes shall be in form and substance reasonably satisfactory to the Applicable Agent and shall be pledged and delivered to the Applicable Agent pursuant to the applicable Pledge Agreement or Security Agreement or a similar Collateral Document as additional collateral security for the US Obligations (in the case of an Intercompany Note pledged by Holdings, a US Borrower or a Domestic Subsidiary of either) or the Netherlands Obligations (in the case of an Intercompany Note pledged by Netherlands Holdings or a Subsidiary thereof), provided that no such pledge shall be required by Netherlands Holdings or any Subsidiary thereof until the date thirty (30) days following the Closing Date (or such later date as the Netherlands Security Trustee shall permit) at which time the applicable pledgor shall execute and deliver such security agreements, resolutions and related documents as Netherlands Security Trustee shall reasonably request; (ii) such obligee shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Applicable Agent; (iii) the obligations of any Credit Party under any such Intercompany Notes shall be subordinated to the Obligations of such Credit Party pursuant to Section 9.22 or its equivalent under any other agreement;  (iv) at the time any such intercompany loan or advance is made by any Borrower and after giving effect thereto, such Borrower and the obligor on such intercompany loan shall be Solvent; (v) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; (vi) in the case of any such intercompany loans made by a Borrower, there will be Aggregate Borrowing Availability of not less than $40,000,000 after giving effect to such intercompany loan; (vii) the aggregate outstanding principal amount of such intercompany loans owing by Netherlands Holdings and its Subsidiaries to the US Borrowers under this Section 3.1(b), together with the amount of investments made by Holdings and its Domestic Subsidiaries in Netherlands Holdings and its Subsidiaries under Section 3.3(k)(i) through such time, shall not exceed the Dollar Equivalent of $25,000,000, (viii) the aggregate outstanding principal amount of such intercompany loans owing by RPP USA and its Domestic Subsidiaries to the Netherlands Borrowers under this Section 3.1(b), together with the amount of investments made by Netherlands Holdings and its Subsidiaries in RPP USA and its Domestic Subsidiaries under Section 3.3(k)(ii) through such time, shall not exceed the Dollar Equivalent of $25,000,000 and (ix) the aggregate outstanding principal amount of such intercompany loans owing under this Section 3.1(b) by Subsidiaries of Holdings that are not Credit Parties at any time, together with the amount of investments made by Credit Parties in such Subsidiaries under Section 3.3(k)(ii) through such time shall not exceed the Dollar Equivalent of $10,000,000;

(c)                                  the Senior Secured Notes in an aggregate principal amount not in excess of $140,000,000 and the Senior Second Priority Secured Notes in an aggregate principal amount not in excess of $200,000,000, in each case, less any payments of principal, redemptions, repurchases or defeasances thereof on or after the Closing Date;

(d)                                 Omitted;

(e)                                  the Senior Unsecured Subordinated Notes in an aggregate principal amount not in excess of $328,000,000, less any payments of principal, redemptions, repurchases or defeasances thereof on or after the Closing Date;

(f)                                    Indebtedness set forth on Schedule 3.1(f) hereof, including any refinancing or replacement thereof (except any refinancing or replacement of Indebtedness described on such Schedule that consists of intercompany loans and advances among the Credit Parties) so long as it does not increase the outstanding principal amount thereof (except to pay fees, premiums, accrued interest and expenses in connection therewith) or decrease the maturity thereof;

(g)                                 Omitted;

(h)                                 Omitted;

(i)                                     any other unsecured Indebtedness in a Dollar Equivalent aggregate principal amount of up to $20,000,000.

(j)                                     Indebtedness of RPP USA or any of its Subsidiaries consisting of (x) the financing of insurance premiums in the ordinary course of business or (y) take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business and on a basis consistent with past practice;

(k)                                  Indebtedness with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of any Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this clause (k) shall not at any time exceed $10,000,000;

(l)                                     Indebtedness under (i) Hedge Agreements entered into to protect any Borrower against fluctuations in interest rates in respect of Indebtedness otherwise permitted to be incurred by such Borrower under this Agreement and (ii) other Hedge Agreements so long as management of such Credit Party has determined that the entering into of any such Hedge Agreement is a bona fide hedging activity (and is not for speculative purposes) and is in the ordinary course of business and consistent with past practices;

(m)                               (x) Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed by any Borrower or any of its Wholly-Owned Subsidiaries pursuant to a Permitted Acquisition as a result of a merger or consolidation or the acquisition of an asset securing such Indebtedness) (the “Permitted Acquired Debt”), so long as (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) such Indebtedness does not constitute debt for borrowed money (except to the extent such Indebtedness cannot be repaid in accordance with its terms at the time of its assumption pursuant to such Permitted Acquisition (without the payment of a penalty or premium) and the aggregate principal amount of all such Indebtedness for borrowed money permitted pursuant to this parenthetical does not exceed $25,000,000), it being understood and agreed that Capital Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (ii) and (y) Capital Lease Obligations and Indebtedness of any Borrower and any of its Subsidiaries representing purchase money Indebtedness secured by Liens permitted pursuant to Section 3.2(a), provided that the sum of (I)

the aggregate principal amount of all Permitted Acquired Debt at any time outstanding plus (II) the aggregate amount of Capital Lease Obligations incurred on and after the Closing Date and outstanding at any time (including Indebtedness evidenced by Capital Lease Obligations arising from Permitted Sale-Leaseback Transactions) plus (III) the aggregate principal amount of all such purchase money Indebtedness incurred on and after the Closing Date and outstanding at any time, shall not exceed $50,000,000;

(n)                                 Indebtedness of RPP USA or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, earn-outs and similar obligations in connection with acquisitions or sales of assets and/or businesses effected in accordance with the requirements of this Agreement (so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person);

(o)                                 Indebtedness of any Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is repaid within three (3) Business Days;

(p)                                 the PEP Note in a principal amount not exceeding $2,000,000 less any principal payments made thereunder;

(q)                                 Indebtedness of Holdings to RPP USA incurred pursuant to the Shell Buyback;

(r)                                    refinancings, refundings, extensions and renewals of the forgoing that do not accelerate the amortization thereof, increase the principal amounts thereof (except to cover premiums, fees, costs and expenses), materially increase the interest rates applicable thereto, have additional guarantors thereof, or enhance the collateral therefor or priority thereof and are otherwise in compliance with Section 3.10 (as if effected by amendment or other modification);

(s)                                  Indebtedness incurred by Holdings and not guaranteed by any other Credit Party (i) that is unsecured and that is subordinated to the Obligations at least to the same extent as are the Senior Subordinated Notes, (ii) for which no other Credit Party has any liability as a guarantor, surety, principal or otherwise, and (iii) which until the date referred to in clause (a) of the definition of “US Commitment Termination Date” requires no payment in cash of interest and no payment, prepayment, repurchase, redemption, deposit or defeasance of principal (other than pursuant to required offers to repurchase upon sales of assets or change of control on terms consistent with those contained as of the date hereof in the Senior Note Documents); and

(t)                                    Indebtedness of Holdings to a Borrower with respect to Restricted Payments in the form of intercompany loans permitted to be made pursuant to Section 3.5.

3.2.                              Liens and Related Matters.

(a)                                  No Liens.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Credit Party or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including, without limitation, those Liens constituting Permitted Encumbrances existing on the date hereof, as set forth on Schedule 3.2 and renewals and extensions thereof permitted hereunder).

(b)                                 Omitted.

(c)                                  No Restrictions on Subsidiary Distributions to Borrowers.  Except as provided herein, the Credit Parties shall not, and shall not cause or permit their Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) create or assume any Lien in favor of Applicable Agent, Collateral Agent, Netherlands Security Trustee and Lenders upon its properties or assets, whether now owned or hereafter acquired, (2) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by any Borrower or any other Subsidiary; (3) pay any Indebtedness owed to any Borrower or any other Subsidiary; (4) make loans or advances to any Borrower or any other Subsidiary; or (5) transfer any of its property or assets to any Borrower or any other Subsidiary in each case except for such encumbrances or restrictions existing under or by reason of (i) applicable law, rule, regulation or order, (ii) this Agreement and the other Loan Documents, (iii) provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv)  provisions restricting assignment of any contract entered into by any Borrower or any Subsidiary of any Borrower, (v) customary provisions restricting the assignment of licensing agreements, management agreements or franchise agreements entered into by any Borrower or any of its Subsidiaries in the ordinary course of business, (vi)  any restriction or encumbrance with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the equity interests or assets of such Subsidiary, so long as such sale or disposition of all or substantially all of the equity interests or assets of such Subsidiary is permitted under this Agreement, (vii)  restrictions contained in agreements governing Indebtedness that do not restrict Applicable Agent’s, Collateral Agent’s, Netherlands Security Trustee’s and Lenders’ ability to obtain first priority perfected Liens on the assets of any Credit Party, subject to Permitted Encumbrances and do not restrict the payment of the Loans and the other Obligations, (viii) restrictions on the transfer of assets securing purchase money obligations, industrial revenue bonds and Capital Lease Obligations otherwise permitted under this Agreement, (ix) restrictions on the transfer of assets pursuant to executory contracts for the sale thereof, (x) for Permitted Encumbrances of the type specified in clause (f) of the definition thereof, (xi) the Senior Note Documents and the Subordinated Debt Agreements or permitted refinancings thereof, (x) restrictions on cash or other deposits under contracts for the purchase of Inventory or Equipment entered into in the ordinary course of business, (xi) contractual encumbrances or restrictions in effect on the Closing Date or any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction; (xii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures; (xiii) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness; (xiv) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business; (xv) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 3.7 pending the consummation of such sale; or (xvi) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary.

3.3.                              Investments.  The Credit Parties shall not, and shall not cause or permit their Subsidiaries to, directly or indirectly make or own any Investment in any Person except:

(a)                                  Investments in Cash Equivalents subject, in the case of US Credit Parties, to Control Agreements in favor of Applicable Agent;

(b)                                 intercompany loans to the extent permitted under Section 3.1(b), 3.1(q) and 3.1(t);

(c)                                  Borrowers and their Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business and for the purchase of common stock and options in an amount the Dollar Equivalent of which does not exceed the Dollar Equivalent of $5,000,000 in the aggregate at any time outstanding;

(d)                                 Borrowers and their Subsidiaries may acquire and hold receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of any such Borrower or any such Subsidiary;

(e)                                  Borrowers and their Subsidiaries may acquire and own investments (including debt obligations and equity securities) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f)                                    Hedge Agreements permitted under Section 3.1(l);

(g)                                 Holdings, any Borrower or any Subsidiary of Holdings or any Borrower may acquire and hold obligations of one or more officers or other employees of Holdings or any Borrower or any Subsidiary of Holdings or any Borrower in connection with such officers’ or employees’ acquisition of shares of Holdings common Stock, so long as no cash is actually advanced by Holdings or any Borrower or any Subsidiary of Holdings or any Borrower to such officers or employees in connection with the acquisition of any such obligations;

(h)                                 any Borrower and any of its Wholly-Owned Subsidiaries may make Permitted Acquisitions in accordance with Section 3.6;

(i)                                     Borrowers and their Subsidiaries may own the Stock of their respective Subsidiaries in existence on the Closing Date or created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 3.3);

(j)                                     Borrowers and their Subsidiaries may make advances in the form of a prepayment of expenses, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of such Borrower or such Subsidiary;

(k)                                  (i) Holdings and its Domestic Subsidiaries may make and own capital contributions in cash to Netherlands Holdings and its Subsidiaries and capitalize or forgive any Indebtedness owed to them by Netherlands Holdings and such Subsidiaries and outstanding under Section 3.1(b) in an amount the Dollar Equivalent of which together with the outstanding principal amount of Indebtedness owing by Netherlands Holdings and its Subsidiaries to US Borrowers under Section 3.1(b), does not exceed the Dollar Equivalent of $25,000,000 at any time, (ii) Netherlands Holdings and its Subsidiaries may make and own capital contributions in cash to RPP USA and its Domestic Subsidiaries and capitalize or forgive any Indebtedness owed to them by RPP USA and such Domestic Subsidiaries and outstanding under Section 3.1(b) in an amount the Dollar Equivalent of which together with the outstanding principal amount of Indebtedness owing by RPP USA and its Domestic Subsidiaries to Netherlands Borrowers under Section 3.1(b), does not exceed the Dollar Equivalent of $25,000,000 at any time, and (iii) Credit Parties make and own capital contributions in cash to Subsidiaries that are not Credit Parties and capitalize or forgive any Indebtedness owed to them by such Subsidiaries and outstanding under Section 3.1(b) in an amount the Dollar Equivalent of which together with the outstanding principal amount of Indebtedness owing by such Subsidiaries to Borrowers under Section 3.1(b), does not exceed the Dollar Equivalent of $10,000,000 at any time;

(l)                                     Investments consisting of asset transfers among Credit Parties permitted hereunder so long as such transfer does not create a US Overadvance hereunder;

(m)                               Investments existing on the Closing Date and listed on Schedule 3.3;

(n)                                 Investments in promissory notes and other evidence of Indebtedness received as partial consideration for any Asset Disposition permitted hereunder;

(o)                                 Investments in Joint Ventures (including increased Investments in any existing joint ventures) not to exceed the Dollar Equivalent of $20,000,000 in the aggregate plus any proceeds actually received by the respective investor in respect of Investments theretofore made by it pursuant to this paragraph (o), provided, that the Credit Parties shall promptly take all steps reasonably necessary to enable Applicable Agent, Collateral Agent or Netherlands Security Trustee to obtain perfected Liens on such Investments including the stock of any Joint Venture owned by a Credit Party (except to the extent such Lien would violate any applicable contractual arrangement governing such Joint Venture that was in effect prior to the Closing Date); and

(p)                                 the Credit Parties may convey, lease, license, sell or otherwise transfer or acquire assets and properties to the extent permitted under Section 3.6;

(q)                                 other Investments in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the Dollar Equivalent of $20,000,000 (plus any proceeds actually received by the respective investor in respect of Investments theretofore made by it pursuant to this paragraph (q)); provided, that the Credit Parties shall promptly take all steps reasonably necessary to enable Applicable Agent, Collateral Agent or Netherlands Security Trustee to obtain first priority perfected Liens on such Investments, including the stock of any Joint Venture owned or acquired by a Credit Party;

(r)                                    At any time, Investments to the extent of any Restricted Payments that could be made under Section 3.5(k) at such time; and

(s)                                  Investments by Holdings in Stock of Holdings and Holdings PIK Junior Subordinated Notes to the extent permitted by Section 3.18(iv) and Investments by Holdings in Stock of Holdings permitted by Section 3.5(d).

3.4.                              Contingent Obligations.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a)                                  Letter of Credit Obligations;

(b)                                 those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(c)                                  those existing on the Closing Date and described in Schedule 3.4;

(d)                                 those arising under indemnity agreements to title insurers to cause such title insurers to issue to Applicable Agent mortgagee title insurance policies;

(e)                                  those arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions permitted hereunder;

(f)                                    omitted;

(g)                                 those incurred with respect to Indebtedness of Credit Parties permitted by Section 3.1 provided that any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations, and provided, however, that any Contingent Obligations incurred by Holdings or any of its Domestic Subsidiaries of Indebtedness of Netherlands Holdings or its Subsidiaries or by Netherlands Holdings or any of its Subsidiaries of Indebtedness of RPP USA or any of its Domestic Subsidiaries shall be treated as an Investment under Section 3.3(k) to the extent of the full amount of such Indebtedness outstanding from time to time;

(h)                                 Contingent Obligations of (x) RPP USA or any of its Domestic Subsidiaries as a guarantor of the lessee or contracting party, as the case may be, under any lease or other contract pursuant to which RPP USA or any of its Domestic Wholly-Owned Subsidiaries is the lessee or contracting party so long as such lease or other contract is otherwise permitted hereunder, (y) Netherlands Holdings or any of its Subsidiaries as a guarantor of the lessee or contracting party, as the case may be, under any lease or other contract pursuant to which Netherlands Holdings or any of its Wholly-Owned Subsidiaries is the lessee or contracting party so long as such lease or other contract is otherwise permitted hereunder, and (z) RPP USA or any of its Subsidiaries as a guarantor of any Capital Lease Obligation to which a Joint Venture is a party or any contract entered into by such Joint Venture in the ordinary course of business;

provided that the maximum liability of RPP USA or any such Subsidiary in respect of any obligations as described pursuant to this clause (y) is permitted as an Investment on such date pursuant to the requirements of Section 3.3;

(i)                                     Hedge Agreement permitted under Section 3.1(l);

(j)                                     those deemed to exist pursuant to acquisition agreements entered into in connection with Permitted Acquisitions (including any obligation to pay the purchase price therefore and any indemnification, purchase price adjustment and similar obligations);

(k)                                  Contingent Obligations with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of any Borrower or any of its Subsidiaries or in connection with judgments that do not result in an Event of Default, provided that the Dollar Equivalent of the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this clause (k) shall not at any time exceed the Dollar Equivalent of $10,000,000;

(l)                                     Contingent Obligations of any Credit Party with respect to primary obligations of any other Credit Party (other than Holdings); provided, however, that any Contingent Obligations incurred by Holdings or any of its Domestic Subsidiaries of Indebtedness of Netherlands Holdings or its Subsidiaries or by Netherlands Holdings or any of its Subsidiaries of RPP USA or any of its Domestic Subsidiaries shall be treated as an Investment under Section 3.3(k) to the extent of the full amount of such Indebtedness outstanding from time to time; other than primary obligations (i) evidenced by the PEP Note (except to the extent such Contingent Obligation is created at the time of the delivery of the PEP Note) and (ii) constituting Permitted Acquired Debt;

(m)                               any other unsecured Contingent Obligation not expressly permitted by clauses (a) through (l) above, so long as the Dollar Equivalent of any such other Contingent Obligations, in the aggregate at any time outstanding, does not exceed $25,000,000; and

(n)                                 refinancings, refundings, extensions and renewals of the forgoing that do not accelerate the amortization thereof, increase the principal amounts thereof (except to cover premiums, fees, costs and expenses), materially increase the interest rates applicable thereto, have additional guarantors thereof, or enhance the collateral therefor or priority thereof and are otherwise in compliance with Section 3.10 (as if effected by amendment or other modification).

3.5.                              Restricted Payments.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that:

(a)                                  Any Borrower may make payments, distributions or intercompany loans to Holdings that are used by Holdings to pay federal and state income taxes (including used by Holdings to compensate a Subsidiary for the use of a tax benefit by the Holdings tax group) then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business, professional fees, audit expenses and other expenses related to the maintenance of Holdings as a holding company and provide for all other operating costs of

Holdings, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other customary out-of-pocket costs and expenses, including all costs and expenses with respect to filings with the Securities and Exchange Commission, or that such Borrower or Holdings is required to pay pursuant to applicable law; provided that such Borrower’s aggregate contribution to taxes as a result of the filing of a consolidated or combined return by Holdings or of having its income otherwise includable on a tax return of Holdings shall not be greater, nor the aggregate receipt of tax benefits less, than they would have been had such Borrower filed a stand alone tax return.

(b)                                 Wholly-Owned Subsidiaries of a Borrower may make Restricted Payments described in clause (a) of the definition thereof to such Borrower or another Wholly-Owned Subsidiary of a Borrower that is a Credit Party hereunder, including, without limitation, Restricted Payments in the form of promissory notes or other debt obligations with respect to which such Wholly-Owned Subsidiary is the obligor;

(c)                                  RPP USA may make Constructive Distributions to Holdings;

(d)                                 Borrowers may make Restricted Payments to Holdings to permit Holdings to, and Holdings may, repurchase Stock owned by employees of Holdings, Borrowers or their Subsidiaries whose employment with Borrowers and their Affiliates has been terminated, provided that such Restricted Payments shall not exceed the Dollar Equivalent of $2,500,000 in any Fiscal Year plus a carry-forward of unused amounts from prior years or the Dollar Equivalent of $12,500,000 during the term of this Agreement; provided further that such amount in any calendar year and the aggregate amount may be increased by an amount not to exceed the cash proceeds of keyman life insurance policies received by Holdings, any Borrower or any of its Subsidiaries and applied to the repurchase of Stock;

(e)                                  Any Subsidiary of any Credit Party that is not a Wholly-Owned Subsidiary may make Restricted Payments described in clause (a) of the definition thereof to its shareholders or partners generally, so long as the Borrower or the Subsidiary that owns the equity interest or interests in the Subsidiary making such Restricted Payments receives at least its proportionate share thereof (based upon its relative holdings of equity interest in the Subsidiary making such Restricted Payments and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary or the terms of any agreements applicable thereto);

(f)                                    Omitted;

(g)                                 The Credit Parties may make Restricted Payments described in clause (a) of the definition thereof to minority shareholders of any Acquisition Target in connection with a Permitted Acquisition; provided, that such payments are within the limits set forth in Section 3.6(b)(v);

(h)                                 So long as no Event of Default has occurred and is continuing or would be caused thereby and Aggregate Borrowing Availability is no less than the Dollar Equivalent of $40,000,000 after giving effect thereto, the payment of dividends on any Borrower’s common stock (or dividends, distributions or advances to Holdings to allow Holdings to pay (and

Holdings may pay) dividends on Holdings’ common stock), following any Qualified Public Offering of Holdings’ or any Borrower’s common stock, of (i) in the case of an offering of common stock of Holdings, up to 5.00% per annum of the amount contributed to the Borrowers by Holdings from the proceeds received by Holdings from such offering, or (ii) in the case of an offering of common stock of any Borrower, up to 5.00% per annum of the net proceeds received by such Borrower in such offering, other than, in each case, public offerings with respect to Stock registered on Form S-8;

(i)                                     So long as no Event of Default has occurred and is continuing or would be caused thereby and Aggregate Borrowing Availability is no less than $50,000,000 after giving effect thereto, RPP USA may make Restricted Payments to Holdings in order to permit Holdings to (and Holdings may) repurchase from Shell all of the Stock and Indebtedness of Holdings held by Shell and its Affiliates (the “Shell Buyback”);

(j)                                     RPP USA may make Restricted Payments to Holdings to the extent Holdings is required to issue cash in lieu of fractional shares to accommodated anti-dilution adjustments made to holders of its Stock;

(k)                                  Borrowers and Holdings may make Restricted Payments not expressly permitted by clauses (a) through (j) above, provided, that at the time of and after giving effect to such Restricted Payment: (i) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Borrowers and Holdings pursuant to this paragraph (k) and the aggregate amount of any prepayments and repurchases of Indebtedness pursuant to clause (v) of Section 3.18 and the aggregate amount of Investments permitted by Section 3.3(r), is less than the sum of $20,000,000 plus 50% of the Consolidated Net Income of RPP USA for the period (taken as one accounting period) from the Closing Date to the end of the Fiscal Month for which financial statements have been delivered under Section 4.1(a) ending on or most recently prior to the date on which such Restricted Payment occurs, (ii) Aggregate Borrowing Availability shall be no less than $40,000,000 and (ii) no Event of Default shall have occurred and be continuing or would result after giving effect to such Restricted Payment.

3.6.                              Restriction on Fundamental Changes.

(a)                                  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly:  (i) amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, memorandum of association, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement in any manner which would adversely affect Applicable Agent, Collateral Agent, Netherlands Security Trustee or Lenders in any material respect unless required by law; (ii) enter into any transaction of merger or consolidation except, upon not less than five (5) Business Days’ prior written notice to Applicable Agent, (A) any Wholly-Owned Subsidiary of a Borrower may be merged with or into such Borrower or any other Wholly-Owned Subsidiary of such Borrower and (B) the merger of RPP Capital Corporation with Holdings, with RPP Capital Corporation being the surviving entity of such merger (and thereafter having all rights and obligations of Holdings hereunder and being substituted for Holdings hereunder and under the other Loan Documents) so long as after the Closing Date and through the date of such merger RPP Capital Corporation shall not have acquired from any other Credit Party any material assets;

(iii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except, upon not less than five (5) Business Days’ prior written notice to Applicable Agent, any Wholly-Owned Subsidiary of a Borrower may liquidate, wind up, or dissolve itself (or suffer any liquidation of dissolution) into such Borrower (provided that such Borrower is the surviving entity) or any other Wholly-Owned Subsidiary of such Borrower; provided that no Wholly-Owned Domestic Subsidiary may dissolve itself (or suffer any dissolution) into any Foreign Subsidiary of any Credit Party or (iv) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person other than a Credit Party or a Wholly-Owned Subsidiary of a Credit Party, provided, no Credit Party that is not a US Credit Party may acquire all or any substantial part of the business or assets of a US Credit Party.

(b)                                 Notwithstanding the foregoing, RPP USA or any Wholly-Owned Subsidiary of RPP USA, may acquire all or substantially all of the assets of any Person (the “Acquisition Target”) or operating division or line of business of any Acquisition Target or 100% of the outstanding Stock of any Acquisition Target or cause any Acquisition Target to be merged with it or liquidated, wound up or dissolved into it (in each case, a “Permitted Acquisition”), subject to compliance with the following conditions:

(i)                                     Agents shall receive at least 14 days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(ii)                                  such Permitted Acquisition shall involve only those assets of a business similar or reasonably incidental to a Permitted Business or otherwise permitted under Section 3.9;

(iii)                               such Permitted Acquisition shall be consensual and shall have been approved by the Acquisition Target’s board of directors (or equivalent entity);

(iv)                              no additional Indebtedness, Guaranteed Indebtedness or Contingent Obligations shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrowers and Acquisition Target after giving effect to such Permitted Acquisition, except (A) Loans made hereunder and Permitted Acquired Debt, (B) industrial revenue bonds, pollution control bonds and other tax-exempt financing, Capital Leases, and installment purchase Indebtedness, in each case secured solely by Fixtures, Equipment and/or Real Estate and any accessions thereto or proceeds thereof and related property in each case, of the Acquisition Target, and not incurred in anticipation of such Permitted Acquisition, (C) ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Acquisition Target to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and (D) other Indebtedness permitted under Section 3.1;

(v)                                 the Dollar Equivalent of the sum of all amounts payable in connection with all Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrowers and Acquisition Target) shall not exceed (A) in the case of any Permitted Acquisition by RPP USA or a Wholly-Owned Subsidiary of

RPP USA $25,000,000 individually and $50,000,000 in any Fiscal Year or (B) in the case of any Permitted Acquisition by Netherlands Holdings or any Wholly-Owned Subsidiary of Netherlands Holdings, $8,333,334 individually or $16,666,667 in any Fiscal Year;

(vi)                              if, at the time of such Permitted Acquisition and after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of the 12 month period then ended, the Fixed Charge Coverage Ratio for the twelve month period for which financial statements have been delivered pursuant to Section 4.1(a) or (b) ending on or most recently prior to such Permitted Acquisition is less than 1.1:1.0, either (A) the Acquisition Target shall have had positive EBITDA for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Acquisition Target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition or (B) the sum of (x) EBITDA of RPP USA and its Subsidiaries for the twelve month period for which financial statements have been delivered pursuant to Section 4.1(a) or (b) ending on or most recently prior to such Permitted Acquisition plus (y) EBITDA of the Acquisition Target for the same period as determined from its financial statements for the same period is greater than $60,000,000;

(vii)                           the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(viii)                        at or prior to the closing of any Permitted Acquisition, the Applicable Agent, Collateral Agent or Netherlands Security Trustee, as applicable, will be granted a first priority perfected Lien (subject only to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Stock of the Acquisition Target, and Holdings and Borrowers and the Acquisition Target shall have executed such documents and taken such actions as may be required by Agents in connection therewith and Borrowers shall have complied with Section 2.11 in respect of such Permitted Acquisition;

(ix)                                Concurrently with delivery of the notice referred to in clause (i) above, Borrowers shall have delivered to Applicable Agent, in form and substance reasonably satisfactory to Applicable Agent:

(A)                              a pro forma consolidated balance sheet, income statement and cash flow statement of RPP USA and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of RPP USA and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Indebtedness assumed or incurred in connection therewith, and such Acquisition Pro Forma shall reflect that average daily Aggregate Borrowing Availability under the Commitments for the 90-day period preceding the consummation of such Permitted Acquisition would have exceeded $40,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition, all Loans funded and Permitted Acquired Debt incurred in connection therewith as if made on the first day of such period) and the

Acquisition Projections (as hereinafter defined) shall reflect that such Aggregate Borrowing Availability of $40,000,000 shall continue for at least 90 days after the consummation of such Permitted Acquisition, provided that for Permitted Acquisitions with an aggregate purchase price of less than $10,000,000, the Acquisition Pro Forma shall be limited to a pro forma summary of Aggregate Borrowing Availability for the 90-day preceding period;

(B)                                updated projections of Aggregate Borrowing Availability covering the one-year period commencing on the date of such Permitted Acquisition on a month-by-month basis (the “Acquisition Projections”), taking into account such Permitted Acquisition; and

(C)                                a certificate of a Responsible Officer of the Applicable Borrower Representative to the effect that: (x) the Acquisition Pro Forma fairly presents in all material respects the financial condition of RPP USA and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition or, for Permitted Acquisitions with an aggregate purchase price of less than $10,000,000, reasonable retrospective projections of Aggregate Borrowing Availability; and (y) the Acquisition Projections are reasonable projections of Aggregate Borrowing Availability;

(x)                                   if such Permitted Acquisition includes owned or leased real estate, with an allocated purchase price (or, if none, a fair market value) of at least $1,000,000 a phase I environmental audit with respect to the Acquisition Target in scope and substance consistent with the environmental audits delivered prior to the Closing Date demonstrating that Acquisition Target and its assets are not subject to any material Environmental Liabilities; provided, that a phase I environmental audit shall be required only if the relevant Credit Parties are not adequately indemnified against such material Environmental Liabilities by a credit-worthy indemnitor as reasonably determined by the Applicable Agent;

(xi)                                at least five (5) days prior to the date of such Permitted Acquisition, Applicable Agent shall have received drafts of the acquisition agreement and related agreements and instruments, and the final versions of such acquisition agreement and related agreements and instruments shall not be materially more adverse to the Credit Parties, taken as a whole, than the drafts received, unless Applicable Agent receives updated drafts at least five (5) days prior to the date of such Permitted Acquisition; and

(xii)                             at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing hereunder and no “Default” or “Event of Default” has occurred and is continuing under any Note Document.

Notwithstanding the foregoing, (a) the Accounts and Inventory of the Acquisition Target shall not be included in Eligible US Accounts, Eligible Netherlands Accounts or Eligible US Inventory until Applicable Agent has received a reasonably satisfactory Collateral Audit report and Appraisal with respect thereto and (b) the PPE of the Acquisition Target shall not be included in Eligible PPE at any time.  Further notwithstanding the foregoing (1) with respect to any single Permitted Acquisition for which the aggregate purchase price is less than the Dollar

Equivalent of $10,000,000, the conditions set forth in clauses (i) and (xi) need not be complied with and (2) with respect to the PEP Acquisition, no condition need be complied with and such acquisition shall in all events be a Permitted Acquisition hereunder.  For purposes of calculating the aggregate purchase price in connection with any Permitted Acquisition, any Stock of Holdings used as consideration shall be excluded.

3.7.                              Disposal of Assets or Subsidiary Stock.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly convey, sell, lease, sublease, license, sublicense, option, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for

(a)                                  dispositions of obsolete, worn out or permanently retired assets not used or useful in the business of the Credit Parties (in each case in the reasonable opinion of such Credit Party);

(b)                                 Omitted;

(c)                                  Asset Dispositions by Borrowers and their Subsidiaries if all of the following conditions are met:  (i) the Dollar Equivalent of the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $15,000,000; (ii) the consideration received is at least equal to the fair market value of such assets; (iii) at least 75% of the consideration received is cash; (iv)  the Net Proceeds of such Asset Disposition are used to prepay Revolving Loans to the extent required by Section 1.6(c); (v) after giving effect to the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, Aggregate Borrowing Availability is at least $40,000,000; and (vi) no Default or Event of Default then exists or would result from such Asset Disposition;

(d)                                 Borrowers and any of their Subsidiaries may effect Permitted Sale-Leaseback Transactions in accordance with the definition thereof, provided that (x) the aggregate amount of all proceeds received by Borrowers and their Subsidiaries from all Permitted Sale-Leaseback Transactions consummated on and after the Closing Date shall not exceed the Dollar Equivalent of $25,000,000 and (y) the Net Proceeds from all such Permitted Sale Leaseback Transactions are applied to repay Loans to the extent required by Section 1.6(c);

(e)                                  Omitted;

(f)                                    any conveyance, sale, lease, sublease, license, sublicense, option, transfer or other disposition of assets not consisting of Asset Dispositions;

(g)                                 any conveyance, sale, lease, sublease, license, sublicense, option, transfer or other disposition of assets the proceeds of which are used for Capital Expenditures within 360 days of such Asset Disposition; and

(h)                                 any conveyance, sale, transfer or other disposition of the Investments described in Section 3.3(e).

3.8.                              Transactions with Affiliates.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Credit Party, except (a) as set forth on Schedule 3.8, (b) transactions (other than payment of management, consulting or advisory fees to Apollo Group, Apollo Management or its Affiliates, which are permitted under paragraph (h) of this Section 3.8) pursuant to the reasonable requirements of the business of any such Credit Party or any of its Subsidiaries and upon fair and reasonable terms which, to the extent such transaction involves payment or asset transfers in excess of $5,000,000 in a single transaction or series of transactions, are fully disclosed to Applicable Agent and are no less favorable to any such Credit Party or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) payment of reasonable compensation to officers and employees for services actually rendered to any such Credit Party or any of its Subsidiaries, (d)  payments of customary director’s fees, (e) transactions among any two or more of Holdings and Subsidiaries of Holdings not otherwise prohibited under this Agreement, (f) transactions between Affiliates and Holdings with respect to the Stock of Holdings not otherwise prohibited hereunder, (g) Restricted Payments permitted by Section 3.5, (h) payment by RPP USA to Apollo Group pursuant to the Apollo Management Agreement of management fees in connection with management services provided to Holdings and its Subsidiaries, and advisory fees in connection with acquisitions and other transactions and the reasonable out-of-pocket expenses of Apollo Group incurred in connection with management services and acquisition and transaction advice, in an aggregate amount not to exceed the amounts specified in the Apollo Management Agreement as in effect on the date hereof per Fiscal Year payable (1) in the case of management fees, quarterly on a pro rata basis, (2) in the case of advisory fees, after the closing of any acquisition or transaction, and (3) in the case of expenses, at the time when such expenses are incurred; provided, that no such payments may be made if an Event of Default has occurred and is continuing at the time of such payment or would occur as a result thereof; provided, however, that, if any portion of such management fees or advisory fees is not paid pursuant to the foregoing proviso, such management fees or advisory fees shall be payable to Apollo Group upon the waiver or cure of such Event of Default, (i) any transaction or series of transactions in respect of which any Borrower delivers to Applicable Agent a letter addressed to the Board of Directors of such Borrower or Holdings from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (1) in the good faith determination of such Borrower or Holdings qualified to render such letter and (2) reasonably satisfactory to Applicable Agent, which letter states that such transaction or series of transactions is on terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate and (j) the merger contemplated by Section 3.6(a)(ii)(B).

3.9.                              Conduct of Business.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly engage in any business other than businesses engaged in as of the Closing Date and businesses reasonably related thereto which would not materially adversely affect (i) the ability of Applicable Agent and Lenders to sell or otherwise dispose of the Collateral or (ii) the Credit Parties’ potential Environmental Liabilities.

3.10.                        Changes Relating to Indebtedness.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly change or amend the terms of any of its

Indebtedness permitted by Section 3.1(c) and 3.1(e) if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) accelerate the dates upon which payments of principal or interest are due on or principal amount of such Indebtedness; (c) change any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (d) materially change the redemption or prepayment provisions of such Indebtedness in a manner adverse to the interest of any Applicable Agent, Lenders or Netherlands Security Trustee; (e) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), provided, that Holdings may change the subordination provisions of the Holdings PIK Junior Subordinated Notes Indenture in order to permit the redemption, repurchase or repayment by Holdings of same to the extent not prohibited hereunder and US Lenders and US Agent hereby consent to such change and; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Credit Party or Lenders.

3.11.                        Fiscal Year.  No Credit Party shall change its Fiscal Year or permit any of its Subsidiaries to change their respective Fiscal Years.

3.12.                        Press Release; Public Offering Materials.  Each Credit Party executing this Agreement agrees that it will not issue any press release or similar public statement using the name of GE Capital, GE Netherlands or their respective Affiliates without at least two (2) Business Days’ prior notice to GE Capital or GE Netherlands, as applicable, and without the prior written consent of GE Capital or GE Netherlands, as applicable, (which consent shall not be unreasonably withheld or delayed and shall be deemed given if no objection is made within such two (2) Business Day period).  For purposes of clarification, no such notice or consent is required with respect to any filing with any Government Authority required by applicable law.  Each Credit Party consents to the publication by any Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  US Agent, Netherlands Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof.  Applicable Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

3.13.                        Omitted.

3.14.                        Bank Accounts.

(a)                                  The US Credit Parties shall not and shall not cause or permit their Domestic Subsidiaries to establish or maintain any deposit account unless (i) the bank at which the deposit account is to be opened is located in the United States, and (ii) prior to or concurrently with the establishment of any such deposit account (except as otherwise permitted by Section 2.9), such bank enters into a tri-party agreement regarding such deposit account pursuant to which such bank acknowledges the security interest of US Agent in such deposit account, agrees to comply with instructions originated by US Agent directing disposition of the funds in the deposit account without further consent from such US Credit Party, and agrees to subordinate or limit any security interest the bank may have in the deposit account on terms satisfactory to US Agent.

(b)                                 No Netherlands Borrower shall establish or, from and after the date 90 days following the Triggering Date, maintain, any deposit account into which any Accounts are paid (excluding disbursement accounts used as of the Closing Date for such purpose) or direct (after the Triggering Date) that payments on Accounts be made other than by check deliverable to and payable to the order of the Netherlands Security Trustee or by electronic means to a European Collection Account.

3.15.                        Hazardous Materials.  Except as could not reasonably be expected to have a Material Adverse Effect, the Credit Parties shall not and shall not cause or permit their Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by the Credit Parties or any of their Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate.

3.16.                        Employee Matters.  The Credit Parties shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

3.17.                        Sale-Leasebacks.  The Credit Parties shall not and shall not cause or permit any of their Subsidiaries to engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets other than Permitted Sale-Leaseback Transactions.

3.18.                        Prepayments of Other Indebtedness; Interest Payments.  The Credit Parties shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 3.7, to the extent such Indebtedness shall have become due and payable as a result of such disposition, (iii) intercompany Indebtedness reflecting amounts owing to Credit Parties, (iv) the repurchase by Holdings of Holdings PIK Junior Subordinated Notes as part of the Shell Buyback so long as such Holdings PIK Junior Subordinated Notes are cancelled upon repurchase, (v) prepayments and repurchases of Indebtedness to the extent of any Restricted Payments that could be made under Section 3.5(k) at such time; (vi) refinancings permitted by Section 3.1; (vii) purchases, redemptions, defeasances or prepayments made solely with common Stock of Holdings or US Borrower and (viii) so long as no Event of Default has occurred and is continuing or would be caused thereby, prepayments of the PEP Note.  No Credit Party shall make any payment of principal of, interest on or fees or expenses payable in connection with, any Indebtedness in violation of any subordination provisions to which such Indebtedness is subject and that benefit the holder of any Obligations.

3.19.                        OFAC.  No Credit Party (i) will become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) will engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) will otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

SECTION 4.
FINANCIAL REPORTING

Each US Credit Party jointly and severally agrees with all other US Credit Parties as to all US Credit Parties, and each Netherlands Credit Party jointly and severally agrees with all other Netherlands Credit Parties as to all Netherlands Credit Parties that, from and after the date hereof until the Termination Date, each US Credit Party shall perform and comply with, and shall cause each of the other US Credit Parties to perform and comply with, and each Netherlands Credit Party shall perform and comply with, and cause each other Netherlands Credit Party to perform and comply with, all covenants in this Section 4 applicable to such Person.

4.1.                              Financial Statements and Other Reports.  Holdings and Borrowers will maintain, and cause each of their Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that unaudited Financial Statements are not required to have footnote disclosures).  US Borrower Representative will deliver each of the Financial Statements and other reports described below to the Agents for further delivery to each Lender in the case of the Financial Statements and other reports described in Sections 4.1(a), (b), (d), (f), (g), (h), and (k)).

(a)                                  Monthly Financials.  As soon as available and in any event within thirty (30) days after the end of each month (including the last month of RPP USA’s Fiscal Year), the US Borrower Representative will deliver (1) the consolidated balance sheets of RPP USA and its Subsidiaries, as at the end of such month, and the related consolidated statements of income, stockholders’ equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year of RPP USA to the end of such month, (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and (3) a schedule of the outstanding Indebtedness for borrowed money of RPP USA and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

(b)                                 Year-End Financials.  As soon as available and in any event within ninety (90) days after the end of each Fiscal Year of RPP USA, US Borrower Representative will deliver (1) the consolidated balance sheets of RPP USA and its Subsidiaries, as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow for such Fiscal Year, (2) a schedule of the outstanding Indebtedness for borrowed money of RPP USA and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and (3) a report with respect to the consolidated Financial Statements from a firm of Certified Public Accountants selected by Borrowers and reasonably acceptable to Agents, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and

such report shall be “Unqualified” as to going concern and scope of audit (as such term is defined in such Statement).

(c)                                  Accountants’ Reports.  Promptly upon receipt thereof, US Borrower Representative will deliver, if such accountants consent to such delivery, copies of all annual management reports required under Section 404 of the Sarbanes Oxley Act of 2002 submitted by RPP USA’s firm of certified public accountants.

(d)                                 Additional Deliveries.  To the Applicable Agent, no later than ten (10) Business Days after the end of each Fiscal Month (or within two days following request if requested by such Agent while an Event of Default has occurred and is continuing or while Netherlands Borrowing Availability is less than $10,000,000 or US Borrowing Availability is less than $20,000,000) (together with a copy of any of the following reports requested by such Applicable Agent in writing after the Closing Date), each of the following reports, each of which shall be prepared by Borrowers as of the last day of the immediately preceding Fiscal Month, or, if applicable, the date 2 days prior to the date of any such request:

(i)                                     a Borrowing Base Certificate (which shall be in final form in all material respects but which shall subject to immaterial final closing adjustments that will be provided to the Applicable Agent promptly when same are available) with respect to each Borrower (in substantially the same form as Exhibit 4.1(d)(i) or 4.1(d)(ii), as applicable (a “Borrowing Base Certificate”)), which shall be accompanied, in any event, by (x) a listing from the US Borrower Representative of all Account Debtors of US Borrowers whose Accounts exceed in the aggregate an amount equal to fifteen percent (15%) of the aggregate of all Accounts of US Borrowers at any time, together with the respective amounts of the Accounts of each such Account Debtor, and (y) a listing from the Netherlands Borrower Representative of all Account Debtors whose Accounts exceed in the aggregate an amount equal to five percent (5%) of the aggregate of all Accounts of Netherlands Borrowers at any time, together with the respective amounts of the Accounts of each such Account Debtor;

(ii)                                  with respect to each US Borrower, a summary of Inventory by location and type with a supporting perpetual Inventory report; and

(iii)                               with respect to each Borrower, (A) a monthly trial balance showing Accounts outstanding aged from invoice date as follows:  1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more (in each case with the name and address of each Account Debtor) and (B) a schedule of Accounts owing to such Borrower by each Apollo Operating Company, including the name of each such company and the amount of the Accounts owing by it;

(iv)                              collateral reports with respect to each Borrower, including all additions and reductions (cash and non-cash) with respect to Accounts of each Borrower;

(v)                                 at the time of delivery of each of the monthly Financial Statements delivered pursuant to Section 4.1(a), a summary listing of contra accounts payable;

(vi)                              promptly upon request of Applicable Agent, such supporting detail and documentation (including any material adverse information relating to Account Debtors)

relating to any items delivered under this Section 4.1 as Applicable Agent may reasonably request; and

(vii)                           (i) a listing of government contracts of each Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Month;

(e)                                  Appraisals; Inspections.

(i)                                     From time to time, if any Agent or any Lender determines that obtaining appraisals is necessary in order for such Agent or such Lender to comply with applicable laws or regulations, such Agent will, at Borrowers’ expense, obtain appraisal reports in form and substance and from appraisers reasonably satisfactory to such Agent stating the then current fair market values of all or any portion of the Real Estate owned by Credit Parties.  In addition to the foregoing, at Borrowers’ expense, (i) at any time while and so long as an Event of Default shall have occurred and be continuing, and in the absence of an Event of Default and so long as Aggregate Borrowing Availability equals or is in excess of $30,000,000 not more than once during each calendar year, each Agent may obtain appraisal reports in form and substance and from appraisers satisfactory to such Agent stating the then current market values (or NOLV) of all or any portion of the Inventory and other personal property owned by any of the Credit Parties and (ii) once during each calendar year, each Agent may, in its sole discretion, obtain appraisal reports in form and substance and from appraisers satisfactory to such Agent stating the then current NOLV of all or any portion of the PPE owned by any of the Credit Parties.

(ii)                                  Borrowers, at their own expense, shall, if permitted by their accountants, deliver to the Applicable Agent the results of each physical verification, if any, that Borrowers or any of their Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory in connection with the annual audit of Borrowers’ financial statement (and, if a Default or an Event of Default has occurred and is continuing, Borrowers shall, upon the request of any Agent, conduct, and deliver the results of, such physical verifications as such Agent may require).

(f)                                    Projections.  As soon as available and in any event no later than the earlier of (i) the date 60 days (or 30 days in the event that Aggregate Borrowing Availability is less than $30,000,000) following the last day of each Fiscal Year or (ii) the date of approval of such Projections by the Board of Directors of RPP USA, US Borrower Representative will deliver Projections of RPP USA and its Subsidiaries for the forthcoming fiscal year, month by month.

(g)                                 SEC Filings and Press Releases.  Promptly upon their becoming available, US Borrower Representative will deliver copies (which may be by email) of (1) all Financial Statements, reports, notices and proxy statements sent or made available by Holdings, RPP USA or their Subsidiaries to their Stockholders generally, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings, RPP USA or any of their Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any Governmental Authority or any private regulatory authority, and (3) all press releases and other statements made available by Holdings, RPP USA or any of their Subsidiaries to the public concerning developments in the business of any such Person; provided, however, that such reports, notices, proxy statements, registration statements, press releases and other statements required to be delivered pursuant to clause (3) above shall be deemed to have been delivered for purposes of this Agreement when posted to Holdings’ website or any similar website containing filings made with the Securities and Exchange Commission.

(h)                                 Events of Default, Etc.  Promptly upon any Responsible Officer of any Credit Party obtaining knowledge of any of the following events or conditions, the Applicable Borrower Representative shall deliver copies of all notices given or received by such Borrower or Holdings or any of their Subsidiaries with respect to any such event or condition and a certificate of a Responsible Officer of such Applicable Borrower Representative specifying the nature and period of existence of such event or condition and what action Borrowers or any of their Subsidiaries has taken, is taking and proposes to take with respect thereto:  (1) any condition or event that constitutes an Event of Default or Default; (2) any notice that any Person has given to any Borrower or any of their Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 6.1(b); or (3) any event or condition that has had a Material Adverse Effect.

(i)                                     Litigation.  Promptly as practicable upon any Responsible Officer of any Credit Party obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the knowledge of such Credit Party, threatened against or affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries (“Litigation”) not previously disclosed by Applicable Borrower Representative to the Agents or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against any Credit Party or any property of any Credit Party which, in each case, could reasonably be expected to have a Material Adverse Effect, Applicable Borrower Representative will promptly give notice thereof to Agents and, subject to protecting privileges, provide such other information as may be reasonably available to them without violating any contractual confidentiality obligation applicable to the Credit Parties to enable Agents and their counsel to evaluate such matter.

(j)                                     Notice of Corporate and other Changes.  US Borrower Representative shall provide as promptly as practicable written notice of any Subsidiary created or acquired by any Credit Party or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions and capital structure of such Subsidiary.  The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

(k)                                  Compliance and Pricing Certificate.  Together with each delivery of Financial Statements of RPP USA and its Subsidiaries pursuant to Sections 4.1(a) and (b), Borrowers will deliver a fully and properly complete Compliance and Pricing Certificate (in substantially the same form as Exhibit 4.1(k) (the “Compliance and Pricing Certificate”) signed by Responsible Officer of US Borrower Representative.

(l)                                     Omitted.

(m)                               Omitted.

(n)                                 Other Information.  With reasonable promptness, each Borrower Representative will deliver such other information and data with respect to any Credit Party or any Subsidiary of any Credit Party as from time to time may be reasonably requested by any Agent.

(o)                                 Taxes.  Applicable Borrower Representative shall provide prompt written notice to the Applicable Agent of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges by any Credit Party or any of its Subsidiaries and (ii) any agreement by any Credit Party or any of its Subsidiaries or request directed to any Credit Party or any of its Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.

4.2.                              Accounting Terms; Utilization of GAAP for Purposes of Calculations under Agreement.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Financial statements and other information furnished to Agents pursuant to Section 4.1 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that no Accounting Change shall affect financial covenants, standards or terms in this Agreement; provided further that Borrowers shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes).

SECTION 5.
REPRESENTATIONS AND WARRANTIES

To induce US Agent, Netherlands Agent, Netherlands Security Trustee, Collateral Agent and Lenders to enter into the Loan Documents, to make Loans and to issue or cause to be issued Letters of Credit, US Credit Parties, jointly (with each other) and severally represent and warrant to the US Agent, the Collateral Agent and each US Lender, and Netherlands Credit Parties jointly (with each other) and severally represent and warrant to Netherlands Agent, Netherlands Security Trustee and each Netherlands Lender that the following statements are and, after giving effect to the Related Transactions, will be true, correct and complete with respect to all Credit Parties:

5.1.                              Disclosure.  No representation or warranty of any Credit Party contained in this Agreement, the Financial Statements referred to in Section 5.5, the other Related Transactions Documents or any other document, certificate or written statement furnished to US Agent, Netherlands Agent, Netherlands Security Trustee or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transactions Documents, taken as a whole, contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which Borrowers believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrowers as of such delivery date, and reflect Borrowers’ good faith estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein.  Such Projections are not a guaranty of future performance and actual results may differ from those set forth in such Projections.

5.2.                              No Material Adverse Effect.  Since December 31, 2003 there have been no events or changes in facts or circumstances affecting any Credit Party or any of its Subsidiaries which individually or in the aggregate have had a Material Adverse Effect and that, as of the Closing Date, have not been disclosed herein or in Schedule 5.2.

5.3.                              No Conflict.  The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of any Credit Party or any of its Subsidiaries except if such violations, conflicts, breaches or defaults could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.  None of the making of any Revolving Credit Advance, the creation of any Letter of Credit Obligation nor the granting of any Lien securing any Revolving Credit Advance or Letter of Credit Obligation will contravene any term of the Senior Note Documents.

5.4.                              Organization, Powers, Capitalization and Good Standing.

(a)                                  Each of the Credit Parties and each of their Subsidiaries is duly organized, validly existing and in good standing (in each jurisdiction in which being so has a legal consequence) under the laws of its jurisdiction of organization and qualified to do business in all countries, states or provinces where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  The jurisdiction of organization and all jurisdictions in which each Credit Party is qualified to do business are set forth on Schedule 5.4(a) (as it may be updated from time to time by delivery of a new Schedule 5.4(a) or a supplement to Schedule 5.4(a) by the Applicable Borrower Representative to the Applicable Agent).  Each of the Credit Parties and each of their Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Related Transactions Document to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the Related Transactions.  Subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, Credit Parties are in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Capitalization.  As of the Closing Date:  (i) the authorized Stock of each of the Credit Parties and each of their Subsidiaries is as set forth on Schedule 5.4(b); (ii) all issued and outstanding Stock of each of the Credit Parties and each of their Subsidiaries is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Collateral Agent or US Agent for the benefit of Collateral Agent, US Agent and Secured Creditors or Lenders, as applicable, and Netherlands Agent or Netherlands Security Trustee for the benefit of Netherlands Agent, Netherlands Security Trustee and Netherlands Lenders, and such Stock was issued in compliance with all applicable state, provincial, federal and foreign laws concerning the issuance of securities; (iii) the identity of the holders of the Stock of each of the Credit Parties and each of their Subsidiaries and the percentage of their fully-diluted ownership of the Stock of each of the Credit Parties and each of their Subsidiaries is set forth on Schedule 5.4(b); and (iv) no Stock of any Credit Party or any of their Subsidiaries, other than those described above, are issued and outstanding.  Except as provided in Schedule 5.4(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party or any of their Subsidiaries of any Stock of any such entity.

(c)                                  Binding Obligation.  This Agreement is, and the other Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the Credit Parties thereto, each enforceable against each of such Credit Parties, as applicable, in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.5.                              Financial Statements and Projections.  All Financial Statements concerning Borrowers and their Subsidiaries which have been or will hereafter be furnished to US Agent or Netherlands Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments and reclassifications.

(a)                                  The consolidated balance sheet at December 31, 2003 and the related statement of income of RPP USA and its Subsidiaries, for the Fiscal Year then ended, audited by PricewaterhouseCoopers.

(b)                                 The consolidated balance sheet at September 30, 2004 and the related statement of income of RPP USA and its Subsidiaries for the nine (9) months then ended.

The Projections delivered on or prior to the Closing Date and the updated Projections delivered pursuant to Section 4.1(f) are or will be based upon the estimates and assumptions stated therein, all of which Borrowers believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrowers as of such delivery date, and reflect Borrowers’ good faith estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein.  Such Projections are not a guaranty of future performance and actual results may differ from those set forth in such Projections.

5.6.                              Intellectual Property.  Each of the Credit Parties and its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the condition (financial or other), business or operations of such Credit Party and its Subsidiaries and all such Intellectual Property is fully protected or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances.  As of the Closing Date, all material Intellectual Property of the Credit Parties and their Subsidiaries that is registered or that is licensed to or from others (other than normal and routine off the shelf software license agreements) is identified on Schedule 5.6.  Except as disclosed in Schedule 5.6, the use of such Intellectual Property by the Credit Parties and their Subsidiaries and the conduct of their businesses does not and has not been alleged by any Person to infringe on the rights of any Person.

5.7.                              Investigations, Audits, Etc.  As of the Closing Date, except as set forth on Schedule 5.7, no Credit Party or any of their Subsidiaries is the subject of any review or audit by the IRS or any similar governmental agency or any governmental investigation known to such Credit Party concerning the violation or possible violation of any law that could reasonably be expected to have a Material Adverse Effect.

5.8.                              Employee Matters.  As of the Closing Date, except as set forth on Schedule 5.8, (a) no Credit Party or Subsidiary of a Credit Party nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Credit Party or any of their Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party or any of their Subsidiaries, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Credit Party after due inquiry, threatened between any Credit Party or any of their Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of each Credit Party and each of their Subsidiaries comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters, except, in each case, for any non-compliance arising in the ordinary course of business that can be resolved in the ordinary course of business without material liability to any Credit Party or any of its Subsidiaries and without materially adversely affecting the business of any Credit Party or any of its Subsidiaries.  As of the Closing Date, except as set forth on Schedule 5.8, neither US Borrower nor any of its Domestic Subsidiaries is party to an employment contract.

5.9.                              Solvency.  Each of the Credit Parties and its Subsidiaries is Solvent.

5.10.                        Litigation; Adverse Facts.  As of the Closing Date, except as set forth on Schedule 5.10, there are no judgments outstanding against any Credit Party or any of its Subsidiaries or affecting any property of any Credit Party or any of its Subsidiaries, nor is there any Litigation pending, or to the best knowledge of any Credit Party threatened, against any Credit Party or any of its Subsidiaries, and since the Closing Date, no Litigation has been commenced, in each case, which would reasonably be expected to result in any Material Adverse Effect.

5.11.                        Use of Proceeds; Margin Regulations.

(a)                                  No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System.  If requested by Applicable Agent, each Credit Party will furnish to Applicable Agent and each Lender, as the case may be, a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

(b)                                 Borrowers shall utilize the proceeds of the Loans solely for the Refinancing (and to pay any related transaction expenses), for Permitted Acquisitions, for the Shell Buyback, and for the financing of Borrowers’ ordinary working capital and general corporate needs and any other legal uses of cash not expressly prohibited hereunder.  Schedule 5.11 contains a description of Borrowers’ sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred for particular uses.

5.12.                        Ownership of Property; Liens.  As of the Closing Date, the real estate (“Real Estate”) listed in Schedule 5.12 constitutes all of the real property owned, leased, subleased, or used by any Credit Party or any of its Subsidiaries.  Each of the Credit Parties and each of its Subsidiaries owns good and marketable fee simple (or its equivalent under Applicable Law) title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate, and, to the extent requested in writing by Agents, copies of all such leases or a summary of terms thereof reasonably satisfactory to Agents have been delivered to Agents.  Schedule 5.12 further describes any Real Estate with respect to which any Credit Party or any of its Subsidiaries is a lessor, sublessor or assignor as of the Closing Date.  Each of the Credit Parties and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets.  As of the Closing Date, none of the properties and assets of any Credit Party or any of its Subsidiaries are subject to any Liens other than Permitted Encumbrances and other Liens not prohibited by Section 3.2(a), and there are no facts, circumstances or conditions known to any Borrower that could reasonably be expected to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances and other Liens not prohibited by Section 3.2(a) against the properties or assets of any Credit Party or any of its Subsidiaries.  Schedule 5.12 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate that is material to the business of the Credit Parties.  As of the Closing Date, no material portion of any Credit Party’s or any of its Subsidiaries’ Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied to the satisfaction of the applicable Credit Party.  As of the Closing Date, all material permits required to have been issued to enable the Real Estate to be occupied pursuant to laws in all material respects and used for all of the purposes for which it is currently occupied and used have been issued and are in full force and effect.

5.13.                        Environmental Matters.

(a)                                  Except as set forth in Schedule 5.13, as of the Closing Date: (i) the Credit Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected to result in Environmental Liabilities in excess of the Dollar Equivalent of $500,000 in the aggregate, (ii) the Credit Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to result in a Material Adverse Effect, (iii) there are no Environmental Claims pending against the Credit Parties or any of the Subsidiaries, except where such Environmental Claims could not reasonably be expected to result in Environmental Liabilities in excess of the Dollar Equivalent of $500,000 and (iv) there have been no Releases of Hazardous Materials at, on, or in the vicinity of the Real Estate in quantities that could reasonably be expected to adversely and materially impact the value or marketability of such Real Estate.

(b)                                 Each Credit Party hereby acknowledges and agrees that none of US Agent, Netherlands Agent nor Netherlands Security Trustee (i) is now, or has ever been, in control of any of the Real Estate or affairs of such Credit Party or its Subsidiaries, and (ii) has the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s or its Subsidiaries’ conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

5.14.                        ERISA.

(a)                                  As of the Closing Date, Schedule 5.14(a) lists and separately identifies all Title IV Plans, Multiemployer Plans, ESOPs and Retiree Welfare Plans.  Copies of all Plans listed on Schedule 5.14(a), together with a copy of the latest form IRS/DOL 5500-Series for each such Plan requested by US Agent has been delivered to US Agent.  Except for failures to comply which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA and the IRC and (ii) neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.  Neither any Credit Party nor any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Title IV Plan in excess of $500,000.

(b)                                 As of the Closing Date, except as set forth in Schedule 5.14(a): (i) no Title IV Plan has an Unfunded Pension Liability in an amount that could reasonably be expected to result in a Material Adverse Effect; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur which could reasonably be expected to result in liability to a Credit Party in excess of $500,000; (iii) there are no pending, or to the knowledge of any Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan which could reasonably be expected to result in a Material Adverse Effect; (iv) no Credit Party or ERISA Affiliate has

incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan which could reasonably be expected to result in a Material Adverse Effect; (v) within the last five years (1) no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, and (2) no Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities has been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate which (in the case of either subclause (1) or (2) of this clause (v)) could reasonably be expected to result in a Material Adverse Effect and (vi) except in the case of any eligible individual account plan as defined in ERISA Section 407(d)(3), Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan.

5.15.                        Brokers.  No broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.16.                        Deposit and Disbursement Accounts.  Schedule 5.16 lists all banks and other financial institutions at which any US Credit Party maintains deposit or other accounts, including the Disbursement Account and any other disbursement accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.17.                        Agreements and Other Documents.  Except to the extent publicly available, as of the Closing Date, each US Credit Party and Netherlands Credit Party has provided to Applicable Agent or its counsel, on behalf of US Lenders or Netherlands Lenders, as the case may be, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Schedule 5.17:  the Senior Note Documents, Subordinated Debt Agreements, certain leases, purchase agreements and operating and maintenance agreements with Shell and/or its Affiliates and Occidental Petroleum requested by US Agent, and all instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness with a remaining principal balance in excess of $100,000 of such Credit Party and any Lien granted by such Credit Party with respect thereto; and material instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

5.18.                        Insurance.  Schedule 5.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party.

5.19.                        Credit Agreement Classification; Subordination.  This Agreement and the credit facilities created hereunder constitute the “Credit Agreement” under and as such terms are defined in the Subordinated Debt Agreements and the Senior Note Documents and “Bank Credit Agreement” under the US Security Agreement.  The subordination provisions contained in the Subordinated Debt Agreements are enforceable against Holdings, each US Borrower, the respective Guarantors of US Obligations and the holders of such Indebtedness, as applicable, and all Obligations hereunder and under the other Loan Documents are within the definitions of “Senior Debt” (or “Guarantor Senior Debt” in the case of the obligations of any Guarantor of US Obligations) and “Designated Senior Debt” (or any similar terms in any such case) included in such subordination provisions.

5.20.                        Anti-Terrorism.  Neither the borrowing of the Loans by the Borrowers, nor any other Related Transaction, nor the use of the respective proceeds thereof, shall cause the Lenders, US Agent, Netherlands Agent, Collateral Agent or Netherlands Security Trustee to violate the U.S. Bank Secrecy Act, as amended, and any applicable regulations thereunder or any of the sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) of the United States Department of Treasury, any regulations promulgated thereunder by OFAC or under any affiliated or successor governmental or quasi-governmental office, bureau or agency and any enabling legislation or executive order relating thereto.  Without limiting the foregoing, no Credit Party (i) is a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.  The Credit Parties are in compliance, in all material respects, with the Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.  No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.21.                        Omitted.

5.22.                        US Finance Corp.   US Finance Corp. has no significant assets or material liabilities (other than those liabilities under the Senior Notes and the Loan Documents to which it is a party).

5.23.                        Omitted.

5.24.                        Omitted.

5.25.                        Designated Senior Debt.  Neither Holdings nor any Borrower shall designate any Indebtedness (other than the Obligations and the Senior Secured Notes) as “Designated Senior Debt” (or any similar term) (as defined in the Senior Second Priority Secured Notes Indenture and any Subordinated Debt Agreement).

5.26.                        Taxes and Tax Returns.

(a)                                  As of the Closing Date, (i) all Tax Returns required to be filed by the Credit Parties have been timely and properly filed and (ii) all taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), have been paid except where the failure to make such filings, payments or accruals would not have a Material Adverse Effect.  No Governmental Authority has asserted any claim for taxes, or to any Credit Party’s knowledge, has threatened to assert any claim for taxes that would, if paid by a Credit Party, have a Material Adverse Effect.  All taxes required by law to be withheld or collected and remitted (including, without limitation, income tax, unemployment insurance and workman’s compensation premiums) by the Credit Parties have been withheld or collected and paid to the appropriate Governmental Authorities (or are properly being held for such payment), except for amounts which would not have a Material Adverse Effect.

(b)                                 None of the Credit Parties has been notified that either the IRS or any other Governmental Authority has raised any adjustments or intends to raise such adjustments, in connection with any Tax Return of the Credit Parties, which adjustments would have a Material Adverse Effect.

(c)                                  None of the Credit Parties is a party to, is bound by, or has any obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement, excluding leases entered into in the ordinary course of business and sales contracts, that, either individually or in the aggregate, could have a Material Adverse Effect.

SECTION 6.
DEFAULT, RIGHTS AND REMEDIES

6.1.                              Event of Default.  “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a)                                  Payment.  (1) Failure to pay any installment or other payment of principal of any Loan when due, or to repay Revolving Credit Advances or to reduce their balance to the maximum amount of the Revolving Loan then permitted to be outstanding or to reimburse any L/C Issuer for any payment made by such L/C Issuer under or in respect of any Letter of Credit when due or failure to provide for any cash collateral for any Letter of Credit when required hereunder or (2) failure to pay, within three (3) Business Days after the due date, any interest on any Loan or any other amount due under this Agreement or any of the other Loan Documents; or

(b)                                 Default in Other Agreements.  (1) Any Credit Party or any of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligations (other than with respect to the Loans) or (2) breach or default of any Credit Party or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent Obligations (other than with respect to the Loans), if the effect of such breach, default or occurrence is to cause, or to permit the holder or holders then to cause, such

Indebtedness and/or Contingent Obligations having an aggregate Dollar Equivalent in excess of $5,000,000 to become or be declared due prior to their stated maturity; or

(c)                                  Breach of Certain Provisions; Breach of Warranty.  Failure of any Credit Party to (i) perform or comply with any term or condition contained in Section 2.4(a) as to Borrowers only, Sections 2.9, 2.10, 2.11(c), 3 or Section 4.1(h); or (ii) perform, keep or observe any of the provisions of Section 2.3 or Section 4.1 (other than Section 4.1(h)) and solely with respect to Section 2.3 and Section 4.1 (other than Section 4.1(h)), such failure shall remain unremedied for twelve (12) days or more; or

(d)                                 Borrowing Base Certificate; Breach of Warranty.  Any information contained in any Borrowing Base Certificate or any representation or warranty herein or in any Loan Document or in any material written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to US Agent, Netherlands Agent, Netherlands Security Trustee, Collateral Agent or any Lender by any Credit Party is untrue or incorrect in any material respect (without duplication of materiality qualifiers contained therein) as of the date when made or deemed made; or

(e)                                  Other Defaults under Loan Documents. Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 6.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Applicable Borrower Representative of notice from Applicable Agent or Requisite Lenders of such default or (2) actual knowledge of a Responsible Officer of any Borrower or any other Credit Party of such default; or

(f)                                    Involuntary Bankruptcy; Appointment of Receiver, Etc.  (1)  a court enters a decree or order for relief with respect to any Credit Party in an involuntary case under the Bankruptcy Code or any other Insolvency Law, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged:  (a) an involuntary case is commenced against any Credit Party under any Insolvency Law; or (b) a decree or order of a court for the appointment of a receiver, interim receiver, receiver and manager, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, is entered; or (c) a receiver, interim receiver, receiver and manager, trustee or other custodian is appointed without the consent of a Credit Party, for all or a substantial part of the property of the Credit Party; or

(g)                                 Voluntary Bankruptcy; Appointment of Receiver, Etc.  (1) any Credit Party commences a voluntary case under the Bankruptcy Code or any other Insolvency Law, becomes insolvent or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Credit Party makes a general assignment for the benefit of creditors; or (3) any Credit Party shall generally not be able to pay its debts as they become due or admits in writing its present or prospective inability to pay its debts generally as they become due; or (4) the board of directors of any Credit Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 6.1(g); or

(h)                                 Judgment and Attachments.  Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 6.1) involving an amount in the aggregate at any time in excess of the Dollar Equivalent of $5,000,000 (in any case to the extent not adequately covered by insurance in Agent’s reasonable discretion as to which the insurance company has acknowledged coverage) is entered or filed against one or more of the Credit Parties or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any execution on any such judgment, writ, warrant or similar process; or

(i)                                     Dissolution.  Any order, judgment or decree is entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order remains undischarged or unstayed for a period in excess of thirty (30) days; or

(j)                                     Invalidity of Loan Documents.  Any material provision of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies that it has any further liability under any material provision of the Loan Documents to which it is party, or gives notice to such effect; or

(k)                                  Change of Control.  A Change of Control occurs.

6.2.                              Suspension or Termination of Commitments.  Upon the occurrence and during the continuance of any Event of Default, Applicable Agent may, and at the request of Requisite Lenders Applicable Agent shall, without notice or demand, immediately suspend or terminate all or any portion of Lenders’ obligations to make additional Loans or issue or cause to be issued Letters of Credit under the Commitments.

6.3.                              Acceleration and other Remedies.

(a)                                  Upon the occurrence of any Event of Default described in Sections 6.1(f) or 6.1(g), the Commitments shall be immediately terminated and all of the Obligations, including the Revolving Loan, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived (including for purposes of Section 10 or Section 11) by Borrowers to the extent permitted by applicable law, and the Commitments shall thereupon terminate.

(b)                                 Upon the occurrence and during the continuance of any Event of Default other than those described in Section 6.1(f) and 6.1(g), US Agent or Netherlands Agent, as applicable, may and at the request of the Requisite US Lenders or Requisite Netherlands Lenders, as applicable, US Agent or Netherlands Agent, as the case may be, shall, by written notice to the Applicable Borrower Representatives (i) reduce the aggregate amount of the US Commitment or Netherlands Commitments, as applicable, from time to time, (ii) declare all or any portion of the US Revolving Loan or Netherlands Revolving Loan, as the case may be, and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon (“Acceleration of US Obligations” or “Acceleration of Netherlands Obligations”, as applicable), (iii) terminate all or any portion of the obligations of US Agent, US L/C Issuers and US Lenders or Netherlands Agent, Netherlands L/C Issuers and Netherlands Lenders to make Advances and issue Letters of Credit, (iv) demand that US Borrowers or Netherlands Borrowers, as the case may be, immediately deliver cash to Applicable Agent (or, in the case of Netherlands Agent, to Netherlands Security Trustee, if Netherlands Agent so directs) for the benefit of the US L/C Issuers and Netherlands L/C Issuers (and Borrowers shall then immediately so deliver) in an amount equal to 103% of the aggregate outstanding Letter of Credit Obligations in the currency of the applicable Letter of Credit, (v) appoint investigative accountants to conduct an investigation of any Netherlands Borrower’s business and assets, or for such other purposes as the Netherlands Agent may specify, the fees and costs of such investigative accountants to be for such Borrower’s account (the Netherlands Agent shall not be obliged to disclose to any Borrower any reports or other findings of such investigative accountants) and (vi) exercise any other remedies which may be available under the Loan Documents or applicable law (including the right to require Netherlands Security Trustee to enforce its rights under the Netherlands Security documents for the benefit of itself, Netherlands Agent and Netherlands Lenders).

(c)                                  Each US Borrower hereby grants to US Agent, for the benefit of US L/C Issuers and each US Lender with a participation in any US Letters of Credit then outstanding, a security interest in such cash collateral described in clause (b) above to secure all of the US Letter of Credit Obligations.  Any such cash collateral shall be made available by US Agent to US L/C Issuers to reimburse US L/C Issuers for payments of drafts drawn under such US Letters of Credit and any Fees, Charges and expenses of US L/C Issuers with respect to such US Letters of Credit and the unused portion thereof, after all such US Letters of Credit shall have expired or been fully drawn upon, shall be applied to repay any other Obligations.  After all such US Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been satisfied and paid in full, the balance, if any, of such cash collateral shall be returned to US Borrowers.  US Borrowers shall from time to time execute and deliver to US Agent such further documents and instruments as US Agent may request with respect to such cash collateral.

(d)                                 Each Netherlands Borrower hereby grants to Netherlands Agent, for the benefit of Netherlands L/C Issuers and each Netherlands Lender with a participation in any Netherlands Letters of Credit then outstanding, a security interest in such cash collateral described in clause (b) above to secure all of the Netherlands Letter of Credit Obligations.  Any such cash collateral shall be made available by Netherlands Agent to Netherlands L/C Issuers to reimburse Netherlands L/C Issuers for payments of drafts drawn under such Netherlands Letters of Credit and any Fees, Charges and expenses of Netherlands L/C Issuers with respect to such Netherlands Letters of Credit and the unused portion thereof, after all such Netherlands Letters of Credit shall have expired or been fully drawn upon, shall be applied to repay any other Obligations.  After all such Netherlands Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been satisfied and paid in full, the balance, if any, of such cash collateral shall be returned to Netherlands Borrowers.  Netherlands Borrowers shall from time to time execute and deliver to Netherlands Agent such further documents and instruments as Netherlands Agent may request with respect to such cash collateral.

6.4.                              Performance by Applicable Agent, Collateral Agent and Netherlands Security Trustee.  So long as an Event of

Default has occurred and is continuing, if any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Applicable Agent, Collateral Agent and/or Netherlands Security Trustee may perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party after the expiration of any cure or grace periods set forth herein to the extent necessary to protect the Collateral, the value thereof or the priority of the Applicable Agent’s Liens therein.  In such event, such Credit Party shall, at the request of Applicable Agent or (as the case may be) Collateral Agent or Netherlands Security Trustee, promptly pay any amount reasonably expended by Applicable Agent or (as the case may be) Collateral Agent or Netherlands Security Trustee in such performance or attempted performance to Applicable Agent or (as the case may be) Collateral Agent or Netherlands Security Trustee, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.3(d) from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly agreed that Applicable Agent, Netherlands Security Trustee and Collateral Agent shall not have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document.

6.5.                              Application of Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default,

(a)                                  Borrowers irrevocably waive the right to direct the application of any and all payments at any time or times thereafter received by Applicable Agent or (as the case may be) Collateral Agent or Netherlands Security Trustee from or on behalf of any Borrower, and Applicable Agent or (as the case may be) Collateral Agent or Netherlands Security Trustee shall have the continuing right in its own discretion or at the direction of Requisite Lenders, to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default, provided, that no proceeds received from Netherlands Collateral or a Netherlands Credit Party shall be applied to US Obligations and no proceeds received from US Collateral or a US Credit Party shall be applied to Netherlands Obligations;

(b)                                 Following Acceleration of US Obligations, the proceeds of any sale of, or other realization upon, all or any part of the US Collateral shall be applied:  first, to all Fees, costs and expenses incurred by or owing to US Agent and the Collateral Agent and reimbursable by US Credit Parties pursuant to this Agreement, the other Loan Documents or the US Collateral; second, to accrued and unpaid Fees owing to US Lenders and interest on the US Revolving Credit Advances (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the US Revolving Credit Advances; fourth, to provide cash collateral for US Letter of Credit Obligations; fifth, to all liabilities and obligations of the US Credit Parties under US Hedge Agreements with any US Lender or any Affiliate of a US Lender; and sixth, to any other US Obligations (other than Contingent Indemnification Obligations).  Any balance remaining shall be delivered to US Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

(c)                                  Following Acceleration of Netherlands Obligations, the proceeds of any sale of, or other realization upon, all or any part of the Netherlands Collateral shall be applied:  first, to all Fees, costs and expenses incurred by or owing to Netherlands Agent and the Netherlands Security Trustee and reimbursable by Netherlands Credit Parties pursuant to this Agreement, the other Loan Documents or the Netherlands Collateral; second, to accrued and unpaid Fees owing to Netherlands Lenders and interest on the Netherlands Revolving Credit Advances (including any interest which but for the provisions of any Insolvency Law, would have accrued on such amounts); third, to the principal amount of the Netherlands Revolving Credit Advances; fourth, to provide cash collateral for Netherlands Letter of Credit Obligations; and fifth, to any other Netherlands Obligations (other than Contingent Indemnification Obligations).  Any balance remaining shall be delivered to Netherlands Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

SECTION 7.
CONDITIONS TO LOANS

The obligations of Lenders and L/C Issuers to make Loans and to Issue or cause to be Issued Letters of Credit are subject to satisfaction or waiver of all of the applicable conditions set forth below.

7.1.                              Conditions to Initial Loans.  The obligations of Lenders and L/C Issuers to make the initial Loans and to Issue or cause to be Issued Letters of Credit on the Closing Date are, in addition to the conditions precedent specified in Section 7.2, subject to the delivery of all documents listed on, the taking of all actions set forth on and the satisfaction of all other conditions precedent listed in the Closing Checklist attached hereto as Annex C, all in form and substance, or in a manner, reasonably satisfactory to US Agent, Netherlands Agent and Netherlands Security Trustee.

7.2.                              Conditions to All Loans.  Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof (the “Funding Date”):

(a)                                  (i) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (it being understood that the schedules to the Security Agreement and Foreign Security Agreements delivered on the Closing Date expressly relate to the Closing Date), and (ii) Applicable Agent or Requisite US Lenders (in the case of US Revolving Credit Advances or US Letters of Credit) or Netherlands Requisite Lenders (in the case of Netherlands Revolving Credit Advances and Netherlands Letters of Credit) have determined not to make such Advance or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect in any material respect;

(b)                                 (i) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and (ii) Applicable Agent or Requisite US Lenders (in the case of US Revolving Credit Advances or US Letters of Credit) or Netherlands Requisite Lenders (in the case of Netherlands Revolving Credit Advances and Netherlands Letters of Credit) shall have determined not to make any Advance or incur any Letter of Credit Obligation as a result of that Default or Event of Default;

(c)                                  except as to US Overadvances and Netherlands Overadvances contemplated by Sections 1.1(a)(ii) and Section 1.2(a)(ii), respectively, after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), (i) the Dollar Equivalent of the US Revolving Loan would exceed the lesser of the US Revolving Loan Commitment of all US Lenders or the Aggregate US Borrowing Base or the outstanding amount of the US Revolving Loan (including, without duplication, the US Swing Line Loan advanced to that US Borrower) of the applicable US Borrower would exceed such US Borrower’s separate US Borrowing Base, (ii) the Dollar Equivalent of the Netherlands Revolving Loan would exceed the lesser of the Netherlands Commitment of all Netherlands Lenders or the Aggregate Netherlands Borrowing Base or the outstanding amount of the Netherlands Revolving Loan of the applicable Netherlands Borrower would exceed such Netherlands Borrower’s separate Netherlands Borrowing Base or (iii) the Dollar Equivalent of the principal amount of the US Revolving Loan (including, without duplication, the US Swing Line Loan) together with the Dollar Equivalent of principal amount of the Netherlands Revolving Loan would exceed $150,000,000.

The request and acceptance by any Borrower of the proceeds of any Advance or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by such Borrower that the conditions in this Section 7.2  have been satisfied and (ii) a reaffirmation by such Borrower of the cross guaranty provisions set forth in Section 10, in the case of a US Borrower or Section 11 in the case of a Netherlands Borrower, and of the granting and continuance of Collateral Agent’s or US Agent’s Liens, on behalf of itself and Secured Creditors or US Lenders (as applicable), or Netherlands Agent or Netherlands Security Trustee’s Liens, on behalf of Netherlands Agent, Netherlands Security Trustee and Netherlands Lenders, as the case may be, pursuant to the Collateral Documents.

SECTION 8.
ASSIGNMENT AND PARTICIPATION

8.1.                              Assignment and Participations.

(a)                                  Subject to the terms of this Section 8.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender shall:  (i) require the consent of Applicable Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit 8.1 and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Applicable Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Applicable Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) solely in the case of any partial assignment, after giving effect to such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iv) require a payment to Applicable Agent of an assignment fee of $3,500, as applicable and (v) so long as no Event of Default has occurred and is continuing, require the consent of Applicable Borrower Representative, which shall not be unreasonably withheld or delayed and shall be deemed granted if not objected to within five (5) Business Days following notice thereof to Applicable Borrower Representative; provided that no such consent shall be required for an assignment to a Person described in clause (a) of the definition of Qualified Assignee.  Notwithstanding the above, Applicable Agent may in its sole and absolute discretion permit any assignment by a Lender to a Person or Persons that are not Qualified Assignees subject to any consent of the Applicable Borrower Representative provided for herein.  In the case of an assignment by a Lender under this Section 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment.  Borrowers hereby acknowledge and agree that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender.”  In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment.  In the event Applicable Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Applicable Agent or any such Lender shall so notify Borrowers, and Borrowers shall, upon the request of Applicable Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned.  Notwithstanding the foregoing provisions of this Section 8.1(a), (a) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank or any other central bank or Governmental Authority regulating such Lender, (b) any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to trustee for the benefit of its investors and (c) any Lender may assign the Obligations to an Affiliate of such Lender or to a Person that is a Lender prior to the date of such assignment.

(b)                                 Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents).  Solely for purposes of Sections 8.3 and 9.1, Borrowers, Agents and Lenders acknowledge and agree that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a

“Lender”.  Except as set forth in the preceding sentence no Borrower or any other Credit Party shall have any obligation or duty to any participant.  No Agent or Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c)                                  Except as expressly provided in this Section 8.1, no Lender shall, as between Borrowers and that Lender, or Applicable Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d)                                 Omitted.

(e)                                  US Agent shall maintain, on behalf of US Borrowers, in its offices located at 335 Madison Avenue, New York, New York 10017 a “register” for recording the name, address, commitment and US Revolving Loans owing to each US Lender.  The entries in such register shall be presumptive evidence of the amounts due and owing to each US Lender in the absence of manifest error.  US Borrowers, US Agent, and each US Lender may treat each Person whose name is recorded in such register pursuant to the terms hereof as a US Lender for all purposes of this Agreement.  The register described herein shall be available for inspection by US Borrowers and any US Lender, at any reasonable time upon reasonable prior notice.

(f)                                    Netherlands Agent shall maintain, on behalf of Netherlands Borrowers, in its offices located at GE, 30 Berkley Square, London, England a “register” for recording the name, address, commitment and Netherlands Revolving Loans owing to each Netherlands Lender.  The entries in such register shall be presumptive evidence of the amounts due and owing to each Netherlands Lender in the absence of manifest error.  Netherlands Borrowers, Netherlands Agent, Netherlands Security Trustee and each Netherlands Lender may treat each Person whose name is recorded in such register pursuant to the terms hereof as a Netherlands Lender for all purposes of this Agreement.  The register described herein shall be available for inspection by Netherlands Borrowers, Netherlands Security Trustee and any Netherlands Lender, at any reasonable time upon reasonable prior notice.

(g)                                 Any Lender may furnish any information concerning Credit Parties, in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 9.13.

(h)                                 So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.14(a), increased costs or an inability to fund LIBOR Loans or EURO LIBOR Loans under Section 1.14(b), or withholding taxes in accordance with Section 1.15.

(i)                                     Each Netherlands Lender agrees with the Netherlands Borrower, the Netherlands Agent and each other Netherlands Lender that it will prior to any assignment pursuant to this Section 8.1 enable the Netherlands Borrower and the Netherlands Agent to verify that the proposed assignee is a Professional Market Party.

8.2.                              Agents and Collateral Agent

(a)                                  Appointment.  Each US Lender hereby designates and appoints GE Capital as its agent (and Collateral Agent), and each Netherlands Lender hereby appoints GE Netherlands as its agent, in each case, under this Agreement and the other Loan Documents.  Each US Lender hereby irrevocably authorizes US Agent and Collateral Agent to execute and deliver the Collateral Documents entered into by any US Credit Party for the benefit of US Agent and US Lenders or Collateral Agent and Secured Creditors, and each Netherlands Lender hereby irrevocably authorizes Netherlands Agent and Netherlands Security Trustee to execute and deliver the Collateral Documents entered into by any Netherlands Credit Party for the benefit of Netherlands Agent and/or Netherlands Security Trustee and Netherlands Lenders, and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto.  US Agent, Collateral Agent, Netherlands Security Trustee and Netherlands Agent are authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Applicable Lenders, subject to the requirement that certain of such Lenders’ consent be obtained in certain instances as provided in this Section 8.2 and Section 9.2.  The provisions of this Section 8.2 are solely for the benefit of US Agent, Collateral Agent, Netherlands Agent, Netherlands Security Trustee and Lenders and neither Borrowers nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing their functions and duties under this Agreement, US Agent, Collateral Agent, Netherlands Security Trustee and Netherlands Agent shall act solely as agent of Lenders and do not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party.  US Agent, Collateral Agent, Netherlands Security Trustee and Netherlands Agent may perform any of their duties hereunder, or under the Loan Documents, by or through their agents or employees.

(b)                                 Nature of Duties.  The duties of US Agent, Collateral Agent, Netherlands Security Trustee and Netherlands Agent shall be mechanical and administrative in nature.  US Agent, Collateral Agent, Netherlands Security Trustee and Netherlands Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon US Agent, Netherlands Security Trustee or Netherlands Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of each Credit Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Credit Party, and US Agent, Collateral Agent and Netherlands Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein).  If US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, as the case may be, seeks the consent or approval of any Lender, as the case may be, to the taking or refraining from taking any action hereunder, then US Agent, Collateral Agent, Netherlands Trustee or Netherlands Agent, as the

case may be, shall send notice thereof to each Lender.  US Agent or Collateral Agent, as the case may be, shall promptly notify each US Lender any time that the Requisite Lenders, the Supermajority Lenders, the Requisite US Lenders or the Supermajority US Lenders have instructed US Agent or Collateral Agent to act or refrain from acting pursuant hereto.  Netherlands Agent or Netherlands Security Trustee, as the case may be, shall promptly notify each Netherlands Lender any time that the Requisite Lenders, Requisite Netherlands Lenders, Supermajority Lenders or Supermajority Netherlands Lenders have instructed Netherlands Agent or Netherlands Security Trustee to act or refrain from acting pursuant hereto.

(c)                                  Rights, Exculpation, Etc. of US Agent, Collateral Agent, Netherlands Security Trustee and Netherlands Agent.  Neither US Agent, Collateral Agent, Netherlands Security Trustee, Netherlands Agent nor any of their respective officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, as the case may be, shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  US Agent, Collateral Agent, Netherlands Security Trustee and Netherlands Agent shall not be liable for any apportionment or distribution of payments made by them in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).  In no event shall US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages.  In performing their respective functions and duties hereunder, US Agent, Collateral Agent, Netherlands Security Trustee and Netherlands Agent shall exercise the same care which they would in dealing with loans for their own account, but neither US Agent, Collateral Agent, Netherlands Security Trustee, Netherlands Agent nor any of their respective agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Credit Party.  Neither US Agent, Collateral Agent, Netherlands Security Trustee nor Netherlands Agent shall be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default.  US Agent and Collateral Agent may at any time request instructions from Requisite Lenders, Requisite US Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents US Agent or Collateral Agent is permitted or required to take or to grant.  Netherlands Agent and Netherlands Security Trustee may at any time request instructions from Requisite Lenders, Requisite Netherlands Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Netherlands Agent or Netherlands Security Trustee is permitted or required to take or to grant.  If such instructions are promptly requested, US Agent, Collateral Agent, Netherlands Security Trustee and Netherlands Agent, as the case may be, shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders, Requisite US Lenders, Requisite Netherlands Lenders or such other portion of the Lenders as shall be prescribed by this Agreement, as the case may be.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent as a result of US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, respectively, acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders, Requisite US Lenders, Requisite Netherlands Lenders or all affected Lenders, as the case may be; and, notwithstanding the instructions of Requisite Lenders, Requisite US Lenders, Requisite Netherlands Lenders or all affected Lenders, as the case may be, neither US Agent, Collateral Agent, Netherlands Security Trustee nor Netherlands Agent shall have any obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, as applicable, or exposes US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, as applicable, to any liability for which it has not received satisfactory indemnification in accordance with Section 8.2(e).

(d)                                 Reliance.  US Agent, Collateral Agent, Netherlands Security Trustee and Netherlands Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder.  US Agent, Collateral Agent, Netherlands Security Trustee and Netherlands Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, as the case may be, in its sole discretion.

(e)                                  Indemnification.  Applicable Lenders will reimburse and indemnify US Agent, Collateral Agent, Netherlands Security Trustee and Netherlands Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses (including, without limitation, reasonable attorneys’ fees and reasonable expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrowers; provided, however, that no Applicable Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from US Agent’s, Collateral Agent’s, Netherlands Security Trustee’s or Netherlands Agent’s, as the case may be, gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  If any indemnity furnished to US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent for any purpose shall, in the opinion of US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, respectively, be insufficient or become impaired, US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders, Requisite US Lenders, Requisite Netherlands Lenders or Requisite Lenders, or such other portion of the Lenders as shall be prescribed by this Agreement, until such additional indemnity is furnished.  The obligations of Lenders under this Section 8.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)                                    GE Capital and GE Netherlands Individually.  With respect to its Commitments hereunder, each of GE Capital and GE Netherlands shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “US Lenders”, “Lenders”, “Requisite Lenders”, “Requisite US Lenders”, “Supermajority US Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include GE Capital in its individual capacity as a US Lender, Requisite US Lender, Supermajority Lender, Supermajority US Lender or one of the Requisite Lender, or Lenders.  The terms “Netherlands Lenders”, “Lenders”, “Requisite Lenders”, “Requisite Netherlands Lenders”, “Supermajority Netherlands Lenders”  or any similar terms shall, unless the context clearly otherwise indicates, include GE Netherlands in its individual capacity as a Netherlands Lender, Requisite Lender, Requisite Netherlands Lender, Supermajority Lender, Supermajority Netherlands Lender or one of the Lenders.  GE Capital and GE Netherlands, either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Credit Party as if it were not acting as US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, respectively, pursuant hereto and without any duty to account therefor to Applicable Lenders.  GE Capital and GE Netherlands, either directly or through strategic affiliations, may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Applicable Lenders.

(g)                                 Successor US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent.

(i)                                     Resignation.  US Agent, Netherlands Agent, Collateral Agent or Netherlands Security Trustee may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Applicable Borrower Representative, Applicable Lenders and US Agent, Netherlands Agent, Collateral Agent or Netherlands Security Trustee, as the case may be.  Such resignation shall take effect upon the acceptance by a successor US Agent, Netherlands Agent, Collateral Agent or Netherlands Security Trustee of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

(ii)                                  Appointment of Successor.  Upon any such notice of resignation pursuant to clause (i) above, Requisite US Lenders or Requisite Netherlands Lenders, as the case may be, shall appoint a successor US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, respectively, which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to US Borrowers or Netherlands Borrowers, as the case may be.  If a successor US Agent, Collateral Agent, Netherlands Security Trustee or

Netherlands Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, respectively, upon notice to Applicable Borrower Representative, shall then appoint a successor US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, as the case may be, who shall serve as US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, respectively, until such time, if any, as Requisite US Lenders or Requisite Netherlands Lenders, as the case may be, appoint a successor US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, respectively, as provided above.

(iii)                               Successor US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent.  Upon the acceptance of any appointment as US Agent, Netherlands Agent, Collateral Agent or Netherlands Security Trustee under the Loan Documents by a successor US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, as the case may be, such successor US Agent, Netherlands Agent, Collateral Agent or Netherlands Security Trustee, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring US Agent, Netherlands Agent, Collateral Agent or Netherlands Security Trustee, as the case may be, and the retiring US Agent, Netherlands Agent, Collateral Agent or Netherlands Security Trustee, as the case may be, shall be discharged from its duties and obligations under the Loan Documents.  After any retiring US Agent’s resignation as US Agent, any retiring Netherlands Agent resignation as Netherlands Agent, any retiring Netherlands Security Trustee’s resignation as Netherlands Security Trustee or any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Section 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as US Agent, Netherlands Agent, Collateral Agent or Netherlands Security Trustee, as the case may be.

(h)                                 Collateral Matters.

(i)                                     Release of Collateral.  Applicable Lenders hereby irrevocably authorize each of US Agent, Netherlands Agent, Collateral Agent or Netherlands Security Trustee at its option and in its discretion, to release any Lien granted to or held by US Agent, Netherlands Agent, Collateral Agent or Netherlands Security Trustee upon any Collateral, (x) in the case of US Agent and Collateral Agent upon termination of the US Commitments and payment and satisfaction of all US Obligations (other than Contingent Indemnification Obligations) or in the case of Netherlands Agent or Netherlands Security Trustee upon termination of the Netherlands Commitments and payment and satisfaction of all Netherlands Obligations (other than Contingent Indemnification Obligations), (y) constituting property being sold or disposed of if Borrowers (or any of them) certify to Applicable Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Applicable Agent may rely in good faith conclusively on any such certificate, without further inquiry).

(ii)                                  Confirmation of Authority; Execution of Releases.  Without in any manner limiting Applicable Agent’s, Collateral Agent’s or Netherlands Security Trustee’s authority to act without any specific or further authorization or consent by Lenders (as set forth in this Section 8.2(h)), each Applicable Lender agrees to confirm in writing, upon request by Applicable Agent, Collateral Agent, Netherlands Security Trustee or Applicable Borrower

Representative, the authority to release any Collateral conferred upon US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent under clause (i) of Section 8.2(h).  Upon receipt by US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent of any required confirmation from the Requisite US Lenders or Requisite Netherlands Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days’ prior written request by Applicable Borrower Representative, US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, as the case may be, shall (and are hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, as the case may be, upon such Collateral; provided, however, that (x) US Agent, Collateral Agent, Netherlands Security Trustee and Netherlands Agent shall not be required to execute any such document on terms which, in their respective opinion, would expose them to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party in respect of), all interests retained by any Credit Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(iii)                               Absence of Duty.  Neither US Agent, Netherlands Agent, Collateral Agent nor Netherlands Security Trustee shall have any obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by any Credit Party, or is cared for, protected or insured or has been encumbered or that the Liens granted to US Agent, Netherlands Agent, Collateral Agent or Netherlands Security Trustee, as the case may be, have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to US Agent, Netherlands Agent, Collateral Agent or Netherlands Security Trustee as the case may be, in this Section 8.2(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, each of US Agent, Netherlands Agent, Collateral Agent and Netherlands Security Trustee may act in any manner they may deem appropriate, in their discretion, given their own interest in property covered by the Collateral Documents as one of the Lenders and that US Agent, Netherlands Agent, Collateral Agent and Netherlands Security Trustee shall have no duty or liability whatsoever to any of the other Lenders, provided that US Agent, Netherlands Agent, Collateral Agent and Netherlands Security Trustee shall exercise the same care which they would in dealing with loans for their own, respective, account.

(i)                                     Agency for Perfection.  US Agent, Collateral Agent and each US Lender hereby appoint each other US Lender and Netherlands Agent, Netherlands Security Trustee and each Netherlands Lender hereby appoint each other Netherlands Lender as agent for the purpose of perfecting Applicable Agent’s, Collateral Agent’s or Netherlands Security Trustee’s security interest in assets which, in accordance with the Code in any applicable jurisdiction (or its equivalent under Dutch, English or other law) can be perfected by possession or control.  Should any US Lender (other than US Agent or Collateral Agent) or any Netherlands Lender (other than Netherlands Agent or Netherlands Security Trustee) obtain possession or control of any such assets, such Lender shall notify Applicable Agent thereof, and, promptly upon Applicable

Agent’s request therefor, shall deliver such assets to Applicable Agent or in accordance with Applicable Agent’s instructions or transfer control to Applicable Agent in accordance with Applicable Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the US Revolving Loans or Netherlands Revolving Loans, as the case may be, unless instructed to do so by Applicable Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Applicable Agent.

(j)                                     Notice of Default.  Neither US Agent, Collateral Agent, Netherlands Security Trustee nor Netherlands Agent shall be deemed to have knowledge or notice or be actually aware of the occurrence of any Default or Event of Default except (as to US Agent and Netherlands Agent, respectively, only) with respect to defaults in the payment of principal, interest and Fees required to be paid to US Agent or Netherlands Agent for the account of US Lenders or Netherlands Lenders, respectively, unless US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, as the case may be, shall have received written notice from a Lender or Borrower Representative referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Applicable Agent, Collateral Agent and Netherlands Security Trustee will use reasonable efforts to notify each US Lender or Netherlands Lender, as the case may be, of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Applicable Agent will notify each US Lender or Netherlands Lender, as the case may be, of its receipt of such notice.  Applicable Agent, Collateral Agent and Netherlands Security Trustee shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders, Requisite US Lenders or Requisite Netherlands Lenders, as the case may be, in accordance with Section 6.  Unless and until Applicable Agent, Collateral Agent or Netherlands Security Trustee has received any such request, Applicable Agent, Collateral Agent and Netherlands Security Trustee may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of US Lenders or Netherlands Lenders, as the case may be.

(k)                                  Lender Actions Against Collateral.  Each Applicable Lender agrees that it will not take any action, nor institute any actions or proceedings, with respect to the Loans, against any Borrower or any Credit Party hereunder or under the other Loan Documents or against any of the Real Estate encumbered by Mortgages without the consent of the Requisite US Lenders or Requisite Netherlands Lenders, as the case may be.  With respect to any action by US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent to enforce its and the Applicable Lenders’ rights and remedies, under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, as the case may be, to the extent necessary to enforce the rights and remedies of US Agent, Collateral Agent, Netherlands Security Trustee or Netherlands Agent, as the case may be, for the benefit of the Lenders under the Mortgages in accordance with the provisions hereof.

8.3.                              Set Off and Sharing of Payments.

(a)                                  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each US Lender is hereby authorized by each US Borrower at any time or from time to time, with reasonably prompt subsequent notice to US Borrower Representative (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such US Lender at any of its offices for the account of any US Borrower or any of its Domestic Subsidiaries (regardless of whether such balances are then due to US Borrower or its Domestic Subsidiaries), and (B) other property at any time held or owing by such US Lender to or for the credit or for the account of any US Borrower or any of its Domestic Subsidiaries, against and on account of any of the US Obligations; except that no US Lender shall exercise any such right without the prior written consent of Requisite Lenders.  Any US Lender exercising a right to set off shall purchase for cash (and the other US Lenders shall sell) interests in each of such other US Lender’s Pro Rata Share of the US Obligations as would be necessary to cause all US Lenders to share the amount so set off with each other US Lender in accordance with their respective Pro Rata Shares.  US Borrowers agree, to the fullest extent permitted by law, that any US Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the US Obligations and upon doing so shall deliver such amount so set off to US Agent for the benefit of all US Lenders in accordance with their Pro Rata Shares.

(b)                                 In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Netherlands Lender is hereby authorized by each Netherlands Borrower at any time or from time to time, with reasonably prompt subsequent notice to Netherlands Borrower Representative (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Netherlands Lender at any of its offices for the account of any Netherlands Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Netherlands Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Netherlands Lender to or for the credit or for the account of any Netherlands Borrower or any of its Subsidiaries, against and on account of any of the Netherlands Obligations; except that no Netherlands Lender shall exercise any such right without the prior written consent of Requisite Lenders.  Any Netherlands Lender exercising a right to set off shall purchase for cash (and the other Netherlands Lenders shall sell) interests in each of such other Netherlands Lender’s Pro Rata Share of the Netherlands Obligations as would be necessary to cause all Netherlands Lenders to share the amount so set off with each other Netherlands Lender in accordance with their respective Pro Rata Shares.  Netherlands Borrowers agree, to the fullest extent permitted by law, that any Netherlands Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Netherlands Obligations and upon doing so shall deliver such amount so set off to Netherlands Agent for the benefit of all Netherlands Lenders in accordance with their Pro Rata Shares.

8.4.                              Disbursement of Funds.  Subject to fulfillment or waiver of the conditions set forth in Section 7.2, (a) US Agent may, on behalf of US Lenders, disburse funds to US Borrowers for US Revolving Credit Advances requested and (b) Netherlands Agent may, on behalf of Netherlands Lenders, disburse funds to Netherlands Borrowers for Netherlands Revolving Credit Advances requested.  In either such case, each US Lender or Netherlands Lender shall reimburse Applicable Agent on demand for all funds disbursed on its behalf by Applicable Agent, or if

Applicable Agent so requests, each US Lender or Netherlands Lender, as the case may be, will remit to Applicable Agent its Pro Rata Share of any US Revolving Credit Advances or Netherlands Revolving Credit Advance, as the case may be, before Applicable Agent disburses same to US Borrowers or Netherlands Borrowers as the case may be.  If Applicable Agent elects to require that each US Lender or Netherlands Lender, as the case may be, make funds available to Applicable Agent prior to a disbursement by Applicable Agent to US Borrowers or Netherlands Borrowers, as the case may be, Applicable Agent shall advise each US Lender or Netherlands Lender, as the case may be, by telephone or fax of the amount of such Lender’s Pro Rata Share of the Loan requested by Applicable Borrower Representative no later than 12:00 noon (New York time) on the Funding Date applicable thereto (in the case of US Revolving Credit Advances) and 11:00 a.m. (London time) on the Funding Date applicable thereto (in the case of Netherlands Revolving Credit Advances), and each such Lender shall pay Applicable Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Applicable Agent’s account on such Funding Date.  If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Applicable Agent’s demand, Applicable Agent shall promptly notify Applicable Borrower Representative, and US Borrowers or Netherlands Borrowers, as the case may be, shall immediately repay such amount to Applicable Agent.  Any repayment required pursuant to this Section 8.4 shall be without premium or penalty.  Nothing in this Section 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 8.5, shall be deemed to require Applicable Agent to advance funds on behalf of any US Lender or Netherlands Lender, as the case may be, or to relieve any US Lender or Netherlands Lender, as the case may be, from its obligation to fulfill its commitments hereunder or to prejudice any rights that Applicable Agent or US Borrowers or Netherlands Borrowers, as the case may be, may have against any US Lender or Netherlands Lender, as the case may be, as a result of any default by such Lender hereunder.

8.5.                              Disbursements of Advances; Payment.

(a)                                  Advances; Payments.

(i)                                     US Revolving Lenders shall refund or participate in the US Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(c).  If the US Swing Line Lender declines to make a US Swing Line Loan or if US Swing Line Availability is zero, US Agent shall notify US Revolving Lenders, promptly after receipt of a Notice of US Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of a US Revolving Credit Advance is received, by fax, telephone or other similar form of transmission.  Each US Revolving Lender shall make the amount of such US Lender’s Pro Rata Share of such US Revolving Credit Advance available to US Agent in same day funds by wire transfer to US Agent’s account as set forth in Section 1.5 not later than 3:00 p.m. (New York time) on the requested Funding Date in the case of US Index Rate Loans and not later than 11:00 a.m. (New York time) on the requested Funding Date in the case of a LIBOR Loan or EURO LIBOR Loan.  After receipt of such wire transfers (or, in US Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, US Agent shall make the requested US Revolving Credit Advance to US Borrowers as designated by US Borrower Representative in the Notice of US Revolving Credit Advance.  All payments by each US Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)                                  Netherlands Agent shall notify Netherlands Lenders, promptly after receipt of a Notice of Netherlands Revolving Credit Advance and in any event prior to 12:00 noon (London time) on the date such Notice of a Netherlands Revolving Credit Advance is received, by fax, telephone or other similar form of transmission.  Each Netherlands Lender shall make the amount of such Netherlands Lender’s Pro Rata Share of such Netherlands Revolving Credit Advance available to Netherlands Agent in same day funds by wire transfer to Netherlands Agent’s account as set forth in Section 1.5 not later than 10:00 a.m. (London time) on the requested Funding Date in the case of a EURO LIBOR Loan or Netherlands Base Rate Loan.  After receipt of such wire transfers (or, in Netherlands Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Netherlands Agent shall make the requested Netherlands Revolving Credit Advance to Netherlands Borrowers by BACS or CHAPS (or such other method as the Netherlands Agent may at any time specify) to the account of the applicable Netherlands Borrower specified in the Notice of Netherlands Revolving Credit Advance.  For payments by CHAPS, the applicable Netherlands Borrower will pay the Netherlands Agent the CHAPS Fee. All payments by each Netherlands Lender shall be made without setoff, counterclaim or deduction of any kind.

(iii)                               At least once each calendar week or more frequently at US Agent’s election (each, a “US Settlement Date”), US Agent shall advise each US Lender by telephone or fax of the amount of such US Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of US Lenders with respect to each applicable US Revolving Loan.  Provided that each US Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such US Settlement Date, US Agent shall pay to each US Lender such US Lender’s Pro Rata Share of principal, interest and Fees paid by US Borrowers since the previous US Settlement Date for the benefit of such US Lender on the US Revolving Loans held by it. Such payments shall be made by wire transfer to such US Lender’s account (as specified by such Lender in Annex E or the applicable Assignment Agreement) not later than 1:00 p.m. (New York time) on the next Business Day following each US Settlement Date. To the extent that any US Lender (a “US Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, US Agent shall be entitled to set off the funding shortfall against that US Non-Funding Lender’s Pro Rata Share of all payments received from US Borrowers.

(iv)                              At least once each calendar week or more frequently at Netherlands Agent’s election (each, a “Netherlands Settlement Date”), Netherlands Agent shall advise each Netherlands Lender by telephone or fax of the amount of such Netherlands Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Netherlands Lenders with respect to each applicable Netherlands Revolving Loan.  Provided that each Netherlands Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Netherlands Settlement Date, Netherlands Agent shall pay to each Netherlands Lender such Netherlands Lender’s Pro Rata Share of principal, interest and Fees paid by Netherlands Borrowers since the previous Netherlands Settlement Date for the benefit of such Netherlands Lender on the Netherlands Revolving Loans held by it. Such payments shall be made by wire transfer to such Netherlands Lender’s account (as specified by such Lender in Annex E or the applicable Assignment Agreement) not later than 2:00 p.m. (London time) on the next Business

Day following each Netherlands Settlement Date. To the extent that any Netherlands Lender (a “Netherlands Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Netherlands Agent shall be entitled to set off the funding shortfall against that Netherlands Non-Funding Lender’s Pro Rata Share of all payments received from Netherlands Borrowers.

(b)                                 Availability of Lender’s Pro Rata Share.  Applicable Agent may assume that each Applicable Lender will make its Pro Rata Share of each US Revolving Credit Advance or Netherlands Revolving Credit Advance, as the case may be, available to Applicable Agent on each Funding Date or on such other date prescribed herein.  If such Pro Rata Share is not, in fact, paid to Applicable Agent by such Applicable Lender when due, Applicable Agent will be entitled to recover such amount on demand from such Applicable Lender without setoff, counterclaim or deduction of any kind.  If any Applicable Lender fails to pay the amount of its Pro Rata Share forthwith upon Applicable Agent’s demand, Applicable Agent shall promptly notify Applicable Borrower Representative and Applicable Lenders shall immediately repay such amount to Applicable Agent.  Nothing in this Section 8.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Applicable Agent to advance funds on behalf of any Revolving Lender or Netherlands Lender, as the case may be, or to relieve any Applicable Lender from its obligation to fulfill its US Commitments or Netherlands Commitments, as the case may be, hereunder or to prejudice any rights that US Borrowers or Netherlands Borrowers, as the case may be, may have against any Applicable Lender as a result of any default by such Applicable Lender hereunder.  To the extent that Applicable Agent advances funds to US Borrowers or Netherlands Borrowers, as the case may be, on behalf of any Applicable Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Applicable Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the Applicable Lender.

(c)                                  Return of Payments.

(i)                                     If Applicable Agent pays an amount to an Applicable Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Applicable Agent from US Borrowers or Netherlands Borrowers, as the case may be, and such related payment is not received by Applicable Agent, then Applicable Agent will be entitled to recover such amount from such Applicable Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)                                  If Applicable Agent determines at any time that any amount received by Applicable Agent under this Agreement must be returned to any US Borrower or Netherlands Borrower, as the case may be, or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Applicable Agent will not be required to distribute any portion thereof to any Applicable Lender.  In addition, each Applicable Lender will repay to Applicable Agent on demand any portion of such amount that Applicable Agent has distributed to such Applicable Lender together with interest at such rate, if any, as Applicable Agent is required to pay to any US Borrower or Netherlands Borrower, as the case may be, or such other Person, without setoff, counterclaim or deduction of any kind.

(d)                                 Non-Funding Lenders.

(i)                                     The failure of any US Non-Funding Lender to make any US Revolving Credit Advance or any payment required by it hereunder, or to purchase any participation in any US Swing Line Loan or in any US Letter of Credit to be made or purchased by it on the date specified therefor shall not relieve any other US Lender (each such other US Revolving Lender, an “Other US Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other US Lender nor US Agent shall be responsible for the failure of any US Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a US Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender”, “US Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite US Lenders,” “Requisite Lenders,” “Supermajority Lenders” or “Supermajority US Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

(ii)                                  The failure of any Netherlands Non-Funding Lender to make any Netherlands Revolving Credit Advance or any payment required by it hereunder shall not relieve any other Netherlands Lender (each such other Netherlands Lender, an “Other Netherlands Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Netherlands Lender nor Netherlands Agent shall be responsible for the failure of any Netherlands Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Netherlands Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender”, “Netherlands Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Netherlands Lenders,” “Requisite Lenders,” “Supermajority Lenders” or “Supermajority Netherlands Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

(e)                                  Dissemination of Information.  Applicable Agent shall use reasonable efforts to (or, as provided in Section 8.2(j), in the case of failure to pay any principal, interest and fees, shall) provide Applicable Lenders with any notice of Default or Event of Default received by Applicable Agent from, or delivered by Applicable Agent to, any US Credit Party or Netherlands Credit Party, as the case may be, with notice of any Event of Default of which Applicable Agent has actually become aware and with notice of any action taken by Applicable Agent following any Event of Default; provided, that Applicable Agent shall not be liable to any Applicable Lender for any failure to give such notice so long as it has used reasonable efforts to do so (except as to failure to pay principal, interest or fees).

(f)                                    Actions in Concert.

(i)                                     Anything in this Agreement to the contrary notwithstanding, each US Lender hereby agrees with each other US Lender that no US Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Requisite Lenders, it being the intent of US Lenders that any such action to protect or enforce rights under this Agreement and the US Notes shall be taken in concert and at the direction or with the consent of US Agent or Requisite Lenders.  US Agent is authorized to issue all notices to be issued by or on behalf of the Lenders with respect to any Subordinated Debt.

(ii)                                  Anything in this Agreement to the contrary notwithstanding, each Netherlands Lender hereby agrees with each other Netherlands Lender that no Netherlands Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Requisite Lenders, it being the intent of Netherlands Lenders that any such action to protect or enforce rights under this Agreement and the Netherlands Notes shall be taken in concert and at the direction or with the consent of Netherlands Agent or Requisite Lenders.  Netherlands Agent is authorized to issue all notices to be issued by or on behalf of the Netherlands Lenders with respect to any Subordinated Debt.

8.6.                              Netherlands Agent as Netherlands Security Trustee.

(a)                                  In this Agreement, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of Netherlands Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, Netherlands Agent (or any other Person acting in such capacity) in its capacity as Netherlands Security Trustee to the extent that the rights, deliveries, indemnities or other obligations relate to the Netherlands Security Documents or the security thereby created.  Any obligations of the Netherlands Agent (or any other Person acting in such capacity) in this Agreement shall be obligations of the Netherlands Agent in its capacity as Netherlands Security Trustee to the extent that the obligations relate to the Netherlands Security Documents or the security thereby created.  Additionally, in its capacity as Netherlands Security Trustee, the Netherlands Agent (or any other Person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of Netherlands Agent contained in the provisions of the whole of this Section 8; (ii) all the powers of an absolute owner of the security constituted by the Netherlands Security Documents and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the Netherlands Security Documents and/or any of the Loan Documents.

(b)                                 Each Netherlands Lender and Netherlands Agent hereby appoint Netherlands Security Trustee to act as its trustee under and in relation to the Netherlands Security Documents and to hold the assets subject to the security thereby created as trustee for Netherlands Agent and Netherlands Lenders on the trusts and other terms contained in the Netherlands Security Documents and Netherlands Agent and each Netherlands Lender hereby irrevocably authorize the Netherlands Security Trustee to exercise such rights, remedies, powers and discretions as are specifically delegated to Netherlands Security Trustee by the terms of the Netherlands Security Documents together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.

(c)                                  Any reference in this Agreement to Liens stated to be in favor of Netherlands Agent shall be construed so as to include a reference to Liens granted in favor of Netherlands Security Trustee.

(d)                                 The Netherlands Lenders agree that at any time that the Netherlands Security Trustee shall be a Person other than Netherlands Agent, such other Person shall have the rights, remedies, benefits and powers granted to the Netherlands Agent in its capacity as Netherlands Security Trustee in this Agreement.

(e)                                  Nothing in this Section 8.6 shall require the Netherlands Security Trustee to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the United States or the United Kingdom which may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.

8.7.                              Collateral Allocation Mechanism.

(a)                                  Implementation of CAM.  (i)  On the CAM Exchange Date, (A)  the Lenders shall automatically and without further act (and without regard to the provisions of Section 8.1) be deemed to have exchanged interests in the Credit Facilities such that in lieu of the interest of each Lender in each Credit Facility in which it shall participate as of such date (including such Lender’s interest in the Specified Obligations of each Credit Party in respect of each such Credit Facility), such Lender shall hold an interest in every one of the Credit Facilities (including the Specified Obligations of each Credit Party in respect of each such Credit Facility and each L/C Reserve Account established pursuant to paragraph (b) below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof, provided that such CAM Exchange will not affect the aggregate amount of the US Obligations of the US Borrowers to the US Lenders or the aggregate amount of the Netherlands Obligations of the Netherlands Borrowers to the Netherlands Lenders under the Loan Documents.  Each Lender and each Credit Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interest in any Credit Facility.  Each Credit Party agrees from time to time to execute and deliver to the Applicable Agent all promissory notes and other instruments and documents as the Applicable Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Applicable Agent against delivery of new promissory notes evidencing its interests in the Credit Facilities; provided, however, that the failure of any Credit Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.  As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by either Agent pursuant to any Loan Document in respect of the Specified Obligations, and each distribution made by either Agent pursuant to any Loan Document in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Specified Obligation shall be paid over to the Applicable Agent for distribution to the Lenders in accordance herewith.

(b)                                 Letters of Credit.  (i)  In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall be unpaid, each Lender shall, before giving effect to the CAM Exchange, promptly pay over to the Applicable Agent, in immediately available funds and in the currency that such Letters of Credit are denominated, an amount equal to such Lender’s Pro Rata Share (as defined in clause (A) (a) of the definition of Pro Rata Share), of such Letter of Credit’s undrawn face amount or (to the extent it has not already done so) such Letter of Credit’s unpaid drawing, as the case may be, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Applicable Agent at the rate that would be applicable at the time to a U.S. Index Rate Loans in a principal amount equal to such amount. The Applicable Agent shall establish a separate account or accounts for each Lender (each, an “L/C Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Applicable Agent shall deposit in each Lender’s L/C Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above.  The Applicable Agent shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in paragraphs (ii), (iii), (iv) or (v) below.  The Applicable Agent shall maintain records enabling the Applicable Agent to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage.  The amounts held in each Lender’s L/C Reserve Account shall be held as a reserve against the Letter of Credit Obligations, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Credit Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender or any other obligation of any Credit Party, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Sections 1.1(d) and 1.2(c).

(ii)                                  In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Agents shall, at the request of the L/C Issuer withdraw from the L/C Reserve Accounts of Lenders any amounts, up to the amount of each Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the L/C Issuer in satisfaction of the reimbursement obligations of the Lenders under Sections 1.1(d) and 1.2(c) (but not of the Borrowers under Sections 1.1(d) and 1.2(c), respectively).  In the event any Lender shall default on its obligation to pay over any amount to the Applicable Agent in respect of any Letter of Credit as provided in this Section 8.7, the L/C Issuer shall, in the event of a drawing thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Sections 1.1(d) and 1.2(c)  but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to this Section 8.7.  Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(iii)                               In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Agents shall withdraw from the L/C Reserve Accounts of Lenders the amounts remaining on deposit therein in respect of such Letter of Credit and distribute such amount to Lenders.

(iv)                              With the prior written approval of the Agents and the L/C Issuer, any Lender may withdraw the amount held in its L/C Reserve Account in respect of the undrawn amount of any Letter of Credit.  Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Applicable Agent, for the account of the L/C Issuer on demand, its CAM Percentage of such drawing.

(v)                                 Pending the withdrawal by any Lender of any amounts from its L/C Reserve Account as contemplated by the above paragraphs, the Applicable Agent will, at the direction of such Lender and subject to such rules as the Applicable Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash Equivalents.  Each Lender that has not withdrawn the amounts in its L/C Reserve Account as provided in paragraph (iv) above shall have the right, at intervals reasonably specified by the Applicable Agent, to withdraw the earnings on investments so made by the Applicable Agent with amounts in its L/C Reserve Account and to retain such earnings for its own account.

(c)                                  Net Payments Upon Implementation of CAM Exchange.  Notwithstanding any other provision of this Agreement (except the sentence directly following this sentence), if, as a result of Section 8.7, any US Borrower or Netherlands Borrower is required to withhold Taxes (other than Excluded Taxes described in clause (i) of Section 1.15(a)) from amounts payable to the Applicable Agent or any Lender hereunder, then the aggregate amounts so payable to such Applicable Agent or such Lender shall be increased so that such Applicable Agent or Lender receives an amount, on an after-Tax basis, equal to the sum it would have received had no such withholdings been made; provided, however, that the US Borrowers and the Netherlands Borrowers shall not be required to increase any such amounts payable to such Lender with respect to such Taxes as a direct result of the implementation of the CAM Exchange (but, rather, shall be required to increase any such amounts payable to such Lender to the extent required by Section 1.15) if such Lender was prior to or on the CAM Exchange Date already a Lender with respect to such US Borrower or Netherlands Borrower, as applicable.  If a Foreign Lender is eligible for an exemption from, or reduced rate of, withholding tax on payments by the US Borrower or Netherlands Borrower, as applicable, under this Agreement, such Borrower shall not be required to increase any such amounts payable to such Lender if such Lender fails to comply with the requirements of Section 1.15(c).

8.8.                              Parallel Debt.

(a)                                  Netherlands Parallel Debt Obligations.

(i)                                     Each Netherlands Credit Party must pay to the Netherlands Security Trustee, as an independent and separate creditor, amounts equal to the amounts which it owes each creditor of a Netherlands Obligation, under or in connection with or pursuant to the Netherlands Obligations (the “Principal Obligations” and each a “Principal Obligation”), on their respective due dates (the “Parallel Debt Obligations” and each a “Parallel Debt Obligation”).

(ii)                                  The Netherlands Security Trustee may enforce performance of any Parallel Debt Obligations in its own name as an independent and separate right.

(iii)                               Each Netherlands Lender or Netherlands Agent must, at the request of the Netherlands Security Trustee, perform any act required in connection with the enforcement of any of the Parallel Debt Obligations of any Netherlands Credit Party.  This includes joining in any proceedings as co-claimant with the Netherlands Security Trustee.

(iv)                              Unless the Netherlands Security Trustee fails to enforce a Parallel Debt Obligation within a reasonable time after its due date, a Netherlands Lender or Netherlands Agent may not take any action to enforce its corresponding Principal Obligation except if requested to do so by the Netherlands Security Trustee.

(v)                                 Each Netherlands Credit Party irrevocably and unconditionally waives any right it may have to require a Netherlands Lender or Netherlands Agent to join in any proceedings as co-claimant with the Netherlands Security Trustee.

(vi)                              (A)                              Discharge by a Netherlands Credit Party of a Principal Obligation owed to a Netherlands Lender or Netherlands Agent will discharge its corresponding Parallel Debt Obligation to the Netherlands Security Trustee in the same amount.

(B)                                Discharge by a Netherlands Credit Party of a Parallel Debt Obligation owed to the Netherlands Security Trustee will discharge its corresponding Principal Obligation to the relevant Netherlands Lender or Netherlands Agent in the same amount.

(vii)                           The aggregate amount of the claims of the Netherlands Security Trustee under the Parallel Debt Obligations must never exceed the aggregate amount of all the Principal Obligations owed to the Netherlands Lenders and Netherlands Agent.

(b)                                 US Parallel Debt Obligations.

(i)                                     RPP USA must pay the Collateral Agent, as an independent and separate creditor, amounts equal to the amounts which it owes each creditor of any Obligations (as defined in the US Security Agreement) under or in connection with or pursuant to the Credit Agreement, any other Loan Documents or the Hedge Agreements (the “RPP Principal Obligations” and each an “RPP Principal Obligation”), on their respective due dates (the “RPP Parallel Debt Obligations” and each an “RPP Parallel Debt Obligation”).

(ii)                                  The Collateral Agent may enforce performance of any RPP Parallel Debt Obligation in its own name as an independent and separate right.

(iii)                               Each creditor of any RPP Principal Obligation that is also a party hereto must, at the request of the Collateral Agent, perform any act required in connection with the enforcement of any RPP Parallel Debt Obligations.  This includes joining in any proceedings as co-claimant with the Collateral Agent.

(iv)                              Unless the Collateral Agent fails to enforce an RPP Parallel Debt Obligation within a reasonable time after its due date, a creditor of any RPP Principal Obligation party hereto may not take any action to enforce its corresponding RPP Principal Obligation except if requested to do so by the Collateral Agent.

(v)                                 RPP USA irrevocably and unconditionally waives any right it may have to require a creditor of any RPP Principal Obligation to join in any proceedings as co-claimant with the Collateral Agent.

(vi)                              (A)                              Discharge by RPP USA of an RPP Principal Obligation will discharge its corresponding RPP Parallel Debt Obligation to the Collateral Agent in the same amount.

(B)                                Discharge by RPP USA of an RPP Parallel Debt Obligations owed to the Collateral Agent will discharge its corresponding RPP Principal Obligation in the same amount.

(vii)                           The aggregate amount of the claims of the Collateral Agent under the RPP Parallel Debt Obligations must never exceed the aggregate amount of all the RPP Principal Obligations.

This Section 8.8(b) is included for the sole purpose of complying with certain requirements of Netherlands law in regard to the Netherlands Pledge Agreement.

SECTION 9.
MISCELLANEOUS

9.1.                              Indemnities.

(a)                                  US Borrowers agree, jointly and severally, to indemnify, pay, and hold US Agent, Collateral Agent, each US Lender, each US L/C Issuer and their respective officers, directors, employees, agents, and attorneys (the “US Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such US Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the US Indemnitees as a result of such US Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Related Transactions; provided, that US Borrowers shall have no obligation to a US Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that US Indemnitee as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, US Borrowers agree to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

(b)                                 Netherlands Borrowers agree, jointly and severally, to indemnify, pay, and hold Netherlands Agent, Netherlands Security Trustee, each Netherlands Lender, each Netherlands L/C Issuer and their respective officers, directors, employees, agents, and attorneys (the “Netherlands Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Netherlands Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Netherlands Indemnitees as a result of such Netherlands Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Related

Transactions; provided, that Netherlands Borrowers shall have no obligation to a Netherlands Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Netherlands Indemnitee as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Netherlands Borrowers agree to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

9.2.                              Amendments and Waivers.

(a)                                  Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers, and by Requisite Lenders, Requisite US Lenders, Requisite Netherlands Lenders, Supermajority US Lenders, Supermajority Netherlands Lenders, Supermajority Lenders or all affected Lenders, as applicable.  Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)                                 Certain Amendments.

(i)                                     No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of the US Borrowing Base, or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible US Accounts, Eligible US Inventory and Eligible US PPE set forth in Sections 1.8, 1.9 and 1.10, shall be effective unless the same shall be in writing and signed by US Agent, Supermajority US Lenders and US Borrowers.

(ii)                                  No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of the Netherlands Borrowing Base, or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Netherlands Accounts set forth in Section 1.11, shall be effective unless the same shall be in writing and signed by Netherlands Agent, Supermajority Netherlands Lenders and Netherlands Borrowers.

(iii)                               No amendment, modification, termination or waiver shall, unless in writing and signed by US Agent and each US Lender directly affected thereby:  (a) increase the amount of the Commitment of such directly affected US Lender; (b) reduce the principal of, rate of interest on or Fees payable with respect to any US Revolving Loan or US Letter of Credit Obligations of any affected US Lender; (c) extend the scheduled date for the reduction of any component of the US Borrowing Base or the final maturity date of the principal amount of any US Revolving Loan of any affected US Lender; (d) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected US Lender (which action shall be deemed only to affect those US Lenders to whom such payments are made); (e) release any Guaranty (except in connection with an Asset Disposition permitted hereunder, or of the Guarantor of such Guaranty) or, except in the case of any transaction otherwise permitted in Section 3.7 (as amended from time to time), release or subordinate US Collateral with a book value exceeding 5% of the book value of all US Collateral in the aggregate (which action shall be deemed to directly affect all US Lenders); (f) change the percentage of the US Commitments or of the aggregate unpaid principal amount of the US Revolving Loans that shall be required for US Lenders or any of them to take any action hereunder; (g) amend or waive any provision of this Section 9.2 or clause (z) of the definition of the term “US Borrowing Availability” or the definition of the terms “Requisite Lenders”, “Requisite US Lenders” or “Supermajority US Lenders”; (h) alter the priorities set forth in Section 9.4 of the US Security Agreement or (i) make any change to Section 8.7 that adversely affects any US Lender.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of US Agent or US L/C Issuers under this Agreement or any other Loan Document shall be effective unless in writing and signed by US Agent or US L/C Issuers, as the case may be, in addition to US Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for US Agent to take additional US Collateral pursuant to any Loan Document.

(iv)                              No amendment, modification, termination or waiver shall, unless in writing and signed by Netherlands Agent and each Netherlands Lender directly affected thereby:  (a) increase the amount of the Commitment of such directly affected Netherlands Lender; (b) reduce the principal of, rate of interest on or Fees payable with respect to any Netherlands Revolving Loan or Netherlands Letter of Credit Obligations of any affected Netherlands Lender; (c) extend the final maturity date of the principal amount of any Netherlands Revolving Loan of any affected Netherlands Lender; (d) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Netherlands Lender (which action shall be deemed only to affect those Netherlands Lenders to whom such payments are made); (e) release any Guaranty (except in connection with an Asset Disposition permitted hereunder, or of the Guarantor of such Guaranty) or, except in the case of any transaction otherwise permitted in Section 3.7 (as amended from time to time), release or subordinate Netherlands Collateral with a book value exceeding 5% of the book value of all assets in the aggregate (which action shall be deemed to directly affect all Netherlands Lenders); (f) change the percentage of the Netherlands Commitments or of the aggregate unpaid principal amount of the Netherlands Revolving Loans that shall be required for Netherlands Lenders or any of them to take any action hereunder; (g) amend or waive this Section 9.2 or the definition of the term “Requisite Lenders”, “Requisite Netherlands Lenders”  or “Netherlands Supermajority Lenders”; or (h) make any change to Section 8.7 that adversely affects any Netherlands Lender.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Netherlands Agent or Netherlands L/C Issuers under this Agreement or any other Loan Document shall be effective unless in writing and signed by Netherlands Agent or Netherlands L/C Issuers, as the case may be, in addition to Netherlands Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

(v)                                 No amendment, modification, termination or waiver shall be required for any Agent to take additional Collateral pursuant to any Loan Document.  No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

9.3.                              Notices.  Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail or Dutch post and shall be deemed to have been given:  (a) if delivered in person, when delivered; (b) if delivered by fax to a fax number in the United States, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (New York Time) and if delivered by fax to a fax number in the United Kingdom or Europe, on the date of transmission if transmitted on a Business Day before 11:30 a.m. (London time); (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; (d) if delivered by US mail to a US address, four (4) Business Days after deposit with postage prepaid and properly addressed; (e) if delivered by Dutch post to a Dutch address, four (4) Business Days after deposit with postage prepaid and properly addressed; or (f) if delivered by US Mail to a Dutch address or by Dutch post to a US address, ten (10) Business Days after deposit with postage prepaid and properly addressed.

Notices shall be addressed as follows:

If to US Borrower Representative:	Resolution Performance Products LLC
1600 Smith Street, 24th Floor
Houston, Texas 77002
ATTN: Chief Financial Officer and
Global Treasurer
Fax: 817-375-2305

With copies to:	Apollo Management
9 West 57th Street
43rd Floor
New York, NY 10019
Attn: Scott Kleinman

O’Melveny Myers LLP
Time Square Tower
7 Times Square
New York, New York 10036
ATTN: Stewart Kagan
Fax: (212) 326-2061

If to US Agent, Collateral Agent
or GE Capital:	GENERAL ELECTRIC CAPITAL
CORPORATION

335 Madison Avenue, 12th Floor
New York, NY 10017
ATTN: RPP Account Officer

Fax: (212) 370-8767

With a copy to:	GENERAL ELECTRIC CAPITAL CORPORATION
201 Merritt 7
Norwalk, Connecticut 06851
ATTN: Corporate Counsel
Global Sponsor Finance
Fax: (203) 956-4216

If to Netherlands Borrower
Representative:	Resolution Europe B.V.
Koddeweg 67
3194 DH Hoogvliet (Rotterdam)
The Netherlands
Fax: + 31-10-431-4649

If to Netherlands Agent,
Netherlands Security Trustee	GE LEVERAGED LOANS LIMITED
or GE Netherlands:	GE Commercial Finance
Corporate Financial Services
30 Berkeley Square
London
WIJ 6EW
United Kingdom
ATTN: Hugh Fitzpatrick
Fax: + 44-20-7302-6809

If to a Lender or L/C Issuer:	To the address set forth on the signature page hereto or in the applicable Assignment Agreement

9.4.                              Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of US Agent, Collateral Agent, Netherlands Agent, Netherlands Security Trustee or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default.  All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5.                              Marshaling; Payments Set Aside.  Neither US Agent, Collateral Agent, Netherlands Agent, Netherlands Security Trustee, nor any Lender, as the case may be, shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that US Borrowers make payment(s) or US Agent or Collateral Agent enforces its Liens or US Agent, Collateral Agent or any US Lender exercises its right of set-off, and such payment(s)

or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the US Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.  To the extent that Netherlands Borrowers make payment(s) or Netherlands Agent or Netherlands Security Trustee enforces its Liens or Netherlands Agent or Netherlands Security Trustee or any Netherlands Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Netherlands Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

9.6.                              Severability.  The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

9.7.                              Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  In the event that any US Lender at any time should fail to make a US Revolving Loan as herein provided, the US Lenders, or any of them, at their sole option, may make the US Revolving Loan that was to have been made by the US Lender so failing to make such US Revolving Loan.  In the event that any Netherlands Lender at any time should fail to make a Netherlands Revolving Loan as herein provided, the Netherlands Lenders, or any of them, at their sole option, may make the Netherlands Revolving Loan that was to have been made by the Netherlands Lender so failing to make such Netherlands Revolving Loan.  Nothing contained in any Loan Document and no action taken by US Agent, Collateral Agent, Netherlands Agent, Netherlands Security Trustee or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.8.                              Headings.  Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9.                              Applicable Law.  THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

9.10.                        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that US Borrowers may not assign their rights or obligations hereunder without the written consent of all US Lenders and Netherlands Borrowers may not assign their rights or obligations hereunder without the written consent of all Netherlands Lenders.

9.11.                        No Fiduciary Relationship; Limited Liability.  No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Credit Party by Agents, Collateral Agent, Netherlands Security Trustee or any Lender.  Each Credit Party agrees that neither US Agent, Collateral Agent, Netherlands Agent, Netherlands Security Trustee nor any Lender shall have liability to any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by any Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction.  Neither US Agent, Collateral Agent, Netherlands Agent, Netherlands Security Trustee nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by any Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.12.                        Construction.  US Agent, Collateral Agent, Netherlands Agent, Netherlands Security Trustee, each Lender, Borrowers and each other Credit Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by US Agent, Netherlands Agent, Collateral Agent, Netherlands Security Trustee, each Lender, Borrowers and each other Credit Party.

9.13.                        Confidentiality.  Agents, Collateral Agent, Netherlands Security Trustee and each Lender agree to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrowers and not to disclose such information to Persons other than to potential assignees or participants or to Persons employed by or engaged by an Agent, Collateral Agent, Netherlands Security Trustee a Lender or a Lender’s assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, all of whom shall be notified of the confidential nature of such information.  The confidentiality provisions contained in this Section 9.13 shall not apply to disclosures (i) required to be made by any Agent, Collateral Agent, Netherlands Security Trustee or any Lender to any regulatory or governmental agency or pursuant to legal process or (ii) consisting of general portfolio information that does not identify Borrowers.  The obligations of Agents, Collateral Agent, Netherlands Security Trustee and Lenders under this Section 9.13 shall supersede and replace the obligations of Agents, Collateral Agent, Netherlands Security Trustee and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agents, Collateral Agent, Netherlands Security Trustee or any Lender prior to the date hereof.

9.14.                        CONSENT TO JURISDICTION.  BORROWERS AND CREDIT PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND ANY COURT LOCATED IN THE NETHERLANDS (IN EACH CASE AS SELECTED BY US AGENT,

NETHERLANDS AGENT, NETHERLANDS SECURITY TRUSTEE OR COLLATERAL AGENT) AND IRREVOCABLY AGREE THAT, SUBJECT TO US AGENT’S, NETHERLANDS AGENT’S, NETHERLANDS SECURITY TRUSTEE’S AND/OR COLLATERAL AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS (AND SUCH ACTIONS OR PROCEEDINGS MAY BE COMMENCED AND CONCURRENTLY MAINTAINED IN NEW YORK AND THE NETHERLANDS AS TO SOME OR ALL OF THE CREDIT PARTIES).  BORROWERS AND CREDIT PARTIES EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS.  BORROWERS AND CREDIT PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWERS AND CREDIT PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER REPRESENTATIVE, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE US AGENT, NETHERLANDS AGENT, NETHERLANDS SECURITY TRUSTEE OR COLLATERAL AGENT FROM BRINGING SUIT OR OTHER LEGAL ACTIONS IN ANY JURISDICTION OR TO REALIZE ON COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE US AGENT, NETHERLANDS AGENT, NETHERLANDS SECURITY TRUSTEE, COLLATERAL AGENT OR US AGENT.

9.15.                        WAIVER OF JURY TRIAL.  BORROWERS, CREDIT PARTIES, AGENTS, COLLATERAL AGENT, NETHERLANDS SECURITY TRUSTEE AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  BORROWERS, CREDIT PARTIES, AGENTS, COLLATERAL AGENT, NETHERLANDS SECURITY TRUSTEE AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  BORROWERS, CREDIT PARTIES, AGENTS, COLLATERAL AGENT, NETHERLANDS SECURITY TRUSTEE AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

9.16.                        Survival of Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, issuances of Letters of Credit and the execution and delivery of the Notes.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in Sections 1.4(h), 1.14, 1.15, 2.5 and 9.1 shall survive the repayment of the Obligations and the termination of this Agreement.

9.17.                        Entire Agreement.  This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

9.18.                        Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument.  This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto.  Photocopies of originally executed originals of this Agreement shall be deemed to be originals of this Agreement, and faxed copies of signatures to this Agreement shall be deemed to be original signatures to this Agreement.

9.19.                        Replacement of Lenders.

(a)                                  Within fifteen (15) days after receipt by any Borrower Representative of written notice and demand from any Lender for payment pursuant to Section 1.14 or 1.15 or, as provided in this Section 9.19(a), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders, Requisite US Lenders, Requisite Netherlands Lenders, Supermajority Lenders, Supermajority US Lenders, Supermajority Netherlands Lenders or all affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Borrowers may, at their option, notify the Applicable Agent and such Affected Lender of its intention to do one of the following:

(i)                                     The applicable Borrowers may obtain, at such Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to the Applicable Agent.  In the event the applicable Borrowers obtain a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Commitments hereunder within ninety (90) days following notice of such Borrowers’ intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 8.1, provided, that such Borrowers have reimbursed such Affected Lender for any administrative fee payable pursuant to Section 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 1.14 or 1.15, paid all amounts required to be paid to such Affected Lender pursuant to Section 1.14 or 1.15 through the date of such sale and assignment; or

(ii)                                  The applicable Borrowers may, with the Applicable Agent’s consent, prepay in full all outstanding Obligations owed to such Affected Lender by such Borrowers and terminate such Affected Lender’s Pro Rata Share of the applicable Commitments, in which case the Commitments will be reduced by the amount of such Pro Rata Share.  Such

Borrowers shall, within ninety (90) days following notice of their intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the Commitment.

(iii)                               In the case of a Non-Funding Lender pursuant to Section 8.5(d), at the Applicable Borrower Representative’s request, the Applicable Agent or a Person acceptable to such Agent shall have the right with such Agent’s consent and in such Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at such Agent’s request, sell and assign to such Agent or such Person, all of the Loans and Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.  A Lender that is a Netherlands Lender and a US Lender shall be deemed to be separate Lenders for the purposes of this paragraph (a).

(b)                                 If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.2 (a “Proposed Change”):

(i)                                     requiring the consent of all affected Lenders, all US Lenders or all Netherlands Lenders, the consent of Requisite Lenders, Requisite US Lenders or Requisite Netherlands Lenders, as the case may be, is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a “Non-Consenting Lender”),

(ii)                                  requiring the consent of Supermajority Lenders, Supermajority US Lenders or the Supermajority Netherlands Lenders, as applicable, the consent of Requisite Lenders, Requisite US Lenders or Requisite Netherlands Lenders, as the case may be, is obtained, but the consent of Supermajority Lenders, Supermajority US Lenders or the Supermajority Netherlands Lenders, as applicable, is not obtained, then, so long as the Applicable Agent is not a Non-Consenting Lender, at the Applicable Borrower Representative’s request the Applicable Agent, or a Person reasonably acceptable to Applicable Agent, shall have the right with Applicable Agent’s consent and in Applicable Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon such Agent’s request, sell and assign to such Agent or such Person, all (except as provided in the immediately succeeding sentence) of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.  If the Non-Consenting Lenders holds both Netherlands Revolving Loans and US Revolving Loans and (x) clause (b)(i) above applies, and the consent of all Lenders is required or clause (b)(ii) above applies and the consent of Supermajority Lenders is required, then all Loans and Commitments of such Non-Consenting Lender must be sold and assigned, (y) clause (b)(i) above applies and the consent of all US

Lenders is required or clause (b)(ii) above applies and the consent of Supermajority US Lenders is required, then only the US Revolving Loans and US Commitments of such Non-Consenting Lender must be sold and assigned, and (z) clause (b)(i) above applies and the consent of all Netherlands Lenders is required or clause (b)(ii) applies and the consent of Supermajority Netherlands Lenders is required, then only the Netherlands Revolving Loans and Netherlands Commitments of such Non-Consenting Lender must be sold and assigned.

9.20.                        Delivery of Termination Statements and Mortgage Releases.

(a)                                  Except as otherwise prohibited by any Senior Note Document, upon payment in full in cash and performance of all of the US Obligations (other than Contingent Indemnification Obligations), termination of the US Commitments, the termination of all US Letters of Credit (or the provision of cash collateral or back-to-back letters of credit therefore) to the extent both permitted and required by this Agreement and a release of all claims against US Agent, Collateral Agent and US Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any US Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder (the “US Termination Date”), US Agent and/or Collateral Agent shall deliver to Applicable Borrower Representative termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the US Obligations.

(b)                                 Except as otherwise prohibited by any Senior Note Document, upon payment in full in cash and performance of all of the Netherlands Obligations (other than Contingent Indemnification Obligations), termination of the Netherlands Commitments, the termination of all Netherlands Letters of Credit (or the provision of cash collateral or back-to-back letters of credit therefore) to the extent both permitted and required by this Agreement and a release of all claims against Netherlands Agent, Netherlands Security Trustee and Netherlands Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Netherlands Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder (the “Netherlands Termination Date”), Netherlands Agent and/or Netherlands Security Trustee shall deliver to Applicable Borrower Representative termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Netherlands Obligations.

(c)                                  In addition, in connection with any transaction permitted under Sections 3.7 or 3.17, the US Agent, Netherlands Agent, Collateral Agent or Netherlands Security Trustee, as applicable, shall promptly release its Liens on all assets sold, conveyed, leased, subleased, transferred or otherwise disposed of in accordance with such sections and, if such Asset Disposition permitted under Section 3.7 consists of the sale of all of the Stock or other equity interests in a Credit Party, the US Agent, Netherlands Agent, Collateral Agent or Netherlands Security Trustee, as applicable, shall promptly release such Credit Party from its obligations hereunder and under any Guaranty.

9.21.                        Mandatory Costs.

(a)                                  The Mandatory Costs are an addition to the interest rate to compensate Netherlands Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

(b)                                 On the first day of each LIBOR Period (or as soon as possible thereafter) the Netherlands Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Netherlands Lender, in accordance with the paragraphs set out below.  The Mandatory Costs will be calculated by the Netherlands Agent as a weighted average of the Netherlands Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Netherlands Lender in the relevant LIBOR Loan) and will be expressed as a percentage rate per annum.

(c)                                  The Additional Cost Rate for any Netherlands Lender lending from a Facility Office in a state participating in the European Union in accordance with EMU legislation (being legislative measures of the European Council for the introduction of, changeover to or operation of the Euro) will be the percentage notified by that Netherlands Lender to the Netherlands Agent.  This percentage will be certified by that Netherlands Lender in its notice to the Netherlands Agent to be its reasonable determination of the cost (expressed as a percentage of that Netherlands Lender’s participation in all LIBOR Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of LIBOR Loans made from that Facility Office.

(d)                                 The Additional Cost Rate for any Netherlands Lender lending from a Facility Office in the United Kingdom will be calculated by the Netherlands Agent as follows:

(i)                                     in relation to a sterling LIBOR Loan:

per cent. per annum

(ii)                                  in relation to a LIBOR Loan in any currency other than sterling:

per cent. per annum.

Where:

A                                    is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Netherlands Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                      is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Costs and, if applicable, the additional margin added to such rate of interest pursuant to Section 1.3(d)) payable for the relevant LIBOR Period on the LIBOR Loan.

C                                      is the percentage (if any) of Eligible Liabilities which that Netherlands Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                     is the percentage rate per annum payable by the Bank of England to the Netherlands Agent on interest bearing Special Deposits.

E                                       is designed to compensate Netherlands Lenders for amounts payable under the Fees Rules and is calculated by the Netherlands Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Netherlands Agent pursuant to paragraph (g) below and expressed in pounds per £1,000,000.

(e)                                  For the purposes of this Section 9.21:

(i)                                     “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(ii)                                  “Facility Office” means the office or offices notified by a Netherlands Lender to the Netherlands Agent in writing on or before the date it becomes a Netherlands Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

(iii)                               “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(iv)                              “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(v)                                 “Mandatory Costs” means the percentage rate per annum calculated by the Netherlands Agent in accordance with this Section 9.21 (Mandatory Cost formula).

(vi)                              “Reference Banks” mean, the principal London offices of Barclays Bank plc, Citibank, N.A. or Royal Bank of Scotland plc or such other banks of equivalent credit standing as may be appointed by the Netherlands Agent;

(vii)                           “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(f)                                    In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

(g)                                 If requested by the Netherlands Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Netherlands Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

(h)                                 Each Netherlands Lender shall supply any information required by the Netherlands Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Netherlands Lender shall supply the following information on or prior to the date on which it becomes a Netherlands Lender:

(i)                                     the jurisdiction of its Facility Office; and

(ii)                                  any other information that the Netherlands Agent may reasonably require for such purpose.

Each Netherlands Lender shall promptly notify the Netherlands Agent of any change to the information provided by it pursuant to this paragraph.

(i)                                     The percentages of each Netherlands Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Netherlands Agent based upon the information supplied to it pursuant to paragraphs (g) and (h) above and on the assumption that, unless a Netherlands Lender notifies the Netherlands Agent to the contrary, each Netherlands Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

(j)                                     The Netherlands Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Netherlands Lender and shall be entitled to assume that the information provided by any Netherlands Lender or Reference Bank pursuant to paragraphs (c), (g) and (h) above is true and correct in all respects.

(k)                                  The Netherlands Agent shall distribute the additional amounts received as a result of the Mandatory Costs to the Netherlands Lenders on the basis of the Additional Cost Rate for each Netherlands Lender based on the information provided by each Netherlands Lender and each Reference Bank pursuant to paragraphs (c), (g) and (h) above.

(l)                                     Any determination by the Netherlands Agent pursuant to this Section 9.21 in relation to a formula, the Mandatory Costs, an Additional Cost Rate or any amount payable to a Netherlands Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

(m)                               The Netherlands Agent may from time to time determine and notify to all parties any amendments which are required to be made to this Section 9.21 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

9.22.                        Subordination of Intercompany Debt.

(a)                                  Each Credit Party hereby agrees that any intercompany Indebtedness or other intercompany payables or receivables, or intercompany advances directly or indirectly made by or owed to such Credit Party by any Subsidiary of RPP USA (collectively, “Intercompany Debt”), of whatever nature at any time outstanding shall be subordinate and subject in right of payment to the prior payment in full in cash of the Obligations.  Each Credit Party hereby agrees that it will not, while any Event of Default is continuing, make any payment, including by offset, on any Intercompany Debt to any Person that is not a Credit Party until the Termination Date.  Further each Credit Party hereby agrees that upon maturity of any Obligations, whether at stated maturity, by acceleration or otherwise, no payment, including by offset, shall be made on any Intercompany Debt, and all such Obligations shall first be paid in cash, before any payment (whether in cash, property, securities or otherwise) is made on account of the Intercompany Debt.

(b)                                 Upon any payment or distribution of any assets of any Credit Party of any kind or character, whether in cash, property or securities by set-off, recoupment or otherwise, to creditors in any liquidation or other winding-up of such Credit Party or in the event of any Proceeding, Agents and Lenders shall first be entitled to receive payment in full in cash, in accordance with the terms of the Obligations and of this Agreement of all amounts payable under or in respect of such Obligations, before any payment or distribution is made on, or in respect of, any Intercompany Debt, in any such Proceeding, any distribution or payment, to which any Agent or any Lender would be entitled except for the provisions hereof shall be paid by such Credit Party, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to Applicable Agent (for the benefit of Applicable Agent and the Applicable Lenders) to the extent necessary to pay all such Obligations in full in cash, after giving effect to any concurrent payment or distribution to Applicable Agent and Applicable Lenders (or to Applicable Agent for the benefit of Applicable Agent and Applicable Lenders).

9.23.                        Professional Market Party.  Each Netherlands Lender represents and warrants to the Netherlands Borrower, the Netherlands Agent and each other Netherlands Lender that on the date of this Agreement, such Netherlands Lender is a Professional Market Party.  Each Netherlands Borrower represents and warrants to the Netherlands Lenders and the Netherlands Agent that on or prior to the date of this Agreement it has verified the status of each Netherlands

Lender under the Exemption Regulation on such date and that each such Netherlands Lender is a Professional Market Party.

SECTION 10.
US CROSS-GUARANTY

10.1.                        US Cross-Guaranty.  Each US Borrower hereby agrees that such US Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to US Agent and US Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all US Obligations owed or hereafter owing to US Agent and US Lenders by each other US Borrower.  Each US Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 10 shall not be discharged until payment and performance, in full, of the US Obligations has occurred, and that its obligations under this Section 10 shall be absolute and unconditional, irrespective of, and unaffected by,

(a)                                  the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any US Borrower is or may become a party;

(b)                                 the absence of any action to enforce this Agreement (including this Section 10) or any other Loan Document or the waiver or consent by US Agent, Collateral Agent or US Lender or US Lenders with respect to any of the provisions thereof;

(c)                                  the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by US Agent, Collateral Agent or US Lender or US Lenders in respect thereof (including the release of any such security);

(d)                                 the insolvency of any Credit Party; or

(e)                                  any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each US Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the US Obligations guaranteed hereunder.

10.2.                        Waivers by US Borrowers.  Each US Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel US Agent, Collateral Agent or US Lenders to marshal assets or to proceed in respect of the US Obligations guaranteed hereunder against any other US Credit Party, any other party or against any security for the payment and performance of the US Obligations guaranteed hereunder before proceeding against, or as a condition to proceeding against, such US Borrower.  It is agreed among each US Borrower, US Agent, Collateral Agent and US Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 10 and such waivers, US Agent, Collateral Agent and US Lenders would decline to enter into this Agreement.

10.3.                        Benefit of Guaranty.  Each US Borrower agrees that the provisions of this Section 10 are for the benefit of US Agent, Collateral Agent and US Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other US Borrower and US Agent, Collateral Agent or US Lenders, the obligations of such other US Borrower under the Loan Documents.

10.4.                        Postponement of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 10.7, each US Borrower hereby waives until the US Termination Date all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor.  Each US Borrower acknowledges and agrees that this waiver is intended to benefit US Agent and US Lenders and shall not limit or otherwise affect such US Borrower’s liability hereunder or the enforceability of this Section 10, and that US Agent, US Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 10.4.

10.5.                        Election of Remedies.  If US Agent, Collateral Agent or any US Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving US Agent, Collateral Agent or such US Lender a Lien upon any US Collateral, whether owned by any US Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, US Agent, Collateral Agent or any US Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 10.  If, in the exercise of any of its rights and remedies, US Agent, Collateral Agent or any US Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any US Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each US Borrower hereby consents to such action by US Agent, Collateral Agent or such US Lender and waives any claim based upon such action, even if such action by US Agent or such US Lender shall result in a full or partial loss of any rights of subrogation that each US Borrower might otherwise have had but for such action by US Agent, Collateral Agent or such US Lender.  Any election of remedies that results in the denial or impairment of the right of US Agent or any US Lender to seek a deficiency judgment against any US Borrower shall not impair any other US Borrower’s obligation to pay the full amount of the US Obligations.  In the event US Agent, Collateral Agent or any US Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, US Agent, Collateral Agent or such US Lender may bid all or less than the amount of the US Obligations guaranteed hereunder and the amount of such bid need not be paid by US Agent, Collateral Agent or such US Lender but shall be credited against the US Obligations guaranteed hereunder.  The amount of the successful bid at any such sale, whether US Agent, Collateral Agent, any US Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the US Collateral and the difference between such bid amount and the remaining balance of the US Obligations shall be conclusively deemed to be the amount of the US Obligations guaranteed under this Section 10, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which US Agent, Collateral Agent or any US Lender might otherwise be entitled but for such bidding at any such sale.

10.6.                        Limitation.  Notwithstanding any provision herein contained to the contrary, each US Borrower’s liability under this Section 10 (which liability is in any event in addition to amounts for which such US Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a)                                  the net amount of all US Revolving Loans advanced to any other US Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such US Borrower; and

(b)                                 the amount that could be claimed by US Agent and US Lenders from such US Borrower under this Section 10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such US Borrower’s right of contribution and indemnification from each other US Borrower under Section 10.7.

10.7.                        Contribution with Respect to US Guaranty Obligations.

(a)                                  To the extent that any US Borrower shall make a payment under this Section 10 of all or any of the US Obligations (other than Loans made to that US Borrower for which it is primarily liable) (a “US Guarantor Payment”) that, taking into account all other US Guarantor Payments then previously or concurrently made by any other US Borrower, exceeds the amount that such US Borrower would otherwise have paid if each US Borrower had paid the aggregate US Obligations satisfied by such US Guarantor Payment in the same proportion that such US Borrower’s “US Allocable Amount” (as defined below) (as determined immediately prior to such US Guarantor Payment) bore to the aggregate US Allocable Amounts of each of the US Borrowers as determined immediately prior to the making of such US Guarantor Payment, then, following payment in full in cash of the US Obligations and termination of the US Commitments and US Letters of Credit, such US Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other US Borrower for the amount of such excess, pro rata based upon their respective US Allocable Amounts in effect immediately prior to such US Guarantor Payment.

(b)                                 As of any date of determination, the “US Allocable Amount” of any US Borrower shall be equal to the maximum amount of the claim that could then be recovered from such US Borrower under this Section 10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)                                  This Section 10.7 is intended only to define the relative rights of US Borrowers and nothing set forth in this Section 10.7 is intended to or shall impair the obligations of US Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 10.1.  Nothing contained in this Section 10.7 shall limit the liability of any US Borrower to pay the Loans made directly or indirectly to that US Borrower and accrued interest, Fees and expenses with respect thereto for which such US Borrower shall be primarily liable.

(d)                                 The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the US Borrower to which such contribution and indemnification is owing.

(e)                                  The rights of the indemnifying US Borrowers against other US Credit Parties under this Section 10.7 shall be exercisable upon the full payment in cash of the US Obligations and the termination of the US Commitments and US Letters of Credit.

10.8.                        Liability Cumulative.  The liability of US Borrowers under this Section 10 is in addition to and shall be cumulative with all liabilities of each US Borrower to US Agent, Collateral Agent and US Lenders under this Agreement and the other Loan Documents to which such US Borrower is a party or in respect of any US Obligations or obligation of the other US Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 11.
NETHERLANDS CROSS-GUARANTY

11.1.                        Netherlands Cross-Guaranty.  Each of the Netherlands Borrowers hereby agrees that such Netherlands Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Netherlands Agent and Netherlands Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Netherlands Obligations owed or hereafter owing to Netherlands Agent and Netherlands Lenders by each other Netherlands Borrower.  Each Netherlands Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 11 shall not be discharged until payment and performance, in full, of the Netherlands Obligations has occurred, and that its obligations under this Section 11 shall be absolute and unconditional, irrespective of, and unaffected by,

(a)                                  the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Netherlands Borrower is or may become a party;

(b)                                 the absence of any action to enforce this Agreement (including this Section 11) or any other Loan Document or the waiver or consent by Netherlands Agent, Netherlands Security Trustee or any Netherlands Lender with respect to any of the provisions thereof;

(c)                                  the existence, value or condition of, or failure to perfect its Lien against, any security for the Netherlands Obligations or any action, or the absence of any action, by Netherlands Agent, Netherlands Security Trustee or any Netherlands Lender in respect thereof (including the release of any such security);

(d)                                 the insolvency of any Credit Party; or

(e)                                  any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Netherlands Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Netherlands Obligations guaranteed hereunder.

11.2.                        Waivers by Netherlands Borrowers.  Each Netherlands Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Netherlands Agent, Netherlands Security Trustee or Netherlands Lenders to marshal assets or to proceed in respect of the Netherlands Obligations guaranteed hereunder against any other Netherlands Credit Party, any other party or against any security for the payment and performance of the Netherlands Obligations guaranteed hereunder before proceeding against, or as a condition to proceeding against, such Netherlands Borrower.  It is agreed among each Netherlands Borrower, Netherlands Agent, Netherlands Security Trustee and Netherlands Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 11 and such waivers, Netherlands Agent, Netherlands Security Trustee and Netherlands Lenders would decline to enter into this Agreement.

11.3.                        Benefit of Guaranty.  Each Netherlands Borrower agrees that the provisions of this Section 11 are for the benefit of Netherlands Agent, Netherlands Security Trustee and Netherlands Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Netherlands Borrower and Netherlands Agent, Netherlands Security Trustee or Netherlands Lenders, the obligations of such other Netherlands Borrower under the Loan Documents.

11.4.                        Postponement of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 11.7, each Netherlands Borrower hereby waives until the Netherlands Termination Date all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor.  Each Netherlands Borrower acknowledges and agrees that this waiver is intended to benefit Netherlands Agent, Netherlands Security Trustee and Netherlands Lenders and shall not limit or otherwise affect such Netherlands Borrower’s liability hereunder or the enforceability of this Section 11, and that Netherlands Agent, Netherlands Security Trustee, Netherlands Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 11.4.

11.5.                        Election of Remedies.  If Netherlands Agent, Netherlands Security Trustee or any Netherlands Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Netherlands Agent, Netherlands Security Trustee or such Netherlands Lender a Lien upon any Netherlands Collateral, whether owned by any Netherlands Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Netherlands Agent, Netherlands Security Trustee or any Netherlands Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 11.  If, in the exercise of any of its rights and remedies, Netherlands Agent, Netherlands Security Trustee or any Netherlands Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Netherlands Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Netherlands Borrower hereby consents to such action by Netherlands

Agent, Netherlands Security Trustee or such Netherlands Lender and waives any claim based upon such action, even if such action by Netherlands Agent, Netherlands Security Trustee or such Netherlands Lender shall result in a full or partial loss of any rights of subrogation that each Netherlands Borrower might otherwise have had but for such action by Netherlands Agent, Netherlands Security Trustee or such Netherlands Lender.  Any election of remedies that results in the denial or impairment of the right of Netherlands Agent, Netherlands Security Trustee or any Netherlands Lender to seek a deficiency judgment against any Netherlands Borrower shall not impair any other Netherlands Borrower’s obligation to pay the full amount of the Netherlands Obligations.  In the event Netherlands Agent, Netherlands Security Trustee or any Netherlands Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Netherlands Agent, Netherlands Security Trustee or such Netherlands Lender may bid all or less than the amount of the Netherlands Obligations guaranteed hereunder and the amount of such bid need not be paid by Netherlands Agent, Netherlands Security Trustee or such Netherlands Lender but shall be credited against the Netherlands Obligations guaranteed hereunder.  The amount of the successful bid at any such sale, whether Netherlands Agent, Netherlands Security Trustee, any Netherlands Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Netherlands Collateral and the difference between such bid amount and the remaining balance of the Netherlands Obligations shall be conclusively deemed to be the amount of the Netherlands Obligations guaranteed under this Section 11, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Netherlands Agent, Netherlands Security Trustee or any Netherlands Lender might otherwise be entitled but for such bidding at any such sale.

11.6.                        Limitations.  (a)  Notwithstanding any provision herein contained to the contrary, each Netherlands Borrower’s liability under this Section 11 (which liability is in any event in addition to amounts for which such Netherlands Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

(i)                                     the net amount of all Netherlands Revolving Loans advanced to any other Netherlands Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Netherlands Borrower; and

(ii)                                  the amount that could be claimed by Netherlands Agent and Netherlands Lenders from such Netherlands Borrower under this Section 11 without rendering such claim voidable or avoidable under any Insolvency Law or similar statute or common law after taking into account, among other things, such Netherlands Borrower’s right of contribution and indemnification from each other Netherlands Borrower under Section 11.7.

(b)                                 Further, notwithstanding any provision herein contained to the contrary, but without duplication of Section 11.6(a), (i) each Netherlands Borrower’s liability under this Section 11 shall be further limited to the extent necessary after taking into account, among other things, the limitation on liability set forth in Section 11.6(a) and such Netherlands Borrower’s right of contribution and indemnification from each other Netherlands Borrower under Section 11.7, so that the enforcement of such liability shall not cause such Netherlands Borrower’s net assets to become lower than the minimum capital required under article 2:178 of the Dutch Civil Code, and (ii) the obligations and liabilities of any Netherlands Borrower incorporated under the laws of Spain shall not include any obligations or liability to the extent it would result in its guarantee constituting unlawful financial assistance within the meaning of Article 81 of Spanish Joint Stock Companies Law (“Ley 1564/1989 de 22 de diciembre de Sociedades Anonimas”).

11.7.                        Contribution with Respect to Netherlands Guaranty Obligations.

(a)                                  To the extent that any Netherlands Borrower shall make a payment under this Section 11 of all or any of the Netherlands Obligations (other than Loans made to that Netherlands Borrower for which it is primarily liable) (a “Netherlands Guarantor Payment”) that, taking into account all other Netherlands Guarantor Payments then previously or concurrently made by any other Netherlands Borrower, exceeds the amount that such Netherlands Borrower would otherwise have paid if each Netherlands Borrower had paid the aggregate Netherlands Obligations satisfied by such Netherlands Guarantor Payment in the same proportion that such Netherlands Borrower’s “Netherlands Allocable Amount” (as defined below) (as determined immediately prior to such Netherlands Guarantor Payment) bore to the aggregate Netherlands Allocable Amounts of each of the Netherlands Borrowers as determined immediately prior to the making of such Netherlands Guarantor Payment, then, following payment in full in cash of the Netherlands Obligations and termination of the Netherlands Commitments and Netherlands Letters of Credit, such Netherlands Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Netherlands Borrower for the amount of such excess, pro rata based upon their respective Netherlands Allocable Amounts in effect immediately prior to such Netherlands Guarantor Payment.

(b)                                 As of any date of determination, the “Netherlands Allocable Amount” of any Netherlands Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Netherlands Borrower under this Section 11 without rendering such claim voidable or avoidable under any Insolvency Law or similar statue or common law after taking into account, among other things, such Netherlands Borrower’s right of contribution and indemnification from each other Netherlands Borrower under this Section 11.7.

(c)                                  This Section 11.7 is intended only to define the relative rights of Netherlands Borrowers and nothing set forth in this Section 11.7 is intended to or shall impair the obligations of Netherlands Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 11.1.  Nothing contained in this Section 11.7 shall limit the liability of any Netherlands Borrower to pay the Loans made directly or indirectly to that Netherlands Borrower and accrued interest, Fees and expenses with respect thereto for which such Netherlands Borrower shall be primarily liable.

(d)                                 The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Netherlands Borrower to which such contribution and indemnification is owing.

(e)                                  The rights of the indemnifying Netherlands Borrowers against other Netherlands Credit Parties under this Section 11.7 shall be exercisable upon the full payment in cash of the Netherlands Obligations and the termination of the Netherlands Commitments and Netherlands Letters of Credit.

11.8.                        Liability Cumulative.  The liability of Netherlands Borrowers under this Section 11 is in addition to and shall be cumulative with all liabilities of each Netherlands Borrower to Netherlands Agent, Netherlands Security Trustee and Netherlands Lenders under this Agreement and the other Loan Documents to which such Netherlands Borrower is a party or in respect of any Netherlands Obligations or obligation of the other Netherlands Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[remainder of page intentionally left blank; signature pages follow]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

BORROWERS:

RESOLUTION PERFORMANCE PRODUCTS LLC

By:	/s/ Marvin O. Schlanger
Title: Chief Executive Officer

RESOLUTION EUROPE B.V.

By:	/s/ Marvin O. Schlanger
Title: Director

[Signature Page to RPP Credit Agreement]

CREDIT PARTIES:

RESOLUTION PERFORMANCE PRODUCTS INC.

By:	/s/ Marvin O. Schlanger
Title: Chief Executive Officer

RPP CAPITAL CORPORATION

By:	/s/ Marvin O. Schlanger
Title: Chief Executive Officer

RESOLUTION HOLDINGS B.V.

By:	/s/ Marvin O. Schlanger
Title: Director

RESOLUTION IBERICA PERFORMANCE PRODUCTS S.A.

By:	s/ Hendrik de Jong
Title: Attorney

RESOLUTION (UK) PERFORMANCE PRODUCTS LIMITED

By:	s/ Hendrik de Jong
Title: Attorney

RESOLUTION DEUTSCHLAND GMBH

By:	s/ Francois Vleugels
Title:	Managing Director

RESOLUTION RESEARCH BELGIUM S.A.

By:	s/ Hendrik de Jong
Title:	Attorney

RESOLUTION RESEARCH NEDERLAND B.V.

By:	/s/ Marvin O. Schlanger
Title:	Director

GENERAL ELECTRIC CAPITAL CORPORATION,
as US Agent, US L/C Issuer, Collateral Agent and a US Lender

By:	/s/ Kimberly A. Massa
Title:	Its Duly Authorized Signatory

GE LEVERAGED LOANS LIMITED,
as Netherlands Agent, Netherlands Security Trustee, Netherlands L/C Issuer and a Netherlands Lender

By:	/s/ Adam Scarrott
Title:	Its Duly Authorized Signatory

ANNEX A

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Acceleration of Netherlands Obligations” has the meaning ascribed to it in Section 6.3.

“Acceleration of US Obligations” has the meaning ascribed to it in Section 6.3.

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” means:  (a) changes in accounting principles required by GAAP and implemented by RPP USA or any of its Subsidiaries; and (b) changes in accounting principles allowed by Borrowers’ certified public accountants and implemented by any Borrower.

“Accounting Records” all books, ledgers and records of any kind and in any medium relating to any Netherlands Borrower’s business or financial position and to all purchases and sales made by such Netherlands Borrower.

“Accounts” means all “accounts,” as such term is defined in the Code (or similar Applicable Law), now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Acquisition Pro Forma” has the meaning ascribed to it in Section 3.6.

“Acquisition Projections” has the meaning ascribed to it in Section 3.6.

“Acquisition Target” has the meaning ascribed to it in Section 3.6.

“Activation Event” has the meaning ascribed to it in Section 2.9.

“Advance Period” means 30 days from the end of the month of the invoice date.

“Advances” means any US Revolving Credit Advance, Netherlands Revolving Credit Advance or US Swing Line Advance, as the context may require.

“Affected Lender” has the meaning ascribed to it in Section 9.19.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 3.8, an Affiliate of any Borrower shall include any Person that directly or indirectly owns more than ten percent (10%) of any class of the capital stock of Holdings.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall (i) with respect to any Credit Party, specifically exclude Agents, Collateral Agent, Netherlands Security Trustee and each Lender and (ii) with respect to Holdings, Credit Parties, their respective Subsidiaries or Apollo Group, specifically exclude any Apollo Operating Company or Shell and its Affiliates.

“Agents” means, collectively, the US Agent and the Netherlands Agent.

“Aggregate Netherlands Borrowing Base” means as of any date of determination, an amount equal to (i) the sum of the Netherlands Borrowing Bases of each Netherlands Borrower; less (ii) any Reserves except to the extent already deducted therefrom.

“Aggregate US Borrowing Base” means as of any date of determination, an amount equal to (i) the sum of the US Borrowing Bases of each US Borrower; less (ii) any Reserves except to the extent already deducted therefrom.

“Aggregate Borrowing Availability” means, at any given time, the sum of the US Borrowing Availability and Netherlands Borrowing Availability.

“Agreement” means this Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Ancillary Texas Buildings” has the meaning ascribed to it in Section 3.20.

“Applicable Agent” means (i) with respect to the Netherlands Borrowers, Netherlands Credit Parties, Netherlands Lenders or Netherlands Revolving Loans, Netherlands Agent and (ii) with respect to the US Borrowers, US Credit Parties, US Lenders or US Revolving Loans, US Agent.

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“Applicable Borrower Representative” means (i) with respect to the Netherlands Borrowers, Netherlands Credit Parties, Netherlands Lenders or Netherlands Revolving Loans, Netherlands Borrower Representative and (ii) with respect to the US Borrowers, US Credit Parties, US Lenders or US Revolving Loans, US Borrower Representative.

“Applicable EURO LIBOR Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the EURO LIBOR applicable to the Loans, as determined by reference to Section 1.3(a).

“Applicable Law” means, in respect of any provision of law referred to herein, the law applicable in each relevant jurisdiction to the issue or topic addressed in such provision of law.

“Applicable Lender” means (i) with respect to US Agent, Collateral Agent or any US Revolving Loan or US Letter of Credit, a US Lender and (ii) with respect Netherlands Agent, Netherlands Security Trustee or any Netherlands Revolving Loan or Netherlands Letter of Credit, a Netherlands Lender.

“Applicable LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.3(a).

“Applicable Margins” means collectively the Applicable EURO LIBOR Margin, the Applicable US Index Margin, the Applicable LIBOR Margin, the Applicable US L/C Margin, the Applicable Netherlands Base Rate Margin and the Applicable Netherlands L/C Margin.

“Applicable Netherlands Base Rate Margin” means the per annum interest rate from time to time in effect and payable in addition to the Netherlands Base Rate applicable to the Revolving Loan, as determined by reference to Section 1.3(a).

“Applicable Netherlands L/C Margin” means the per annum interest rate margin from time to time in effect, as determined by reference to Section 1.3(a).

“Applicable US L/C Margin” means the per annum interest rate margin from time to time in effect, as determined by reference to Section 1.3(a).

“Applicable US Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the US Index Rate applicable to the US Revolving Loan, as determined by reference to Section 1.3(a).

“Apollo Group” means Apollo Management IV, L.P., a Delaware limited partnership and its Affiliates and Apollo Management V, L.P., a Delaware limited partnership and its Affiliates.

“Apollo Management Agreement” means the management consulting agreement dated as of November 14, 2000, between members of the Apollo Group and RPP USA, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

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“Apollo Operating Company” means a Person engaged in the business of producing goods or providing services that but for clause (ii) of the proviso in the definition of Affiliate would be an Affiliate of Apollo Group.

“Approved Territory” means a Primary Approved Territory or a Secondary Approved Territory.

“Asset Disposition” means the disposition whether by sale, lease, sublease, license, sublicense, option, transfer, loss, damage, destruction, casualty, condemnation or otherwise of any of the following:  (a) any of the Stock or other equity or ownership interest of any of Borrowers’ Subsidiaries or (b) any or all of the assets of Borrowers or any of their Subsidiaries, in each case other than (1) sales or other dispositions of Inventory in the ordinary course of business, (2) customary sales, assignments and other dispositions of delinquent Accounts and payment rights for collection, (3) sales, transfers and other dispositions of assets from a Credit Party to another Credit Party (other than any transfer of assets by a Subsidiary of Holdings to Holdings except as permitted pursuant to Section 3.5), (4) sales and issuances of Stock by a Credit Party to another Credit Party, (5) sales or other dispositions of cash or Cash Equivalents to the extent permitted hereunder, (6) leases, subleases, licenses and sublicenses of assets in the ordinary course of business, and (7) any sale or disposition of assets to an insurer with respect to any insurance claim (but for the loss caused by or damage for which such claim was based) or condemnation proceeding.

“Assignment Agreement” has the meaning ascribed to it in Section 8.1(a).

“BACS” means the Bankers Automated Clearing System.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws of any other jurisdiction.

“Borrower” and “Borrowers” have the respective meanings ascribed to them in the preamble to the Agreement.

“Borrowing Base Certificate” has the meaning ascribed to it in Section 4.1(d).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or in the Netherlands and in reference to LIBOR Loans or EURO LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“CAM” shall mean the mechanism for the allocation and exchange of interests in the Credit Facilities and collections thereunder established under Section 8.7.

“CAM Exchange” shall mean the exchange of the Lenders’ interests provided for in Section 8.7.

“CAM Exchange Date” shall mean the date on which (a) any event referred to in Section 6.1(f) or (g) shall occur or (b) an Acceleration of U.S. Obligations or an Acceleration of Netherlands Obligations shall occur.

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“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent of the Specified Obligations owed to such Lender and such Lender’s participation in the aggregate Letters of Credit immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent of the Specified Obligations owed to all the Lenders and the aggregate Letters of Credit immediately prior to such CAM Exchange Date.

“Capital Expenditures” has the meaning ascribed to it in Schedule 2 to Exhibit 4.1(k).

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Equivalents” means:  (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, the government of The Netherlands, the government of the United Kingdom or any agency thereof or (B) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, The Netherlands or the United Kingdom or that is at least (A) ”adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody’s.

“Certificate of Exemption” has the meaning ascribed to it in Section 1.15.

“Change of Control” means (i) prior to a Qualified Public Offering, any event, transaction or occurrence as a result of which (a) Permitted Holders shall directly or indirectly own less than fifty percent (50%) on a fully diluted basis of the economic and/or voting rights associated with ownership of Holdings’ Stock having the right to vote for the election of members of its Board of Directors under ordinary circumstances or (ii) after a Qualified Public Offering, any event, transaction or occurrence as a result of which (a) any Person or “group”

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(within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Closing Date), other than Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully-diluted basis of the economic and/or voting rights associated with ownership of Holdings’ Stock having the right to vote for the election of members of its Board of Directors under ordinary circumstances and Permitted Holders shall directly or indirectly own less than such Person or “group” on a fully-diluted basis of the economic and voting rights associated with ownership of Holdings’ Stock having the right to vote for the election of members of its Board of Directors under ordinary circumstances, (b) Holdings or Permitted Holders cease to own and control (directly or indirectly) all of the economic and voting rights associated with all of the outstanding Stock of RPP USA, or (c) any “Change of Control” as defined in any Senior Note Document or any Subordinated Debt Agreement shall occur thereunder.

“CHAPS” means the Clearing House Automated Payments System.

“CHAPS Fee” means £27.50 per payment or its Equivalent Amount.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code (or its equivalent under Applicable Law), including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex C.

“Closing Date” means January 24, 2005.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreements, the Mortgages and the other Collateral Documents and any other property, real or personal, movable

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or immovable, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of US Agent or the Collateral Agent on behalf of itself and US Lenders or Secured Creditors, in favor of Netherlands Agent on behalf of itself, Netherlands Security Trustee and Netherlands Lenders, or in favor of Netherlands Security Trustee, on behalf of itself, Netherlands Agent and Netherlands Lenders, to secure the US Obligations or the Netherlands Obligations, as the case may be, or any portion thereof.

“Collateral Agent” means GE Capital acting as collateral agent for the Secured Creditors.

“Collateral Audit” has the meaning ascribed to such term in Section 2.3.

“Collateral Documents” means the Security Agreements, the Pledge Agreements, the Guaranties, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

“Commitments” means, collectively, the Netherlands Commitments and the US Revolving Loan Commitments, which shall equal the Dollar Equivalent of $150,000,000 on the Closing Date.

“Commitment Termination Date” means each of the US Commitment Termination Date and the Netherlands Commitment Termination Date.

“Compliance and Pricing Certificate” has the meaning ascribed to it in Section 4.1(k).

“Consolidated Net Income” has the meaning ascribed to it in Schedule 2 to Exhibit 4.1(k).

“Constructive Distributions” means constructive distributions made in cash or otherwise (i) to Holdings relating to reimbursements of certain pension costs and (ii) to Shell relating to reimbursements of certain pension costs in accordance with the Master Sales Agreement dated July 10, 2000, as amended as of November 14, 2000, and related ancillary agreements.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person:  (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Hedge Agreement, (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (v) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or

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to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contingent Indemnification Obligations” means, as of any date of determination, Obligations for taxes, expenses, costs, indemnification or damages (excluding principal of, interest on and fees relating to Indebtedness and excluding Letter of Credit Obligations) in respect of which no claim or demand for payment has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee).

“Contractual Obligations” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Transactions Documents.

“Control Agreements” means tri-party deposit account, securities account or commodities account control agreements by and among the applicable Credit Party, Applicable Agent, Collateral Agent or Netherlands Security Trustee and the depository bank, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory in all respects to Applicable Agent and in any event providing to Applicable Agent “control” of such deposit account, securities account and related financial assets and securities entitlements or commodities account and related commodities contracts within the meaning of Articles 8 and 9 of the Code (or similar provisions of its equivalent under Applicable Law).

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means the US Copyright Security Agreements and the Netherlands Copyright Security Agreements.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or Netherlands Patent Office or European Patent Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

“Credit Facility” shall mean the US Commitments and extensions of credit thereunder or the Netherlands Commitments and extensions of credit thereunder, as applicable.

“Credit Parties” means the US Credit Parties and the Netherlands Credit Parties.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.3(d).

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“Disbursement Account” means, collectively, the US Euro Disbursement Account, the US Disbursement Account and the Netherlands Disbursement Account.

“Disclosure Schedules” means the Schedules prepared by Borrowers and denominated as Schedules 2.7 through 5.18 in the index to the Agreement.

“Documents” means any “document,” as such term is defined in the Code (or its equivalent under Applicable Law), including electronic documents, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollar Equivalent” means the amount in Dollars for any amount denominated in Dollars and the Equivalent Amount in Dollars of any amount denominated in any other currency.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary of a US Borrower that is organized under the laws of any state of the United States of America.

“EBITDA” has the meaning ascribed to it in Schedule 1 to Exhibit 4.1(k).

“Eligible Netherlands Accounts” has the meaning ascribed to it in Schedule 1 to Exhibit 4.1(d)(ii).

“Eligible US Accounts” has the meaning ascribed to it in Schedule 1 to Exhibit 4.1(d)(i).

“Eligible US Inventory” has the meaning ascribed to it in Schedule 1 to Exhibit 4.1(d)(i).

“Eligible US PPE” has the meaning ascribed to it in Schedule 1 to Exhibit 4.1(d)(i).

“Environmental Claims” shall mean all accusations, allegations, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury or property damage, arising out of or related to Environmental Conditions or pursuant to applicable Environmental Laws.

“Environmental Conditions” shall mean the presence of Hazardous Materials in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air) relating to or arising out of the business of the Credit Parties or any of their Subsidiaries.

“Environmental Laws” means all applicable federal, state, provincial, local and foreign laws, statutes, ordinances, codes, rules, standards, orders-in-council and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include, without limitation, the Comprehensive Environmental

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Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.) (“FIFRA”); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Food Quality Protection Act of 1996 (7 U.S.C. §§ 136 et seq.);  the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.); the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.); and any and all regulations promulgated thereunder and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code (or its equivalent under Applicable Law), now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency, at the rate used by Applicable Agent’s treasury function (as described on Schedule 1.17(d), as revised from time to time by Applicable Agent) on such date or, if such date is not a Business Day, on the Business Day immediately

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preceding such date of determination, or at such other rate as may have been agreed in writing between the Applicable Borrower(s) and Applicable Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan (other than an event for which notice is waived under applicable regulations); (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c)  the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (d) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (e) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (f) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (g) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (h) the loss of a Qualified Plan’s qualification or tax exempt status; or (i) the termination of a Plan described in Section 4064 of ERISA.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Euro” and “€” means the single currency of the Participating Member States of the European Union.

“Euro Equivalent” means, for any Loans outstanding under the Netherlands Commitment, the amount thereof denominated in Euros and the Equivalent Amount in Euros of any such Loan denominated in Dollars.

“EURO LIBOR” means, for each LIBOR Period, the offered rate for deposits in Euros in the European interbank market for the relevant interest period which is determined by the Banking Federation of the European Union, and displayed on the appropriate page of the Telerate Screen, at or about 11:00 am (Brussels time) on the relevant quotation date for the delivery of Euros on the first day of the relevant interest period.

“EURO LIBOR Breakage Fee” means an amount equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost in connection with the re-employment of such funds, but excluding any loss of Applicable Margin) that any Lender may sustain as a result of (i) any default by any Borrower in making any borrowing of, conversion into or continuation of any EURO LIBOR Loan

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following the Applicable Borrower Representative’s delivery to Applicable Agent of any EURO LIBOR Loan request in respect thereof or (ii) any payment of a EURO LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise). For purposes of calculating amounts payable to a Lender under Section 1.4(g), each Lender shall be deemed to have actually funded its relevant EURO LIBOR Loan through the purchase of a deposit bearing interest at EURO LIBOR in an amount equal to the amount of that EURO LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period; provided, however, that each Lender may fund each of its EURO LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 1.4(g).

“EURO LIBOR Loans” means a Loan or any portion thereof bearing interest by reference to EURO LIBOR.

“European Collection Account” means any deposit account maintained at a bank acceptable to Netherlands Agent in the name of Netherlands Security Trustee, into which any Netherlands Borrower shall direct electronic payments on its Accounts to be made.

“Event of Default” has the meaning ascribed to it in Section 6.1.

“Excluded Taxes” has the meaning ascribed to it in Section 1.15(a).

“Existing Credit Agreement” has the meaning ascribed to it in the Recitals.

“Extended Netherlands Account” means any Account owned by a Netherlands Borrower the payment terms of which provide that payment is not due within 45 days but is due within 61 days after the original date of the invoice with respect to such Account.

“Extended US Account” means any Account owned by a US Borrower the payment terms of which provide that payment is not due within 60 days but is due within 91 days after the original date of the invoice with respect to such Account.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by US Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to US Agent, Netherlands Agent, Netherlands Security Trustee, Collateral Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

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“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of RPP USA and its Subsidiaries described in Section 5.5 or delivered in accordance with Section 4.1, as applicable.

“Fiscal Month” means any of the monthly accounting periods of Borrowers.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrowers.

“Fiscal Year” means any of the annual accounting periods of Borrowers ending on the last day of the fourth Fiscal Quarter.

“Fixed Charges” has the meaning ascribed to it in Schedule 2 to Exhibit 4.1(k).

“Fixed Charge Coverage Ratio” has the meaning ascribed to it in Schedule 2 to Exhibit 4.1(k).

“Fixtures” means all “fixtures” as such term is defined in the Code (or its equivalent under Applicable Law), now owned or hereafter acquired by any Credit Party.

“Foreign Lender” and “Foreign Lenders” have the meanings ascribed to such terms in Section 1.15.

“Foreign Security Agreement” means each agreement now or hereafter executed and delivered by any Credit Party that is a Foreign Subsidiary that creates a mortgages, charge, security interest or other Lien over any assets of such Foreign Subsidiary for the benefit of Netherlands Security Trustee, Netherlands Agent and Netherlands Lenders to secure the Netherlands Obligations, including but not limited to:

(i)                                     the Pledge Agreement by Resolution Holdings B.V. and Resolution Research Nederland B.V. pledging ownership interests in Resolution Research Belgium S.A. to the Netherlands Security Trustee;

(ii)                                  the Spanish Security Agreement;

(iii)                               the Debenture by Resolution (UK) Performance Products Limited in favor of the Netherlands Security Trustee;

(iv)                              the Equitable Mortgage of Shares by Resolution Holdings B.V. mortgaging its ownership interest in Resolution (UK) Performance Products Limited in favor of the Netherlands Security Trustee;

(v)                                 the Security Transfer Agreement by Resolution Deutschland GmbH in favor of the Netherlands Security Trustee,

(vi)                              the Share Pledge Agreement by Resolution Holdings B.V. pledging ownership interest in Resolution Deutschland GmbH to the Netherlands Security Trustee;

(vii)                           the Pledge of Moveable Assets by Resolution Holdings B.V., Resolution Europe B.V. and Resolution Research Nederland B.V. in favor of the Netherlands Security Trustee;

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(viii)                        the undisclosed Pledge of Receivables and the disclosed Pledge of Receivables, each by Resolution Holdings B.V., Resolution Europe B.V. and Resolution Research Nederland B.V. in favor of the Netherlands Security Trustee;

(ix)                                the Pledge of Intellectual Property Rights by Resolution Holdings B.V., Resolution Europe B.V. and Resolution Research Nederland B.V. in favor of the Netherlands Security Trustee; and

(x)                                   the Deed of Pledge of shares in the capital of Resolution Europe B.V. and Resolution Research Nederland B.V. in favor of the Netherlands Security Trustee.

“Foreign Subsidiary” means a Subsidiary of a US Borrower that is not a Domestic Subsidiary.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of US Borrowers, the US Obligations (including US Letter of Credit Obligations) and in the case of Netherlands Borrowers, the Netherlands Obligations (including Netherlands Letter of Credit Obligations) and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

“Funding Date” has the meaning ascribed to it in Section 7.2.

“GAAP” means generally accepted accounting principles in the United States of America, in respect of the US Credit Parties, and in The Netherlands, in respect of the Netherlands Credit Parties, in each case consistently applied.

“GE Capital” has the meaning ascribed to it in the Preamble.

“GE Global Fee Letter” has the meaning ascribed to it in Section 1.4(a).

“GE Netherlands” has the meaning ascribed to it in the Preamble.

“General Intangibles” means “general intangibles,” as such term is defined in the Code (or its equivalent under Applicable Law), now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including

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insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means any “goods,” as such term is defined in the Code (or its equivalent under Applicable Law), now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code (or its equivalent under Applicable Law), manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means each of the US Guaranty, the Netherlands Guaranty and any other guaranty executed by any Guarantor in favor of US Agent and US Lenders, in respect of the US Obligations, or Netherlands Security Trustee, Netherlands Agent and Netherlands Lenders, in respect of the Netherlands Obligations.

“Guarantors” means with respect to the US Obligations, Holdings, each US Borrower, each Domestic Subsidiary of RPP USA, each Foreign Subsidiary of Holdings that has guaranteed the Senior Notes or the Subordinated Debt and each other Person, if any, that executes a guaranty or other similar agreement in favor of US Agent, for itself and the ratable

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benefit of US Lenders in connection with the transactions contemplated by the Agreement and the other Loan Documents, and with respect to the Netherlands Obligations, Netherlands Holdings, the Netherlands Borrowers, any other Subsidiaries of Netherlands Holdings that is or has become a Material Subsidiary, and each other Person, if any, that executes a guaranty or other similar agreement in favor of Netherlands Agent, for itself and the ratable benefit of Netherlands Lenders in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,”  “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Hedge Agreements” means any US Hedge Agreement.

“Holdings” has the meaning ascribed to it in the preamble and includes all successors and assigns of such Person.

“Holdings PIK Junior Subordinated Notes” shall mean the Initial Holdings PIK Junior Subordinated Notes and the New Holdings PIK Junior Subordinated Notes.

“Holdings PIK Junior Subordinated Notes Indenture” that certain Indenture, dated as November 14, 2000, by and between Holdings and The Bank of New York, as Trustee.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the US Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any Hedge Agreement, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) ”earnouts” and similar payment obligations, and (j) the Obligations.  Notwithstanding the foregoing, however, Indebtedness shall not include (i) advances or deposits paid to Borrowers or any of their Subsidiaries by their respective customers in the ordinary course of business or

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(ii) competitive allowances given by Borrowers or any of their respective Subsidiaries to their respective customers in the ordinary course of business.  For purposes of determining the amount of attributed Indebtedness in clause (g) above, the “principal amount” of any obligations under any Hedge Agreement shall be the Net Mark-to-Market Exposure of such Indebtedness as of the end of the most recently ended Fiscal Month.

“Insolvency Law” shall mean any applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Insolvent” means, in relation to an Account Debtor, any of the matters in paragraphs (a) to (f) immediately following:

(a)                                  in relation to an individual: bankruptcy or sequestration or the granting of a trust deed for the benefit of creditors;

(b)                                 in relation to a company: a resolution for voluntary winding up by reason of insolvency, a winding up order, a resolution by its directors or members to apply for an administration order, the appointment of an administrator under the UK Insolvency Act 1986 or the appointment of a receiver (whether in or out of court) or an administrative receiver of any of its assets or income;

(c)                                  in relation to a partnership: its bankruptcy, winding up or an administration order or the bankruptcy of any partner;

(d)                                 in relation to any person: any proposal to enter into a voluntary arrangement under the UK Insolvency Act 1986 (including any moratorium) or any formal or informal arrangement generally for the benefit of creditors;

(e)                                  the taking of any formal steps for the commencement of any proceedings in respect of any of the above matters in clauses (a) to (d) above, including submitting to any applicable Person any application for the commencement of an insolvency proceeding; or

(f)                                    where any Account Debtor is resident or incorporated outside the United Kingdom, the occurrence of anything analogous to or having a substantially similar effect to any of the matters referred to in clauses (a) to (e) above under the laws of the applicable jurisdiction.

“Instruments” means all “instruments,” as such term is defined in the Code (or its equivalent under Applicable Law) now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

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“Intercompany Debt” has the meaning ascribed to it in Section 9.22(a).

“Intercompany Notes” has the meaning ascribed to it in Section 3.1.

“Intercreditor Agreement” shall mean the amended and restated intercreditor agreement, dated as of the Closing Date, among GE Capital as Collateral Agent (as defined therein) for the benefit of the First Lien Creditors (as defined therein), GE Capital, as Administrative Agent (as defined in therein) for the benefit of the Bank Lender Creditors (as defined therein), and The Bank of New York, as trustee) for its benefit and the benefit of the holders from time to time of the Additional Senior Secured Notes (as defined therein), and acknowledged and agreed to by the US Credit Parties (as defined in, or incorporated by reference into, the Security Agreement referred to therein) from time to time party hereto.

“Interest Expense” has the meaning ascribed to it in Section 4.4 of Schedule 1 to Exhibit 4.1(k).

“Interest Payment Date” means (a) as to any US Index Rate Loan and Netherlands Base Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan or EURO LIBOR Loan the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) each Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Interim Account” means:

(a)                                  with respect to payments in Euros:

BNP Paribas, Paris

Swift:  BNPAFRPPPAC

Account:  GE Leveraged Loans Limited

Account No.:   00010728256

IBAN = FR76 3000 4008 2800 0107 2825 676

Reference:  Resolution Europe B.V.

(b)                                 with respect to payments in British pounds:

Barclays Bank, London

Swift:  BARCGB22

Sort Code:  20-00-00

Account:  GE Leverage Loans Limited

Account No.:  50555339

Reference:  Resolution Europe B.V.

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(c)                                  with respect to payments in Dollars:

BNP Paribas, New York

SWIFT: BNPAUS3N

Account:  BNP Paribas, Paris

SWIFT:  BNPAFRPPPAC

Account No:  0200 194 093 00136

For further credit to GE Leveraged Loans Limited

Account No:  00014017469

Reference:  Resolution Europe B.V.

“Inventory” means any “inventory,” as such term is defined in the Code (or its equivalent under Applicable Law), now owned or hereafter acquired by any Credit Party, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrowers or any of their Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Borrowers or any of their Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.

“Investment Property” means all “investment property,” as such term is defined in the Code (or its equivalent under Applicable Law), now owned or hereafter acquired by any Credit Party, wherever located, including: (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service of the United States.

“Issuance” and “Issue” means, in relation to any Letter of Credit, the original issuance thereof, any increase in the amount thereof and any extension of the expiry date thereof.

“Joint Venture” shall mean any Investment by any Person into another Person made pursuant to a contractual arrangement where such Person owns 50% or less of the Stock of such other Person.

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“Judgment Conversion Date” has the meaning ascribed to it in Section 1.18(a).

“Judgment Currency” has the meaning ascribed to it in Section 1.18(a).

“L/C Issuer” means, collectively, the US L/C Issuer and the Netherlands L/C Issuer.

“Lenders” means, collectively, the US Lenders and the Netherlands Lenders.

“Letter of Credit Fee” means, collectively, the US Letter of Credit Fee and the Netherlands Letter of Credit Fee.

“Letter of Credit Obligations” means, collectively, the US Letter of Credit Obligations and the Netherlands Letter of Credit Obligations

“Letters of Credit” means, collectively, the US Letters of Credit and the Netherlands Letters of Credit.

“LIBOR Breakage Fee” means an amount equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost in connection with the re-employment of such funds, but excluding any loss of Applicable Margin) that any US Lender may sustain as a result of (i) any default by any US Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following US Borrower Representative’s delivery to US Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day which is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise).  For purposes of calculating amounts payable to a Lender under Section 1.4(e), each US Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period; provided; however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 1.4(e).

“LIBOR Business Day” means (i) as to LIBOR Loans a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions and (ii) as to EURO LIBOR Loans, any day when the Trans-European Real-time Gross Settlement Express Transfer Payment System is open for settlement of payments in Euros.

“LIBOR Loans” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan or EURO LIBOR Loan, each period commencing on a LIBOR Business Day selected by US Borrower Representative or Netherlands Borrower Representative pursuant to the Agreement and ending (i) for the period commencing on the Closing Date and ending on the earlier of the completion of Primary Syndication or 45 days thereafter, one week and (ii) for all other periods, one, two, three or six months thereafter, as selected by US Borrower Representative’s or Netherlands Borrower Representative’s, as the case may be, irrevocable notice to US Agent or Netherlands Agent, as

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the case may be, as set forth in Section 1.3(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)                                  if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)                                 any LIBOR Period that would otherwise extend beyond the date set forth in clause (a) of the definition of “US Commitment Termination Date” shall end two (2) LIBOR Business Days prior to such date;

(c)                                  any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d)                                 US Borrower Representative and Netherlands Borrower Representative shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e)                                  US Borrower Representative and Netherlands Borrower Representative shall select LIBOR Periods so that, in the aggregate, there shall be no more than nine (9) separate EURO LIBOR Loans and LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by US Agent equal to:

(a)                                  the offered rate for deposits in United States Dollars in the London Interbank Market for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)                                 a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be available to US Agent.

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“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction); provided, that in no event shall any operating lease, option or other agreement to sell be deemed a Lien.

“Litigation” has the meaning ascribed to it in Section 4.1(j).

“Loan Account” has the meaning ascribed to it in Section 1.13.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the GE Global Fee Letter, the Intercreditor Agreement and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, US Agent or any US Lenders, Netherlands Agent or any Netherlands Lenders, Netherlands Security Trustee or Collateral Agent and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to US Agent or any US Lenders, Netherlands Agent or any Netherlands Lenders, Netherlands Security Trustee or Collateral Agent in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means, collectively, the US Revolving Loan and the Netherlands Revolving Loan.

“Mandatory Costs” has the meaning ascribed to is in Section 9.21.

“Master Documentary Agreement” means the Master Agreement for Documentary Letters of Credit, dated as of the Closing Date, between US Borrowers and GE Capital and any similar agreement executed and delivered with respect to Netherlands Letters of Credit, if any.

“Master Standby Agreement” means the Master Agreement for Standby Letters of Credit, dated as of the Closing Date, between US Borrowers and GE Capital and any similar agreement executed and delivered with respect to Netherlands Letters of Credit, if any.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition of the Credit Parties, taken as a whole or (b) the Collateral, taken as a whole.

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“Material Subsidiary” means any of (i) Resolution Holdings, BV, Resolution Iberica Performance Products, S.A., Resolution (UK) Performance Products Limited, Resolution Deutschland GMBH and Resolution Research Nederland BV, and (ii) any Subsidiary of Netherlands Holdings, the book value of the assets of which equal or exceed €5,000,000 (or an Equivalent Amount in any other currency) at any time.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 1.3(f).

“Moody’s” means Moody’s Investor’s Services, Inc.

“Mortgages” means each of the mortgages, debentures, deeds of trust, Deeds of Hypothec, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any US Credit Party to US Agent, on behalf of itself and US Lenders, with respect to the Real Estate.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedge Agreement, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such agreements.  “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the transaction giving rise to such agreement as of the date of determination (assuming the transactions were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such transaction as of the date of determination (assuming such transactions were to be terminated as of that date).

“Net Proceeds” means cash proceeds received by Borrowers or any of their Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition when and as such payments are received), and, during the continuance of an Event of Default, any proceeds received from a business interruption insurance policy), net of (a) out-of-pocket costs incurred in connection with such Asset Disposition (including taxes attributable to such sale, lease or transfer, sales commissions, attorneys’ fees, accountants fees, investment banking fees and all other professionals’ and advisors’ fees), (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed that is required to be repaid in connection with such Asset Disposition, together with all premiums, penalties, breakage, indemnity, consent fees and similar amounts in connection therewith and (c) the amount of any reserves established to fund contingent liabilities reasonably estimated by the board of directors of RPP USA in good faith.

“Netherlands Agent” means GE Netherlands in its capacity as Netherlands Agent for Netherlands Lenders or its successor appointed pursuant to Section 8.2.

“Netherlands Allocable Amount” has the meaning ascribed to it in Section 11.7.

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“Netherlands Banking Act” means the Netherlands Act on the Supervision of the Credit System 1992 (Wet toezicht kredietwezen 1992).

“Netherlands Base Rate” means on any day, the average on that day (as determined by Netherlands Agent) of the European Central Bank Base Rate for Euros.

“Netherlands Base Rate Loans” means a Netherlands Revolving Loan or portion thereof bearing interest by reference to the Netherlands Base Rate.

“Netherlands Borrower” has the meaning ascribed thereto in the preamble to this Agreement.

“Netherlands Borrower Representative” means Netherlands Op. Co. in its capacity as Netherlands Borrower Representative pursuant to the provisions of Section 1.17.

“Netherlands Borrowing Availability” means, at any time the lesser of (i) the amount of the Netherlands Commitment of all Netherlands Lenders at such time and (ii) the Aggregate Netherlands Borrowing Base at such time, in each case less the sum of (x) the amount of the outstanding Netherlands Revolving Loan (including, without duplication, Netherlands Letter of Credit Obligations) at such time, plus (y) Reserves imposed by Netherlands Agent in its reasonable credit judgment at such time in accordance with the terms hereof.

“Netherlands Borrowing Base” means, as of any date of determination by Netherlands Agent, from time to time, for each Netherlands Borrower an amount equal to the sum at such time of:

(a)                                                                                  85% of the book value of such Netherlands Borrower’s Eligible Netherlands Accounts whose invoice is addressed to an Account Debtor in a Primary Territory at such time; and

(b)                                                                                 65% of the book value of such Netherlands Borrower’s Eligible Netherlands Accounts whose invoice is addressed to an Account Debtor in a Secondary Territory at such time.

“Netherlands Collateral” means Collateral provided by a Netherlands Credit Party.

“Netherlands Commitments” means (a) as to any Netherlands Lender, the commitment of such Netherlands Lender to make its Pro Rata Share of Netherlands Revolving Credit Advances or incur its Pro Rata Share of Netherlands Letter of Credit Obligations as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Netherlands Lender and (b) as to all Netherlands Lenders, the aggregate commitment of all Netherlands Lenders to make the Netherlands Revolving Credit Advances or incur Netherlands Letter of Credit Obligations, which aggregate commitment shall be the Dollar Equivalent of Fifty million dollars ($50,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Netherlands Commitment Termination Date” means the earliest of (a) June 24, 2009, (b) the date of termination (whichever is earliest) of Netherlands Lenders’ obligations to make Netherlands Revolving Credit Advances or incur Netherlands Letter of Credit Obligations

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and to or permit existing Netherlands Revolving Loans to remain outstanding, in each case, pursuant to Section 6.2 or Section 6.3, and (c) the date of (i) payment in full by Netherlands Borrowers of the Netherlands Loans, (ii) the cancellation and return (or stand-by guarantee) of all Netherlands Letters of Credit or the cash collateralization of all Netherlands Letter of Credit Obligations pursuant to Section 1.6(g), and (iii) the permanent reduction of the Netherlands Commitments to zero dollars ($0).

“Netherlands Copyright Security Agreements” means the Netherlands Copyright Security Agreements, if any, made in favor of Netherlands Agent, on behalf of itself and Netherlands Lenders, by each applicable Netherlands Credit Party.

“Netherlands Credit Party” means Netherlands Borrowers and each of their Subsidiaries that is a Netherlands Borrower or a Guarantor with respect to Netherlands Obligations.

“Netherlands Disbursement Account” has the meaning ascribed to it in Section 1.2(d).

“Netherlands Exemption Regulation” means the Exemption Regulation from time to time to the Netherlands Banking Act (Vrijstellingsregeling Wtk 1992).

“Netherlands Foreign Lender” has the meaning ascribed to it in Section 1.15.

“Netherlands Guarantor Payment” has the meaning ascribed to it on Section 11.7.

“Netherlands Guaranty” means the guaranty of even date herewith executed by Netherlands Holdings and certain of its Subsidiaries in favor of Netherlands Agent, on behalf of itself, the Netherlands Security Trustee and Netherlands Lenders.

“Netherlands Indemnitees” has the meaning ascribed to it in Section 9.1.

“Netherlands L/C Issuer” means GE Netherlands or a bank or other legally authorized Person selected by or acceptable to Netherlands Agent in its sole discretion, in such Person’s capacity as an issuer of Netherlands Letters of Credit hereunder.

“Netherlands L/C Sublimit” has the meaning ascribed to it in Section 1.2(c).

“Netherlands Lenders” means GE Netherlands, the other Lenders named on the signature pages of this Agreement as Netherlands Lenders, and, if any such Netherlands Lender shall decide to assign all or any portion of the Netherlands Obligations, such term shall include any assignee of such Netherlands Lender.

“Netherlands Letter of Credit Fee” has the meaning ascribed to it in Section 1.4(d)(i).

“Netherlands Letter of Credit Obligations” means all outstanding obligations incurred by Netherlands Agent and Netherlands Lenders at the request of Netherlands Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Netherlands Letters of Credit by Netherlands L/C Issuers or the purchase of a participation as set forth in Section 1.2(c) with respect to any Letter of Credit.  The amount of

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such Netherlands Letter of Credit Obligations shall equal the Dollar Equivalent of the maximum amount, without duplication, that may be payable by Netherlands Agent and Netherlands Lenders thereupon or pursuant thereto.

“Netherlands Letters of Credit” means any documentary or standby letters of credit issued for the account of Netherlands Borrowers by Netherlands L/C Issuers, and bankers’ acceptances issued by Netherlands Borrowers, for which Netherlands Agent and Netherlands Lenders have incurred Netherlands Letter of Credit Obligations.

“Netherlands Non-Funding Lender” has the meaning ascribed to it in Section 8.5(a).

“Netherlands Notes” means the Netherlands Revolving Notes.

“Netherlands Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including Netherlands Letter of Credit Obligations, owing by any Netherlands Credit Party to Netherlands Agent, Netherlands Security Trustee or any Netherlands Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Netherlands Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Netherlands Credit Party under the Agreement or any of the other Loan Documents.

“Netherlands Pledge Agreement” means the Deed of Pledge of Shares of even date herewith executed by RPP USA and Netherlands Op. Co. in favor of Collateral Agent, on behalf of itself and Secured Creditors.

“Netherlands Repayment Percentage” has the meaning ascribed to it in Section 8.8(a)(i).

“Netherlands Revolving Credit Advance” has the meaning ascribed to it in Section 1.2(a).

“Netherlands Revolving Loan” means, at any time, the sum of (i) the aggregate amount of Netherlands Revolving Credit Advances outstanding to Netherlands Borrowers plus (ii) the aggregate Netherlands Letter of Credit Obligations incurred on behalf of Netherlands Borrowers.  Unless the context otherwise requires, references to the outstanding principal balance of the Netherlands Revolving Loan shall include the outstanding balance of Netherlands Letter of Credit Obligations.

“Netherlands Revolving Note” has the meaning ascribed to it in Section 1.2(a).

“Netherlands Security Documents” means the Netherlands Pledge Agreements, the Foreign Security Agreements and any security document delivered pursuant thereto or in connection therewith and “Netherlands Security Document” means any one of them.

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“Netherlands Security Trustee” means Netherlands Agent in its capacity as Netherlands Security Trustee for Netherlands Lenders or its successors appointed pursuant to Section 8.6.

“Netherlands Settlement Date” has the meaning ascribed to it in Section 8.5(a)(iv).

“Netherlands Termination Date” has the meaning set forth in Section 9.20(b).

“NOLV” means, at any time, (a) with respect to any PPE, the net orderly liquidation value of such PPE in place made most recently at or prior to such time in writing by an independent appraiser selected by US Agent and (b) with respect to any Inventory, the net orderly liquidation value of such Inventory made most recently at or prior to such time in writing by an independent appraiser selected by US Agent.

“NOLV Percentage” means, as of the date of determination, the ratio of the NOLV of US Borrowers’ raw materials and finished goods Inventory to the book value of US Borrowers’ raw materials and finished goods Inventory, expressed as a percentage based on the comparison of the NOLV of such Inventory to the book value of such Inventory as of the date of the most recent appraisal made in writing by an independent appraiser selected by US Agent.

“Non-Excluded Taxes” has the meaning ascribed to it in Section 1.15(a).

“Non-Funding Lender” has the meaning ascribed to it in Section 8.5(a)(iii).

“Non-Voting Stock” of any Person means Stock of such Person other than the Voting Stock of such Person.

“Note Documents” means the Senior Note Documents and the Senior Secured Notes Indenture.

“Notes” means, collectively, the Revolving Notes and the Swing Line Notes.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.3(e).

“Notice of Netherlands Revolving Credit Advance” has the meaning ascribed to it in Section 1.2(a).

“Notice of US Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Obligation Currency” has the meaning ascribed to it in Section 1.18(a).

“Obligations” means, collectively, the US Obligations and the Netherlands Obligations.

“Other Netherlands Lender” has the meaning ascribed to it in Section 8.5(d).

“Other US Lender” has the meaning ascribed to it in Section 8.5(d).

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“Parallel Debt Obligation” in respect of any Netherlands Borrower has the meaning ascribed thereto in Section 8.8.

“Participating Member State” means any member of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means the US Patent Security Agreements.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States, Netherlands or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States, Netherlands or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office, the Netherlands Patent Office, the European Patent Office or in any similar office or agency of the United States or the UK, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“PEP Acquisition” means the acquisition by RPP USA of certain assets of Pacific Epoxy Polymers, Inc.

“PEP Note” means the promissory note delivered to the sellers in connection with the PEP Acquisition.

“Permitted Acquired Debt” has the meaning ascribed to it in Section 3.1(m).

“Permitted Acquisition” has the meaning ascribed to it in Section 3.6.

“Permitted Business” shall mean each business conducted by RPP USA and its Subsidiaries on the Closing Date and any other business or activities as may be substantially similar, incidental or related thereto, and reasonable extensions of the foregoing.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and which do not have priority over any of the Collateral or any Revolving Credit Advance or Letter of Credit Obligation, excluding federal income tax Liens and Liens in favor of the PBGC under ERISA; (b) Liens in respect of property or assets of any Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ Liens, statutory and common law landlord’s Liens, and other

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similar Liens arising in the ordinary course of business, and which either (1) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of any Borrower or any of its Subsidiaries or (2) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien; (c) Liens created by or pursuant to this Agreement, the Collateral Documents or the other Loan Documents; (d) Liens in existence on the Closing Date which are listed, and the property subject thereto described, on Schedule 3.2, without giving effect to any extensions or renewals thereof; (e) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default, provided that the amount of cash and property (determined on a fair market value basis) deposited or delivered to secure the respective judgment or decree or subject to attachment shall not exceed the Dollar Equivalent of $5,000,000 in the aggregate at any time; (f) Liens (other than any Lien imposed by ERISA) (1) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by any Borrower and its Subsidiaries, (2) incurred or deposits made in the ordinary course of business of any Borrower and its Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, (3) to secure the performance by any Borrower and its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, (4) to secure the performance by any Borrower and its Subsidiaries of leases of Real Estate, to the extent incurred or made in the ordinary course of business consistent with past practices, (5) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, and (6) other deposits not to exceed the Dollar Equivalent of $1,000,000 in the aggregate; (g) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries; (h) easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not securing Indebtedness and not interfering in any material respect with the ordinary conduct of the business of any Borrower or any of its Subsidiaries; (i) Liens arising from precautionary UCC financing statements regarding operating leases; (j) Liens created pursuant to or in connection with leases (other than Capital Leases) permitted pursuant to this Agreement, provided that (1) such Liens only serve to secure the payment of rent or Indebtedness arising under such leases and (2) the Liens encumbering the assets leased or purported to be leased under such leases do not encumber any other assets of any Borrower or any of its Subsidiaries (other than letters of credit, payment undertaking agreements, guaranteed investment contracts, deposits of cash or Cash Equivalents and other credit support arrangements, in each case having an aggregate value not exceeding the fair market value of the assets leased or purported to be leased under such leases (each of such values determined at the time when the lease agreement relating to the relevant lease is signed and delivered)); (k) (1) those liens, encumbrances, hypothecs and other matters affecting title to any Real Estate and found reasonably acceptable by the Applicable Agent or insured against by title insurance, (2) as to any particular Real Estate at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which could not reasonably be expected to materially impair such Real Estate for the purpose for which it is held by the mortgagor or grantor thereof, or the lien or hypothec held by the Applicable Agent, (3) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use made by the

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mortgagor or grantor thereof of the premises, (4) general real estate taxes and assessments not yet delinquent, (5) any Lien that would be disclosed on a true, correct and complete survey of the Real Estate that does not materially affect the use or enjoyment of the Real Estate as it is currently being used, and (6) such other similar items as the Applicable Agent may consent to (such consent not to be unreasonably withheld); (l) Liens arising pursuant to Capital Leases or purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Closing Date, provided that (1) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source), (2) the Indebtedness (excluding Indebtedness representing obligations to pay installation and delivery charges for the property so purchased) secured by any such Lien does not exceed 100% of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (3) the Indebtedness secured thereby is permitted to be incurred pursuant to this Agreement; (m) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that (1) any Indebtedness that is secured by such Liens is permitted to exist hereunder, and (2) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of any Borrower or any of its Subsidiaries; (n) Liens arising out of consignment or similar arrangements for the sale of goods entered into by any Borrower or any of its Subsidiaries in the ordinary course of business so long as such Borrower or such Subsidiary has complied with the requirements of Section 1.9(c)(ii), except to the extent that Applicable Agent has been informed of such consignment arrangement and waived such requirements; (o) additional Liens incurred by any Borrower and its Subsidiaries, so long as the value of the property subject to such Liens, and the Indebtedness and other obligations secured thereby, do not exceed $10,000,000 at any one time outstanding; (p) Liens securing insurance premium financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums; (q) Liens in favor of Bank of America, N.A. in a certain certificate of deposit in the amount of $150,000 securing certain credit card obligations of US Borrowers to Bank of America, N.A. and (r) Liens securing Indebtedness or leases that refinance, refund, extend, renew and/or replace Indebtedness or leases secured by Liens described in clauses (a) through (o) above to the extent such refinancing is permitted hereunder.

“Permitted Holders” means Apollo Group and any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Closing Date) of which Apollo Group (or any Person falling within the definition of “Apollo Group”) is part.

“Permitted Sale-Leaseback Transaction” shall mean any sale by RPP USA or any of its Subsidiaries of (x) any barge or railcar existing on the Closing Date and (y) any asset first acquired by RPP USA or such Subsidiary after the Closing Date, which barge, railcar or other asset, in each case, is thereafter leased by the purchaser thereof to RPP USA or such Subsidiary, provided that (i) the consideration for such sale shall be entirely in cash, (ii) in the case of clause (x) above, the consideration for such sale shall be at least equal to the fair market value of the respective barge or railcar the subject of such sale, (iii) in the case of clause (y) above, the consideration for such sale shall be in an amount at least equal to 85% of the aggregate amount expended by RPP USA or such Subsidiary in so acquiring such asset, (iv) in the case of clause

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(y) above, each such sale-leaseback transaction is effected within 90 days of the acquisition by RPP USA or such Subsidiary of such asset, and (v) in each case, the respective transaction is otherwise effected in accordance with the applicable requirements of Section 3.7(d).

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

“Pledge Agreements” means, collectively, the Netherlands Pledge Agreement and the US Pledge Agreement and any other pledge agreement entered into after the closing date by any Credit Party.

“PPE” means Equipment, excluding fixtures, as determined by US Agent in its sole discretion.

“Primary Approved Territory” each of Austria, Australia, Belgium, Canada, Switzerland, Czech Republic, Germany, Denmark, Spain, Finland, France, the UK, Greece, Hungary, Ireland, Italy, the Netherlands, Norway, New Zealand, Poland, Portugal, Sweden, Slovakia and the USA provided that based on changes occurring after the Closing Date in the economy, legal regime, government or political or civil climate of any such country, territory, region or continent that in the reasonable credit judgment of Netherlands Agent materially and adversely affects the collectibility of any Accounts from Account Debtors located in such country, territory, region or continent the Netherlands Agent may by written notice to the Netherlands Borrower Representative add or remove any country, territory, region or continent from this definition; provided further, that the Netherlands Borrower Representative may from time to time without duplication, by written notice to the Netherlands Agent, request that additional countries, territories, regions or continents be added.

“Prior Lender” means the holder of the Prior Lender Obligations.

“Prior Lender Obligations” means the obligations under the Existing Credit Agreement.

“Pro Forma” means the unaudited consolidated balance sheets of RPP USA and its Subsidiaries prepared in accordance with GAAP as of December 31, 2004 after giving effect to the Related Transactions.  The Pro Forma is annexed hereto as Annex D.

“Pro Rata Share” means (A) with respect to all matters relating to any Lender (a) with respect to the Revolving Loan prior to the occurrence of both the Commitment Termination Dates, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, and (b)  with respect to the Revolving Loan on and after the occurrence of both Commitment Termination Dates, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the

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Revolving Loan (including Letter of Credit Obligations) held by that Lender by (ii) the outstanding principal balance of the Revolving Loan (including Letter of Credit Obligations) held by all Lenders, as such percentages may be adjusted by assignments pursuant to Section 8.1; (B) with respect to all matters relating to any US Lender (a) with respect to the US Revolving Loan prior to the occurrence of the US Commitment Termination Date, the percentage obtained by dividing (i) the US Revolving Loan Commitment of that US Lender by (ii) the aggregate US Revolving Loan Commitments of all US Lenders, (b) with respect to the US Revolving Loan on and after the occurrence of the US Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the US Revolving Loan held by that US Lender, by (ii) the outstanding principal balance of the US Revolving Loan held by all US Lenders, as such percentages may be adjusted by assignments pursuant to Section 8.1 and (C) with respect to all matters relating to any Netherlands Lender (a) with respect to all Netherlands Revolving Loans prior to the occurrence of the Netherlands Commitment Termination Date, the percentage obtained by dividing (i) the aggregate Netherlands Commitments of that Netherlands Lender by (ii) the aggregate Netherlands Commitments of all Netherlands Lenders, and (b) with respect to all Netherlands Revolving Loans on and after the occurrence of the Netherlands Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Netherlands Revolving Loans held by that Netherlands Lender, by (ii) the outstanding principal balance of the Netherlands Revolving Loans held by all Netherlands Lenders, as such percentages may be adjusted by assignments pursuant to Section 8.1.

“Professional Market Party” means a professional market party (professionele marktpartij) within the meaning of the Netherlands Exemption Regulation (which currently includes, without limitation, duly supervised banks, insurance companies, securities institutions, investment institutions and pension funds in the European Economic Area, Monaco, Puerto Rico, Saudi Arabia, Turkey, South Korea, the United States, Japan, Australia, Canada, Mexico, New Zealand or Switzerland and their supervised subsidiaries, central governments, central banks, international and supranational organizations, enterprises whose balance sheet as at the end of the preceding year show total assets of a least €500,000,000, enterprises with a net equity as at the end of the preceding year of at least €10,000,000 which have been active on the financial markets on average at least twice a month during the preceding two consecutive years, and enterprises which have a rating or which have issued securities with a rating from a rating agency approved by the Netherlands Central Bank).

“Projections” means RPP USA’s forecasted consolidated and, as to the profit and loss statements described in clause (b), regional: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) Aggregate Borrowing Availability, consistent with the historical Financial Statements of Credit Parties and for the immediately upcoming Fiscal Year on a monthly basis and otherwise consistent with the historical Financial Statements of RPP USA, together with appropriate supporting details and a statement of underlying assumptions.

“Proposed Change” has the meaning ascribed to it in Section 9.19(b).

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an

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“accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided that no Person determined by US Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee; and provided further that no Person that is not on the applicable assignment date a Professional Market Party shall be a Qualified Assignee with respect to any Netherlands Lender.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Public Offering” means a firm commitment underwritten public offering of common stock of Holdings pursuant to a registration statement under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder pursuant to which both (i) the proceeds (prior to deducting any underwriters’ discounts and commissions) equal or exceed $100,000,000 and (ii) upon consummation of such offering, such common stock is listed on the New York Stock Exchange or another national securities exchange or authorized to be quoted and/or listed on the Nasdaq National Market.

“Receiver” means a receiver, a manager, a receiver and manager, or administrator, an agent or other person having similar powers or authority appointed by US Agent, any US Lender, Netherlands Agent, any Netherlands Lender, Netherlands Security Trustee, or Collateral Agent, in each case as permitted under the Credit Agreement, whether by way of a private or court appointment in respect of any Credit Party or any of the Credit Party Assets.

“Real Estate” has the meaning ascribed to it in Section 5.12.

“Refinancing” means the repayment in full by Borrowers of the Prior Lender Obligations on the Closing Date.

“Related Transactions” means the initial borrowing under the Revolving Loan Commitment on the Closing Date, the Refinancing, the payment of all Fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents, and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

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“Remittances” means, in relation to any Netherlands Borrower, all cash, cheques, bills of exchange, negotiable and non-negotiable instruments, letters of credit, electronic payments, BACS, CHAPS and any other remittance or instrument of payment in whatever form payable to or received by it received by it or its agents towards discharge of an Account.

“Replacement Lender” has the meaning ascribed to it in Section 9.19.

“Requisite Lenders” means, Lenders (or, if there are two or more Lenders, at least two Lenders) having (a) more than 51% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 51% of the aggregate outstanding amount of the Loans and Letter of Credit Obligations.

“Requisite Netherlands Lenders” means, Netherlands Lenders (or, if there are two or more Netherlands Lenders, at least two Netherlands Lenders) having (a) more than 51% of the Netherlands Commitments of all Netherlands Lenders, or (b) if the Netherlands Commitments have been terminated, more than 51% of the aggregate outstanding amount of the Netherlands Revolving Loans and Netherlands Letter of Credit Obligations.

“Requisite US Lenders” means, US Lenders (or, if there are two or more US Lenders, at least two US Lenders) having (a) more than 51% of the US Commitments of all US Lenders, or (b) if the US Commitments have been terminated, more than 51% of the aggregate outstanding amount of the US Revolving Loans and US Letter of Credit Obligations.

“Reserves” means, such reserves against Eligible US Accounts, Eligible US Inventory, Eligible US PPE or Eligible Netherlands Accounts that US Agent or Netherlands Agent, as applicable, may, in its reasonable credit judgment (as to Reserves imposed after the Closing Date, based on its analysis of facts or events first occurring, or first discovered by Applicable Agent after the Closing Date, it being understood that the imposition of Reserves contemplated by Section 1.9(b), 1.10(b) and 2.6 are not precluded by the foregoing portions of this parenthetical regardless of when such Reserves are implemented and regardless of when the relevant events occur or are discovered), establish from time to time upon at least five (5) days’ notice to Applicable Borrower Representative (without duplication of ineligible items and without duplication of reserves deducted in computing book value).

“Responsible Officer” means (a) with respect to any report or certification to be delivered by a Credit Party or the Applicable Borrower Representative hereunder, the Chief Executive Officer, President, Chief Financial Officer or Treasurer of RPP USA, and (b) in all other cases, the Chief Executive Officer, President, Chief Financial Officer or Treasurer of RPP USA and each executive officer or equivalent officer of each other Credit Party.

“Restricted Payment” means, (a) with respect to any Credit Party after the date hereof (i) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (ii) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; or (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, and any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; provided, however, that dividends by issuances of Stock, Stock splits, and other payments, distributions and transfers consisting of Stock of any

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Credit Party (including, without limitation, the issuance of warrants or options and the delivery of Stock upon the exercise of warrants or options) shall not constitute Restricted Payments; or (b) the making of any loan by a Borrower to Holdings after the date hereof.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Credit Advances” means each of any US Revolving Credit Advance or Netherlands Revolving Credit Advance.

“Revolving Lenders” means, collectively, the US Revolving Lenders and the Netherlands Lenders.

“Revolving Loan” means, collectively, the US Revolving Loan and the Netherlands Revolving Loan.

“Revolving Loan Commitment” means, collectively, the US Revolving Loan Commitment and the Netherlands Commitment.

“RPP USA” has the meaning ascribed to it in the preamble.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Secondary Approved Territory” means each of China, Hong Kong, Japan, Romania, Singapore, Slovenia and Taiwan provided that based on changes occurring after the Closing Date in the economy, legal regime, government or political or civil climate of any such country, territory, region or continent that in the reasonable credit judgment of Netherlands Agent materially and adversely affects the collectibility of any Accounts from Account Debtors located in such country, territory, region or continent the Netherlands Agent may by written notice to the Netherlands Borrower Representative add or remove any country, territory, region or continent from this definition.

“Secured Creditor” has the meaning given to such term in the Security Agreement.

“Security Agreements” means, collectively, the US Security Agreement and the Foreign Security Agreements.

“Senior Note Documents” means the Senior Notes, the Senior Secured Notes Indenture, the Senior Second Priority Secured Notes Indenture, the Senior Unsecured Subordinated Notes Indenture and all documents, instruments and agreements executed in connection therewith.

“Senior Notes” means the Senior Unsecured Subordinated Notes, the Senior Second Priority Secured Notes and the Senior Secured Notes.

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“Senior Obligations” has the meaning ascribed to it in Section 9.22.

“Senior Secured Notes” means RPP USA’s and US Finance Corp’s 8% Senior Notes due December 15, 2009 issued pursuant to the Senior Secured Notes Indenture, as in effect on the Closing Date.

“Senior Secured Notes Indenture” means the Indenture, dated as of December 22, 2003, among RPP USA and The Bank of New York, as trustee, together with any successor trustee or any successor thereto.

“Senior Second Priority Secured Notes” means RPP USA’s and US Finance Corp’s 9 ½% Senior Subordinated Notes due April 15, 2010 issued pursuant to the Senior Second Priority Secured Notes Indenture, as in effect on the Closing Date.

“Senior Second Priority Secured Notes Indenture” means the Indenture, dated as of April 9, 2003, among the RPP USA and Deutsche Bank Trust Company Americas, as trustee, together with any successor trustee or any successor thereto (the “Senior Second Priority Trustee”).

“Senior Unsecured Subordinated Notes” means RPP USA’s and US Finance Corp’s 13 ½% Senior Subordinated Notes due 2010 issued pursuant to the Senior Unsecured Subordinated Notes Indenture, as in effect on the Closing Date.

“Senior Unsecured Subordinated Notes Indenture” means the Indenture, dated as of November 14, 2000, among RPP USA, the US Credit Parties which are Subsidiary Guarantors and United States Trust Company of New York, together with any successor trustee or any successor thereto.

“Shell” shall mean Shell Oil Company.

“Shell Buyback” has the meaning ascribed to such term in Section 3.5(i).

“Software” means all “software” as such term is defined in the Code (or its equivalent under Applicable Law), now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount

36

that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Spanish Security Agreement” means the Pledge Agreement by Resolution Holdings B.V. pledging ownership interest in Resolution Iberica Performance Products S.A. to the Netherlands Security Trustee.

“Statement” has the meaning ascribed to it in Section 4.1(b).

“Specified Obligations”  means Obligations consisting of (a) the principal and interest on Loans and (b) reimbursement obligations in respect of Letters of Credit.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means (i) the Senior Unsecured Subordinated Notes and (ii) any other unsecured Indebtedness of any Credit Party subordinated to the Obligations in a manner and form reasonably satisfactory to US Agent in its sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subordinated Debt Agreements” means the Senior Unsecured Subordinated Notes and any other agreement or instrument, in all respects reasonably acceptable to the US Agent governing or evidencing Subordinated Debt.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Supermajority Lenders” means Lenders or, if there are two or more Lenders, at least two Lenders) having (a) 80% or more of the Commitments of all Lenders, or (b) if the Commitments have been terminated, 80% or more of the aggregate outstanding amount of the Loans.

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“Supermajority Netherlands Lenders” means Netherlands Lenders (or, if there are two or more Netherlands Lenders, at least two Netherlands Lenders) having (a) 80% or more of the Netherlands Commitments of all Netherlands Lenders, or (b) if the Netherlands Commitments have been terminated, 80% or more of the aggregate outstanding amount of the Netherlands Revolving Loan.

“Supermajority US Lenders” means US Lenders having (or, if there are two or more US Lenders, at least two US Lenders) (a) 80% or more of the US Revolving Loan Commitments of all US Lenders, or (b) if the US Revolving Loan Commitments have been terminated, 80% or more of the aggregate outstanding amount of the US Revolving Loan (with the US Swing Line Loan being attributed to the US Lender making such Loan), provided, however, that notwithstanding the foregoing, for the purposes of Section 9.2(b)(i), as it relates to Section 1.10 and Eligible US PPE, “Supermajority US Lenders” shall mean US Lenders holding 100% of the US Revolving Loan Commitments.

“Taxes” has the meaning ascribed to it in Section 1.15(a).

“Tax Return” means any report, return, statement or other information required, or permitted, by law to be filed or supplied to a Governmental Authority (or otherwise so filed or supplied) in connection with any taxes and all claims for refunds of taxes.

“Termination Date” means the date on which (a) the Loans have been repaid in full in cash, (b) all other Obligations (other than Contingent Indemnification Obligations) under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized in the amount set forth in Section 1.6(g), cancelled or backed by standby letters of credit acceptable to Applicable Agent and (d) no Borrower shall have any further right to borrow any monies under the Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademark Security Agreements” means the US Trademark Security Agreements and the Netherlands Trademark Security Agreements.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office, the Netherlands Patent Office, the European Patent Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues,

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extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Triggering Event”  has the meaning ascribed to it in Section 2.10(a).

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“US” means the United States of America.

“US Agent” means GE Capital in its capacity as US Agent for US Lenders or its successor appointed pursuant to Section 8.2.

“US Allocable Amount” has the meaning ascribed to it in Section 10.7.

“US Borrower” has the meaning ascribed thereto in the recitals to this Agreement.

“US Borrower Representative” means RPP USA in its capacity as US Borrower Representative pursuant to the provisions of Section 1.16.

“US Borrowing Availability” means, at any time the lesser of (i) the amount of the US Revolving Loan Commitment of all US Lenders at such time and (ii) the Aggregate US Borrowing Base at such time, in each case less the sum of (x) the amount of the outstanding US Revolving Loan (including, without duplication, US Swing Line Advances and US Letter of Credit Obligations) at such time, plus (y) Reserves imposed by US Agent in its reasonable credit judgment at such time in accordance with the terms hereof plus (z) $15,000,000.

“US Borrowing Base” means, as of any date of determination by US Agent, from time to time, for each US Borrower an amount equal to the sum at such time of:

(a)           85% of the book value of such US Borrower’s Eligible US Accounts at such time;

(b)           the lesser of (i) 65% of the book value of such US Borrower’s Eligible US Inventory consisting of raw materials and finished goods valued at the lower of cost (determined on a first-in, first-out basis) or market and (ii) 85% of the NOLV Percentage of such US Borrower’s Eligible US Inventory consisting of raw materials and finished goods; and

(c)           the lesser of (i) 100% of the NOLV of Eligible US PPE of such US Borrower and (ii) $25,000,000 less, at any time, the sum of (i) the product of (x) $2,500,000 times (y) the number of Fiscal Quarters that as of such time have ended during the period beginning on January 1, 2005 and ending on December 31, 2006 and (ii) the product of (x)

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$1,250,000 times (y) the number of Fiscal Quarters that as of such time have ended during the period beginning on March 31, 2007 and ending December 31, 2007.

“US Collateral” means Collateral provided by a US Credit Party.

“US Commitment” means as to any US Lender its US Revolving Loan Commitment.

“US Commitment Termination Date” means the earliest of (a) June 24, 2009, (b) the date of termination (whichever is earliest) of US Lenders’ obligations to make US Revolving Credit Advances or incur US Letter of Credit Obligations or permit existing US Revolving Loans to remain outstanding, in each case, pursuant to Section 6.2 or Section 6.3, and (c) the date of (i) payment in full by US Borrowers of the US Revolving Loans, (ii) the cancellation and return (or stand-by guarantee) of all US Letters of Credit or the cash collateralization of all US Letter of Credit Obligations pursuant to Section 1.6(g), and (iii) the permanent reduction of the US Commitments to zero dollars ($0).

“US Copyright Security Agreements” means the US Copyright Security Agreements, if any, made in favor of US Agent, on behalf of itself and Lenders, by each applicable US Credit Party.

“US Credit Parties” means Holdings and its Domestic Subsidiaries.

“US Disbursement Account” has the meaning ascribed to it in Section 1.1(e)(i).

“US Euro Disbursement Account” has the meaning ascribed to it in Section 1.1(e)(ii).

“US Finance Corp” means RPP Capital Corporation, a Delaware corporation, and its successors and assigns.

“US Foreign Lender” has the meaning ascribed to it in Section 1.15.

“US Guarantor Payment” has the meaning ascribed to it in Section 10.7.

“US Guaranty” means the guaranty of even date herewith executed by Holdings and each Domestic Subsidiary of Holdings in favor of US Agent, on behalf of itself and US Lenders.

“US Hedge Agreements” of any US Credit Party or any of their Subsidiaries, means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates.

“US Indemnitees” has the meaning ascribed to it in Section 9.1.

“US Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal

40

ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum.  Each change in any interest rate provided for in the Agreement based upon the US Index Rate shall take effect at the time of such change in the US Index Rate.

“US Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the US Index Rate.

“US L/C Issuer” means GE Capital and each other bank or other legally authorized Person selected by or acceptable to US Agent in its sole discretion, in such Person’s capacity as an issuer of US Letters of Credit hereunder.

“US L/C Sublimit” has the meaning ascribed to it in Section 1.1(d).

“US Lenders” means, collectively, the US Revolving Lenders and the US Swing Line Lender.

“US Letter of Credit Fee” has the meaning ascribed to it in Section 1.4(d)(i).

“US Letter of Credit Obligations” means all outstanding obligations incurred by US Agent and US Lenders at the request of US Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of US Letters of Credit by US L/C Issuers or the purchase of a participation as set forth in Section 1.1(d) with respect to any US Letter of Credit.  The amount of such US Letter of Credit Obligations shall equal the Dollar Equivalent of the maximum amount that, without duplication, may be payable by US Agent and US Lenders thereupon or pursuant thereto.

“US Letters of Credit” means any documentary or standby letters of credit issued for the account of US Borrowers by US L/C Issuers, and bankers’ acceptances issued by US Borrowers, for which US Agent and US Lenders have incurred US Letter of Credit Obligations.

“US Non-Funding Lender” has the meaning ascribed to it in Section 8.5(a).

“US Notes” means the US Revolving Notes and the US Swing Line Notes.

“US Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including US Letter of Credit Obligations, owing by any US Credit Party to US Agent, Collateral Agent or any US Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents and all liabilities and obligations of the US Credit Parties under the US Hedge Agreements to the extent the counterparty is a US Lender.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any US Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any US Credit Party under the Agreement or any of the other Loan Documents.

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“US Overadvance” has the meaning ascribed to it in Section 1.1(a).

“US Patent Security Agreement” means the US Patent Security Agreement, if any, made in favor of US Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“US Pledge Agreement” means the Second Amended and Restated Pledge Agreement of even date herewith executed by Holdings and its Domestic Subsidiaries in favor of Collateral Agent, on behalf of itself and Secured Creditors.

“US Refunded Swing Line Loan” has the meaning ascribed to it in Section 1.1(c)(iii).

“US Repayment Percentage” has the meaning ascribed to it in Section 8.7(a)(i).

“US Revolving Credit Advances” has the meaning ascribed to it in Section 1.1(a).

“US Revolving Lender” means GE Capital, the other Lenders named on the signature pages of the Agreement as US Lenders, and, if any such US Lender shall decide to assign all or any portion of the US Obligations, such term shall include any assignee of such US Lender.

“US Revolving Loan” means, at any time, the sum of (i) the aggregate amount of US Revolving Credit Advances outstanding to US Borrowers (including, without limitation, US Swing Line Advances) plus (ii) the aggregate US Letter of Credit Obligations incurred on behalf of US Borrowers.  Unless the context otherwise requires, references to the outstanding principal balance of the US Revolving Loan shall include the outstanding balance of US Letter of Credit Obligations.

“US Revolving Loan Commitment” means (a) as to any US Lender, the commitment of such US Lender to make its Pro Rata Share of US Revolving Credit Advances or incur its Pro Rata Share of US Letter of Credit Obligations (including, in the case of the US Swing Line Lender, its commitment to make US Swing Line Advances as a portion of its US Revolving Loan Commitment) as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such US Lender and (b) as to all US Lenders, the aggregate commitment of all US Lenders to make the US Revolving Credit Advances (including, in the case of the US Swing Line Lender, US Swing Line Advances) or incur US Letter of Credit Obligations, which aggregate commitment shall be the Dollar Equivalent of one hundred million dollars ($100,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“US Revolving Loans” means the US Revolving Loan and the US Swing Line Loan.

“US Revolving Notes” has the meaning ascribed to it in Section 1.1(a).

“US Security Agreement” means the Amended and Restated Security Agreement of even date herewith entered into by and among US Collateral Agent, on behalf of itself and Secured Creditors, and each Credit Party that is a signatory thereto.

“US Settlement Date” has the meaning ascribed to it in Section 8.5(a)(iii).

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“US Swing Line Advance” has the meaning ascribed to it in Section 1.1(c).

“US Swing Line Availability” has the meaning ascribed to it in Section 1.1(c).

“US Swing Line Commitment” means the commitment of the US Swing Line Lender to make US Swing Line Advances as set forth on Annex B to the Agreement, which commitment constitutes a subfacility of the US Revolving Loan Commitment of the US Swing Line Lender.

“US Swing Line Lender” means GE Capital.

“US Swing Line Loan” means at any time, the aggregate amount of US Swing Line Advances outstanding to US Borrowers.

“US Swing Line Notes” has the meaning ascribed to it in Section 1.1(c).

“US Termination Date” has the meaning ascribed to it in Section 9.20(a).

“US Trademark Security Agreements” means the US Trademark Security Agreements, if any, made in favor of US Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Valid Invoice” means any invoice which is issued in accordance with applicable VAT legislation.

“VAT” means value added tax or any similar tax substituted therefore.

“Voting Stock” of any Person means Stock having the right to vote for election of directors of such Person under ordinary circumstances.

“Welfare Plan” means a Plan described in Section 3(1) of ERISA.

“Wholly-Owned” means, as to a Subsidiary of any Person, that 100% of the Stock of such Subsidiary is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A.  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code (or its equivalent under Applicable Law) to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control.  Terms used in Article or Division 9 of the Code or its equivalent under Applicable Law shall be read together and construed, to the fullest extent possible, to be in concert with each other; in the event of a direct conflict between any term as defined in Article or Division 9 of the Code and its equivalent under Applicable Law, the meaning under Article or Division 9 of the Code shall control.  Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules,

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as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that a Responsible Officer of RPP USA or an executive officer of any other Credit Party, as applicable, has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.  Definitions of Agreements shall include amendments, waivers and modifications entered into without contravention of the terms of this Agreement.

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ANNEX B (from Annex A - Commitments definition)

to

CREDIT AGREEMENT

PRO RATA SHARES AND COMMITMENT AMOUNTS

(in Dollar Equivalents)

Lender(s)

US Revolving Loan Commitment
(including a US Swing Line Commitment
of $15,000,000)
$100,000,000	General Electric Capital Corporation

Netherlands Revolving Loan Commitment
$50,000,000	GE Leveraged Loans Limited

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ANNEX C

to

CREDIT AGREEMENT

CLOSING CHECKLIST

PRELIMINARY CLOSING CHECKLIST SUBJECT TO COMPLETION OF DUE-DILIGENCE

Part I:  Financial Closing Checklist

A.  DOCUMENTS

1.                                       Credit Agreement:  This Agreement or counterparts hereof shall have been duly executed by, and delivered to, each Credit Party, Agents and Lenders.

2.                                       Revolving Notes:  Duly executed originals of the Revolving Notes for each applicable Lender, dated the date hereof, if requested by the respective Lenders, shall have been delivered to the Applicable Agent.

3.                                       Swing Line Notes:  A duly executed original of the Swing Line Note for the US Swing Line Lender, dated the date hereof, if requested by the US Swing Line Lender, shall have been delivered to US Agent.

4.                                       Intercompany Notes:  Duly executed originals of the Intercompany Notes held by US Credit Parties shall have been delivered to the US Agent.

5.                                       Master L/C Agreements:  Duly executed originals of the Master Documentary Agreement and Master Standby Agreement, dated the date hereof, shall have been delivered to Agents.

6.                                       Guaranties:  Duly executed originals of the Guaranties, dated the date hereof, shall have been delivered to the Applicable Agent.

7.                                       Security Agreements:  Duly executed originals of the Security Agreements (other than the Spanish Security Agreement) executed by each Credit Party that is a party thereto, dated the date hereof, and all instruments, documents and agreements executed pursuant thereto shall have been delivered to Applicable Agent.

8.                                       Pledge Agreements:  Duly executed originals of the Pledge Agreements executed by each party thereto, dated the date hereof, accompanied by share certificates representing all of the outstanding Stock being pledged pursuant to each Pledge Agreement and stock powers for such share certificates executed in blank, in form and substance reasonably satisfactory to the Applicable Agent shall have been delivered to the Applicable Agent.

9.                                       Mortgages:  Duly executed originals of the Mortgages executed by each US Credit Party, as applicable, shall have been delivered to US Agent, along with all related documents and opinions listed in Part C of this Annex C.

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10.                                 Insurance:  Satisfactory evidence shall have been delivered to Applicable Agent that the insurance policies required by Section 2.2 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, including a provision pursuant to which the insurer agrees to provide thirty (30) days’ prior written notice to Applicable Agent in the event of any non-renewal, cancellation or amendment of such insurance policy and ten (10) days’ prior written notice to Applicable Agent in the event of any non-payment of such insurance policy, as requested by Applicable Agent, in favor of Applicable Agent, on behalf of Lenders.

11.                                 Security Interests, Code Filings.

(a)                                  Evidence satisfactory to the Applicable Agent shall have been delivered to the Applicable Agent that such Agent has a valid and perfected (to the extent possible under applicable law following filing of the relevant documents, including UCC financing statements, filings with the US Copyright Office, US Patent and Trademark Office, obtaining control as to deposit accounts and securities accounts) first priority security interest in the Collateral (other than the Collateral described in the Spanish Security Agreement), including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Applicable Agent may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to Permitted Encumbrances.

(b)                                 UCC-3 or other appropriate termination or amendment statements and payoff letters, each in form and substance reasonably satisfactory to Agents, releasing all liens on the Collateral of each Credit Party shall have been delivered to Agents, as well as termination of all control agreements, blocked account agreements, bank agency agreements or other similar agreements or arrangements in favor of any creditors other than Lenders and the holders of Permitted Encumbrances.

(c)                                  Such registrations with the appropriate authorities in Holland and other applicable jurisdictions as the Netherlands Agent and/or Netherlands Security Trustee may require in relation to any Foreign Security Agreement

12.                                 Intellectual Property Security Agreements:  Duly executed originals of the Trademark Security Agreement, Patent Security Agreement, and Copyright Security Agreement, each dated the date hereof and signed by each Credit Party that owns Trademarks, Patents and/or Copyrights as applicable, all in form and substance reasonably satisfactory to Agents, together with instruments, documents and agreements executed pursuant thereto shall have been delivered to the Applicable Agent.

13.                                 Blocked Account Agreements:  Duly executed originals of tri-party blocked account and lockbox agreements in form and substance reasonably satisfactory to the US Agent shall have been delivered to the US Agent with respect to all deposit accounts(including lockbox accounts)of the US Credit Parties.

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14.                                 Certificate of Formation and Good Standing:  For each Credit Party, (a) its articles or certificate of incorporation or certificate of formation or equivalent organizational document, as applicable, and all amendments thereto, (b) good standing certificates or similar certificates (including verification of tax status) in its state or jurisdiction of incorporation or formation, as applicable, but only if such concept has legal consequence in such state or jurisdiction and (c) good standing certificates or similar certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, but only if such concept has legal consequence in such jurisdiction, each dated a recent date prior to the date hereof and certified by the applicable Secretary of State or other authorized Governmental Authority shall have been delivered to Agents.

15.                                 By-laws and Resolutions:  For each Credit Party, (a) its by-laws or operating agreement, or equivalent organizational documents, as applicable, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors, Board of Members or equivalent body, as applicable, approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the transactions to be consummated in connection therewith, each certified as of the date hereof by such Person’s secretary or an assistant secretary or other officer acceptable to the Applicable Agent as being in full force and effect without any modification or amendment shall have been delivered to Agents.

16.                                 Incumbency Certificates:  For each Credit Party, signature and incumbency certificates of the officers of such Person executing any of the Loan Documents, certified as of the date hereof by such Person’s secretary or an assistant secretary or other officer acceptable to the Applicable Agent as being true, accurate, correct and complete shall have been delivered to Agents.

17.                                 Opinions of Counsel:  Duly executed originals of an opinion of O’Melveny Myers LLP, special New York and Delaware counsel for the Credit Parties, dated the date hereof, shall have been delivered to Agents, together with such opinions as the Agents may reasonably require from legal counsel in any jurisdiction whose law is the governing law of any European Collection Account or in any jurisdiction where any material customer of any Netherlands Borrower is located.

18.                                 Borrowing Base Certificate:  A Borrowing Base Certificate for each Borrower.

19.                                 Notices of Revolving Credit Advance.  A Notice of US Revolving Credit Advance from the US Borrower Representative and, if applicable, a Notice of Netherlands Revolving Credit Advance from the Netherlands Borrower Representative.

20.                                 GE Global Fee Letter:  Duly executed originals of the GE Global Fee Letter in form and substance satisfactory to GE Capital shall have been delivered to Agents.

21.                                 Officer’s Certificate:  Duly executed originals of a certificate of an authorized officer of RPP USA, dated the Closing Date, shall have been delivered to Agents, certifying on behalf of each Credit Party that, (a) since December 31, 2003, there have been no events or changes in facts or circumstances affecting any Credit Party or any of its Subsidiaries

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which individually or in the aggregate have had a Material Adverse Effect and that, as of the Closing Date, have not been disclosed in the Agreement or in Schedule 5.2; (b) except as set forth on Schedule 5.10, no Litigation is pending against any Credit Party which, if successful, would reasonably be expected to result in a Material Adverse Effect; (c) no Litigation is pending which could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) since March 31, 2004 there have been no Restricted Payments of the types described in clause (a) of the definition thereof other than dividends by RPP USA to Holdings of the type described in Section 3.5(a), Constructive Distributions and dividends by RPP USA to Holdings of the type described in Section 3.5(d) and (e) Aggregate Borrowing Availability after giving effect to the initial fundings and issuances of Letters of Credit under the Credit Agreement and the application of proceeds thereof, exceeds $70,000,000.

22.                                 Waivers:  Landlord’s waivers and consents, bailee letters and mortgagee agreements in form and substance reasonably satisfactory to Agents, in each case as required pursuant to Section 2.6 shall have been delivered to Agents.

23.                                 Environmental Reports:  Agents and their environmental consultant shall have approved the scope and content of any environmental audit reports required by Agents to be provided by the Credit Parties with respect to real property owned or leased by the Credit Parties and shall be satisfied that there are no existing or potential environmental liabilities which could have an adverse impact on the financial condition of the Borrowers and that has not been disclosed in this Agreement or in the Disclosure Schedules hereto.  Any environmental audit report required by Agents must be prepared by a nationally recognized, as applicable, environmental engineering firm acceptable to Agents and delivered at least ten (10) days’ prior to the date hereof and addressed to Agents.

24.                                 Field Examination and Appraisal:  Agents shall have conducted field examinations of each Credit Party’s respective business, operations, financial condition and assets and, machinery, equipment and inventory in form and substance and from appraisers satisfactory to Agents.

25.                                 Audited Financials; Financial Condition:  The Financial Statements and Projections specifically identified in Section 5.5, all certified by an authorized officer of RPP USA shall have been delivered and satisfactory to Agents.  Agents shall have further received a certificate of an authorized officer of RPP USA to the effect that (a) RPP USA and its Subsidiaries will be Solvent upon the consummation of the transactions contemplated herein; (b) the Projections are based upon estimates and assumptions stated therein, all of which RPP USA believes to be reasonable and fair in light of current conditions and current facts known to RPP USA and, as of the date hereof, reflect RPP USA’s good faith estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (c) containing such other statements with respect to the Solvency of RPP USA and its Subsidiaries and matters related thereto as Agents shall request.

26.                                 Approvals:  Copies of any material third-party, Governmental Authority or other regulatory approvals and consents necessary to consummate the Related Transactions shall have been delivered to Agents.

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27.                                 Intercreditor Agreement:  US Agent shall have received the Intercreditor Agreement executed and delivered by Collateral Agent, the US Credit Parties and the other parties thereto.

28.                                 Pro Forma:  Copies of the Pro Forma in form and substance satisfactory to Agents.

29.                                 Payoff Letters:  Agents shall have received payoff letters from the Prior Lenders, each in form and substance reasonably satisfactory to Agents, as to the Prior Lender Obligations.

30.                                 Tax Forms:  US Borrower Representative and Agents shall have received a properly completed and executed IRS Form W-9, W-8BEN or W-8ECI (whichever is applicable) or other applicable form, certificate or document from each Lender.

31.                                 Other Documents:  Agents shall have received such other certificates, documents and agreements respecting any Credit Party as Agents may, in their reasonable discretion, request, including, without limitation, all the certificates, documents and agreements listed on the Schedule of Closing Documents, a copy of which is attached hereto as Annex C-1 (but without duplication of the certificates, documents and agreements required to be delivered pursuant to this Annex C).

B.                                     NON-DOCUMENTARY CONDITIONS

32.                                 Payment of Fees:  Borrowers shall have paid the Fees required to be paid on the Closing Date, including but not limited to such Fees specified in the GE Global Fee Letter and all expenses that shall then be payable hereunder .

33.                                 Closing Covenants:  Agents shall have received evidence satisfactory to them that Borrowers, in the aggregate, after giving effect to the initial fundings and issuances of Letters of Credit under the Credit Agreement and the application of proceeds thereof and the consummation of the Related Transactions, have Aggregate Borrowing Availability of $70,000,000.

34.                                 Due Diligence:  Agents shall have completed its business, legal and environmental due diligence with results reasonably satisfactory to Agents.

35.                                 Retirement of Prior Lender Obligations:  Borrowers shall use a portion of the initial Loans to pay and satisfy in full (including by cash collateralization or backstop of any letters of credit) the Prior Lender Obligations.

36.                                 Background and reference checks:  Agents shall have completed background and reference checks of (i) each Borrower and each Affiliate of each Borrower and (ii) the chief executive officer, chief financial officer, chief operating officer, shareholders, officers and directors of each Borrower and each Affiliate of each Borrower, the results of which shall be satisfactory to Agent in its sole discretion.

37.                                 Know Your Customer:   In relation to the Netherlands Credit Parties (and the directors and shareholders of such entities), the Netherlands Agent’s satisfaction with the results of the Netherlands Agent’s “Know Your Customer” checks and procedures concerning such persons, as required by the Netherlands Agent’s policies and/or by applicable laws or regulations.

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38.                                 Other Requirements:  Such other requirements of any Credit Party as any Agent may, in its reasonable discretion, request.

C.                                     REAL PROPERTY COLLATERAL DOCUMENTS

1.                                      Mortgages:  Duly executed and acknowledged counterparts of first priority Mortgages as security for the Loans and encumbering each parcel of Real Estate owned or leased by a US Credit Party (except as otherwise agreed by US Agent with respect to leased Real Estate), shall have been delivered to US Agent, together with evidence that same have been delivered to the title company for recording so as to effectively create upon such recording valid and enforceable liens upon such Real Estate in favor of US Agent.

2.                                      UCC Fixture Filings:  Uniform Commercial Code Fixture Filings securing a lien against the personal property and fixtures of US Borrower on each parcel of Real Estate shall have been prepared by US Agent and delivered to the title company for recording so as to effectively create upon such recording valid and enforceable liens upon the personal property and fixtures in favor of Collateral Agent.

3.                                      Opinions of Counsel: Duly executed originals of opinions of Florida, Illinois, Louisiana and Texas local counsel for the US Agent in each case addressed to US Agent and covering such issues as US Agent shall request, shall have been delivered to US Agent.

4.                                      Title Insurance & Surveys:  An ALTA mortgagee title insurance policy, or a marked, signed commitment, dated as of the date of recording of the applicable mortgage, current as-built surveys (or no-change affidavits, as acceptable to the title insurer), zoning letters and certificates of occupancy, in each case in a form acceptable to Agent for each parcel of Real Estate insuring the lien of the Mortgage encumbering the Real Estate, shall be delivered to Agent, together with evidence that all premiums in respect of such title insurance policy have been paid or will be paid.

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ANNEX D

to

CREDIT AGREEMENT

PRO FORMA

[Insert Pro Forma]

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ANNEX E

to

CREDIT AGREEMENT

WIRE TRANSFER INFORMATION

With respect to the US Revolving Loan:

Denominated in Dollars

Name:	General Electric Capital Corporation
Bank:	Deutsche Bank Trust Company Americas
New York, New York
ABA #:	021001033
Account #:	50232854
Account Name:	GECC/CAF Depository
Reference:	GE Capital re: RPP, CFN: 6557

Denominated in Euros

Bank: Deutsche Bank (Frankfurt)
Account ID	A758
Account Number	175071000
Account Name	GE Capital Corp - Commercial Finance
Currency	Euro
Swift Code	DEUTDEFF
Sort Code	50070010
REF:	CFI1283

With respect to the Netherlands Revolving Loan:

Bank: BNP Paribas, Paris
Account: GE Leveraged Loans Limited
IBAN #: FR76 3000 4008 2800 0107 2825 676
Swift Code: BNPAFRPPPAC

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